      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1998


                                                      REGISTRATION NO. 333-48817

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                              PHASE METRICS, INC.*


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             3572                            33-0328048
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           10260 SORRENTO VALLEY ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 646-4800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                JOHN F. SCHAEFER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              PHASE METRICS, INC.
                           10260 SORRENTO VALLEY ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 646-4800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             GREG T. WILLIAMS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 790-6300
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                        *TABLE OF ADDITIONAL REGISTRANTS



                                                STATE OR OTHER
                                                JURISDICTION OF        PRIMARY STANDARD
                                               INCORPORATION OR    INDUSTRIAL CLASSIFICATION    I.R.S. EMPLOYER
    NAME, ADDRESS AND TELEPHONE NUMBER(1)        ORGANIZATION             CODE NUMBER          IDENTIFICATION NO.
---------------------------------------------  -----------------   -------------------------   ------------------
Air Bearings, Incorporated...................   California              3572                     94-3092378
Applied Robotic Technologies, Inc............   California              3572                     68-0022756
Helios, Incorporated.........................   California              3572                     77-0077044
Santa Barbara Metric, Inc....................   California              3572                     77-0430551


---------------

(1) The address of these additional registrants is 10260 Sorrento Valley Road, San Diego, California 92121. Their telephone number is (619) 646-4800.

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $110,000,000 of new 10 3/4% Senior Notes due 2005 (the "New Notes") of Phase Metrics, Inc. (the "Company") and the guarantees related thereto that may be exchanged (the "Exchange Offer") for equal principal amounts of the Company's outstanding 10 3/4% Senior Notes due 2005 (the "Notes") and the guarantees related thereto. This Registration Statement also covers the registration of the New Notes and the guarantees related thereto for resale by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this Explanatory Note. Following the Exchange Offer Prospectus beginning on page B-1 are certain pages and sections of a prospectus relating solely to any market-making transactions by DLJ (along with the relevant pages of the Exchange Offer Prospectus, the "Market-Making Prospectus"), including an alternate front cover page, an alternate section entitled "Risk Factors -- Absence of Active Trading Market" to be used in lieu of the section entitled "Risk Factors -- Absence of Trading Market; Restrictions on Transfers," an alternate section entitled "Use of Proceeds" and an alternate section entitled "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following sections (or the information set forth under the captions for such sections) of the Exchange Offer Prospectus: "Prospectus Summary -- The Note Offering" and "-- The Exchange Offer," "Risk Factors -- Compliance with Exchange Offer Procedures; Restrictions on Resales," "The Exchange Offer" and "Certain United States Federal Tax Considerations." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

PROSPECTUS

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                         10 3/4% SENIOR NOTES DUE 2005
                  ($110,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR

                       NEW 10 3/4% SENIOR NOTES DUE 2005
                        ($110,000,000 PRINCIPAL AMOUNT)
                                       OF

                              [PHASE METRICS LOGO]
                            ------------------------

     The Exchange Offer Will Expire At 12:00 Midnight, New York City Time,
                     On             , 1998, Unless Extended
                            ------------------------

     Phase Metrics, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $110,000,000 of its new 10 3/4% Senior Notes due 2005 (the "New Notes") for an equal principal amount of its outstanding 10 3/4% Senior Notes due 2005 (the "Notes"), in integral multiples of $1,000. The New Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the offering and sale of the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act") and (ii) holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement of the Company and Applied Robotic Technologies, Inc., Helios, Incorporated, Air Bearings, Incorporated and Santa Barbara Metric, Inc., all of which are California corporations and wholly-owned subsidiaries of the Company (together with any future other subsidiary of the Company that executes a New Note Guarantee, the "Subsidiary Guarantors") dated as of January 30, 1998 (the "Registration Rights Agreement"). The New Notes will be fully and unconditionally guaranteed on a senior unsecured basis (the "New Note Guarantees") by, and will be joint and several obligations of the Subsidiary Guarantors. The Notes have been, and the New Notes will be, issued under an Indenture dated as of January 30, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). See "Description of New Notes." There will be no proceeds to the Company from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.
                            ------------------------

          SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES
                             IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1998.

     The Company's Japanese, Korean and Singapore subsidiaries, Phase Metrics Japan Co. Ltd., Phase Metrics Korea Co. Ltd. and Phase Metrics Pacific PTE, Ltd., respectively, and Phase Metrics International Incorporated, the Company's foreign sales corporation based in Barbados (collectively, the "Non-Guarantor Subsidiaries") have not guaranteed the Company's obligations under the Notes and will not guarantee the Company's obligations under the New Notes. As of and for the year ended December 31, 1997, and the three-month period ended March 31, 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 12 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, .4%, 1.6% and 10.1%, respectively, and as of and for the three-month period ended March 31, 1998, were 3.8%, .5%, 5.5% and 1.1%, respectively.


     The Company will accept for exchange any and all Notes which are validly
tendered on or prior to 12:00 midnight New York City time, on             ,
1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank and Trust Company will act as exchange agent with respect to the Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions. Notes may be tendered only in denominations of $1,000 and any integral multiple thereof. See "The Exchange Offer."

     The Notes were initially sold by the Company on January 30, 1998 (the "Note Closing") in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided in
Section 4(2) thereof (the "Note Offering"). The Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement. See "The Exchange Offer."

     The New Notes will bear interest from January 30, 1998, the date of issuance of the Notes that may be tendered in exchange for the New Notes, at a rate equal to 10 3/4% per annum. Interest on the New Notes will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998. The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. See "Summary -- Summary of Terms of New Notes."

     Prior to February 1, 2001, up to 33% of the initially outstanding aggregate principal amount of New Notes (and any Notes which remain outstanding after the Exchange Offer) will be redeemable at the option of the Company from the net proceeds of a public sale of the Company's Common Stock ("Common Stock") at a price of 110.75% of the principal amount of the New Notes (and any Notes which remain outstanding after the Exchange Offer), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided, that at least 67% of the initially outstanding aggregate principal amount of New Notes (and any Notes which remain outstanding after the Exchange Offer) remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder (as defined herein) of New Notes may require the Company to repurchase all or a portion of such Holder's New Notes at 101% of the aggregate principal amount of the New Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchase of New Notes. See "Risk Factors -- Payment Upon a Change of Control" and "Description of New
Notes -- Repurchase at the Option of Holders -- Change of Control."

     The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured obligations of the Company, including any borrowings under the New Credit Facility (as defined herein) to the extent of the assets securing such obligations. The New Notes will be fully and unconditionally guaranteed under the New Note Guarantees on a joint and several basis by the Subsidiary Guarantors. The New Note Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The New Note Guarantees will be effectively subordinated, however, to all secured obligations of the Subsidiary Guarantors, including the guarantees of the Subsidiary Guarantors in favor of the lenders under the New Credit Facility, to the extent of the assets securing such obligations. As of March 31, 1998, all of the Company's indebtedness under its current revolving credit facility (the "New Credit Facility") was secured by the assets of the Company and the Subsidiary Guarantors, and, accordingly, the New Notes and the New Note Guarantees were effectively subordinated to approximately $11.2 million of obligations of the Company and the Subsidiary Guarantors as of such date, which amount is inclusive of indebtedness under capital lease obligations. In addition, the Notes are and the New Notes will be structurally subordinated to all indebtedness and other obligations of the Non-Guarantor Subsidiaries, including all accounts payable, and debt for borrowed money. As of March 31, 1998, the Non-Guarantor Subsidiaries had an aggregate of $0.8 million of such indebtedness and other obligations outstanding, all of which ranked or will rank effectively senior to the Notes and New Notes in right of payment. Other than the guarantees of the Subsidiary Guarantors in favor of the lenders under the New Credit Facility, the Subsidiary Guarantors did not, as of March 31, 1998, have any material amount of indebtedness outstanding.



     Based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that any New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate in a distribution of such New Notes.



     Each broker-dealer ("Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes to third parties. The Letter of Transmittal delivered with this Prospectus states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Notes where such new Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and such broker-dealer is not an affiliate of the Company. The Company has agreed that for a period of one year after the consummation of the Exchange Offer, it will make this Prospectus available to any non-affiliate Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."


     Any broker-dealer who is an affiliate of the Company may not rely on the SEC staff's no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.


     Any Holder who tenders in the Exchange Offer with the intention to participate, or for purpose of participating, in a distribution of the New Notes also may not rely on the position of the staff of the SEC enunciated in the no-action letters referenced above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company. By executing the Letter of Transmittal delivered with this Prospectus, each Holder will acknowledge that it does not have an arrangement or understanding with any person to participate in the distribution of the New Notes.

     The Company does not intend to list the New Notes on any securities exchange, or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a significant stockholder of the Company, has advised the Company that it intends to make a market in the New Notes; however, DLJ is not obligated to do so and any market-making may be discontinued at any time at the election of DLJ. In connection with DLJ's market making activities, DLJ will be required to deliver a prospectus separate from this Prospectus meeting the requirements of the Securities Act. DLJ may be required to discontinue its market-making activities when the market-making prospectus used in connection therewith must be updated for any reason. As a result, the Company cannot determine whether an active trading market will develop for the New Notes. To the extent that a market for the New Notes develops, their market value will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from their face value. See "Risk Factors -- Absence of Trading Market; Restrictions on Transfer."


     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE FULFILLED ITS PRINCIPAL OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Notes as of             , 1998.

     The Company will not receive any proceeds from the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


     UNTIL                , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.



     The Company and the Subsidiary Guarantors are not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the New Notes, each of the Company and the Subsidiary Guarantors will become subject to the informational reporting requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission on its own behalf or, in the case of the Subsidiary Guarantors, by including information regarding the Subsidiary Guarantors in the Company's periodic reports. Under applicable provisions of the Exchange Act, the duty to file periodic reports under the Exchange Act shall be automatically suspended as to any fiscal year, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relates are held of record by less than 300 persons. As of March 31, 1998, the Notes were held of record by less than 300 persons. If this situation continues at January 1, 1999, the obligations of the Company to file periodic reports with the Commission under applicable provision of the Exchange Act would be automatically suspended for 1999.



     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the New Notes remain outstanding, it will furnish to the holders of the New Notes and to the extent permitted by applicable law or regulation, file with the Commission following the consummation of the Exchange Offer (i) all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with respect to the annual financial statements only, a report thereon by the Company's independent auditors and (ii) all reports required to be filed with the Commission on Form 8-K. In addition, for so long as any of the New Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the New Notes or beneficial owner of the New Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.


     Documents and other information filed by the Company with the SEC may also be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the web site maintained by the SEC (http://www.sec.gov) and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's Consolidated Financial Statements and related Notes thereto, appearing elsewhere in this Prospectus. This Prospectus may contain forward-looking statements, including, without limitation, the Company's future product development plans, future demand for the Company's process and production-test equipment and the effect that certain market conditions may have on the Company's future operating results. Forward-looking statements necessarily involve risks and uncertainties. Market conditions and the Company's actual results may differ materially from the market conditions and results discussed in these statements. Factors that might cause such a difference include, without limitation, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those discussed elsewhere in this Prospectus. The market share and competitive position data contained in this Prospectus are based upon industry sources and Company estimates. Although such data is inherently imprecise, based on its understanding of the markets in which the Company competes, management believes that such data is generally indicative of the Company's relative market share and competitive position. Unless the context otherwise requires, all references to the "Company" and "Phase Metrics" refer to Phase Metrics, Inc. and its consolidated subsidiaries. The definition of certain terms may be found in the Glossary beginning on page A-1.

                                  THE COMPANY

     Phase Metrics is the leading supplier of technologically advanced process and production-test equipment for the data storage industry. The Company's systems are used primarily by manufacturers of disk drives, thin-film disks and read/write heads to manage and improve their respective product yields by analyzing product and process quality at critical stages in their production processes. The ability to rapidly achieve and maintain yield improvements is one of the most important determinants of profitability in the highly competitive disk drive and disk drive component industries. The Company was formed in 1989 as a single product supplier to the data storage industry. In the last three years, the Company has significantly expanded its product line through the acquisition of seven specialized suppliers of complementary systems for the disk drive and disk drive component industries. These acquisitions and an aggressive internal research and development program have provided the Company with (i) a significant research and development effort focused exclusively on the process and production-test equipment market, (ii) a broad technological base and product line with applications throughout the disk drive and disk drive component production chains and (iii) a global infrastructure capable of providing world-wide customer service and support.


     The Company has achieved significant increases in net sales and EBITDA (as defined in footnote 2 in "Summary Selected Consolidated Financial Data") since 1994, while cash used for operating activities has increased. From 1994 through 1997, the Company's net sales grew from $20.1 million to $184.7 million and EBITDA grew from $2.8 million to $24.1 million. These increases resulted primarily from the growth of the markets for the Company's products, the Company's acquisitions, the Company's successful introduction of new products and management's initiatives to improve productivity. Absent additional significant acquisitions, however, the Company does not expect net sales and EBITDA to continue to grow at the rates experienced over the last several years. Cash used for operating activities increased from $2.0 million for 1994 to $6.4 million for 1997 due to the net loss in 1997, an increase in income taxes receivable and prepaid expenses and other assets, larger increases year over year in deferred income taxes and inventories, offset by increase in depreciation, amortization and writedowns of intangible assets, interest on convertible subordinated notes, purchased in-process research and development, extraordinary loss net of income taxes and accounts receivable, a decrease in accounts payable and a larger decrease year over year in customer deposits, accrued expenses and other liabilities. Net income of $1.6 million in 1994 decreased to a net loss of $5.5 million in 1997 due to significant increases in sales and related gross profit, offset by increased research and development expenses, selling, general and administrative expenses, amortization and write-downs of intangible assets and interest expense. See "Summary Selected Consolidated Financial Data."


     Demand for data storage process and production-test equipment is driven by the overall demand for disk drives and disk drive components, rapid advances in data storage technology, and yield management challenges and margin pressure facing data storage manufacturers. The ever increasing need for greater data storage capacity is driven predominantly by the development of more storage intensive software, the emergence of computer networks within the enterprise and the overall increase in computer use. As storage capacity demands increase, the demand for high performance disk drives and replacement or removable drives increases. While technological advancements are enabling manufacturers to produce significantly higher capacity disk drives with faster data access speeds and greater transfer rates, they are also presenting significant challenges and increasing the complexity of the manufacturing process. The growing complexity of data storage manufacturing is in turn increasing test and production times per product and creating pressure on manufacturing costs. Accordingly, there is greater demand for process and production-test equipment that is able to keep pace with advancing data storage technologies, while enhancing manufacturing yields.

     The Company's production-test systems include media certifiers, glide testers, optical scanners and flying height and quasi-static magnetoresistive ("MR") head testers which provide in-line testing, measurement and analysis throughout the manufacturing process, enabling manufacturers to detect defects and make real-time process improvement decisions that can significantly impact product yields, time-to-market, profitability and return on investment. The Company's process systems include servowriters, disk burnishers and disk laser texturizers which perform manufacturing process functions. The Company also provides integrated automation systems for the disk drive, disk and read/write head certification and manufacturing processes. The Company's products are driven by extensive proprietary software and electronic hardware, optical and laser systems, and mechanical componentry.

     The Company sells its systems throughout the world primarily through its direct sales force. A substantial majority of the Company's sales are made to domestic data storage companies with production facilities in the United States as well as Singapore, Malaysia and other parts of Southeast Asia. The Company believes that over 80% of the purchasing decisions for its products are made by individuals based in the United States. The Company's customers include substantially all of the world's leading data storage manufacturers, including Fujitsu, HMT, IBM, Iomega, Komag, Samsung, Seagate, StorMedia and Trace.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS."

COMPETITIVE STRENGTHS

     The Company believes that it possesses key competitive strengths that have enabled it to become the leading supplier of technologically advanced process and production-test equipment for the data storage industry. These competitive strengths include:

     Broad Product Line and Extensive Technology Base. The Company believes that it is a technological leader in designing, manufacturing and servicing process and production-test systems that perform critical applications throughout the disk drive and disk drive component production processes. These systems contain a significant amount of proprietary software, sophisticated electronics and high precision mechanics. As evidence of its technological leadership, the Company believes it was the first to market with systems incorporating numerous important new technologies, including: (i) in 1993, the first testing system capable of accurately measuring the flying height of a read/write head below one microinch; (ii) in 1995, the first disk (media) certifier with integrated optical defect scanning and also the first certifier with digital glide certification; (iii) in 1996, the first family of MR head testers to address each stage of the manufacturing process for the rapidly growing MR head market and (iv) in 1997, the first disk drive servowriter to incorporate non-contact, optical encoder positioning technology. The Company currently holds 27 patents in the United States, with an additional 72 patent applications pending in the United States and nine pending overseas.

     Largest World-Wide Installed Base of Systems. Based in part on published industry data, the Company believes it has the largest world-wide installed base of process and production-test systems serving the data storage industry. The Company is able to leverage this installed base by selling these customers additional systems as well as upgrades to existing systems to address rapidly changing industry requirements. The

Company believes that such upgrades are becoming an increasingly important source of revenue for the Company.

     Focused Research and Development. In response to rapidly changing technical requirements in the data storage industry and to maintain its technological leadership, the Company is continually engaged in efforts to improve its systems and introduce innovative products and technologies. With approximately 200 engineers focused on research and development, the Company believes that it maintains the largest engineering group in the world focusing on technological solutions for data storage manufacturers. Moreover, in 1996, the Company formed an advanced research department focused exclusively on developing and procuring critical technologies for next-generation systems. In 1997, the Company invested approximately $43.6 million in its research and development efforts and expects to continue to devote significant resources toward maintaining its technological leadership.

     Extensive Global Infrastructure. In addition to its extensive sales and customer service and support infrastructure in the United States, since the beginning of 1996 the Company has established sales and customer service and support offices in Japan, South Korea, Singapore, Thailand and Taiwan. The Company believes that substantial growth opportunities exist for sales of its systems to domestic and foreign-based customers for use in their manufacturing facilities located in Southeast Asia. Therefore, the Company currently has 40 dedicated customer service and support engineers and technicians in Southeast Asia, which the Company believes is the largest foreign-based group of customer service and support personnel of any domestic supplier of process and production-test equipment to the data storage industry.

     Experienced Management Team With Significant Ownership. The Company's Chairman and Chief Executive Officer, John F. Schaefer, and its Vice President, Finance and Chief Financial Officer, R. Joseph Saunders, joined the Company in November 1994. Working with Arthur J. Cormier, the founder and previous President of the Company, the Company assembled a group of experienced officers, middle managers and senior technologists. Mr. Cormier is currently serving as a director of and consultant to the Company. This senior management team has grown the Company's sales, both internally and through acquisitions, from approximately $20.1 million in 1994 to approximately $184.7 million in 1997. As of February 28, 1998, the Company's directors and officers and their respective affiliates beneficially own approximately 86.6% of the Company's capital stock.

     Demonstrated Ability to Integrate Acquisitions. In order to expand its operations and capitalize on the growing demand for process and production-test equipment for the data storage industry, since November 1994, the Company's management team has acquired seven specialized suppliers of process and production-test systems or technologies. The Company believes that it has successfully integrated each of these acquisitions into its operations.

GROWTH STRATEGY

     The Company believes that it is well-positioned to grow future revenue and cash flow. The key elements of the Company's growth strategy are as follows:

     Maintain Leadership in Core Technologies. The Company intends to remain a technological leader in its markets by continuing to work with customers, academic institutions and independent third parties to identify emerging data storage technology trends early in the development process and contribute to the development of standards related to process and production-test for the data storage industry. Because the Company's systems are integral to its customers' manufacturing processes, the Company believes that it is well-positioned to utilize its research and development resources to partner with its customers in the development of next-generation products.

     Leverage Installed Base of Systems. The Company intends to leverage its installed base of systems by selling new systems to existing customers and by continuing to develop and aggressively market system upgrade solutions in response to rapidly changing industry requirements. In addition, because data storage manufacturers are required to focus increasingly on their own core competencies, the Company believes that there is a significant opportunity to increase its sales by supplying certain process and production-test equipment to data storage manufacturers that currently develop such systems internally.

     Leverage and Expand Global Infrastructure. Due to its extensive global service and support infrastructure, the Company believes it is well-positioned to increase productivity and profitability. In particular, the Company believes that it will be able to leverage the significant investment it has made in establishing a sales and customer service and support infrastructure in Southeast Asia to capitalize on the increasing activity in the data storage industry in that region. As data storage manufacturers require equipment suppliers to support their increasingly global operations, the Company intends to continue to expand its world-wide service and support network.

     Pursue Complementary Acquisitions. As with many other industries, data storage manufacturers are increasingly attempting to rationalize their vendor bases. As a result, there has been an increasing trend toward consolidation of data storage equipment suppliers. The Company intends to continue to capitalize on this trend by completing complementary acquisitions of additional product lines, technologies and related businesses. The Company believes that its market leadership position and demonstrated ability to successfully integrate strategic acquisitions will continue to attract additional strategic opportunities.

THE REFINANCING


     In connection with the Note Offering, Phase Metrics refinanced (the "Refinancing") all of its then-existing term loan and revolving credit indebtedness under its then-existing credit facility (the "Former Credit Facility"). The net proceeds from the Note Offering, together with existing cash and $1.6 million in initial borrowings (the "Initial Draw") under its New Credit Facility with Fleet National Bank and Imperial Bank (the "Lenders") which it entered into simultaneously with the Note Closing were used to repay all outstanding indebtedness under the Former Credit Facility as well as the expenses related to the Note Offering and the Refinancing. See "Use of Proceeds." The New Credit Facility provides the Company with up to $25.0 million of revolving credit, subject to certain conditions, which limit could be increased to $40.0 million at the sole discretion of the Lenders. See "Description of Indebtedness -- New Credit Facility." At March 31, 1998, the Company had approximately $16.7 million of borrowing availability under the New Credit Facility.


     Borrowings under the New Credit Facility are secured by substantially all of the existing and future assets of the Company (other than the real estate owned by the Company in San Diego, California on which its headquarters is located) and are guaranteed on a secured basis by all Subsidiary Guarantors. Accordingly, all borrowings under the New Credit Facility and the secured guarantees of the Subsidiary Guarantors in favor of the Lenders effectively rank senior to the indebtedness evidenced by the New Notes, to the extent of the assets securing such obligations.

                            ------------------------

     The Company commenced operations in 1989 and was recapitalized in 1994 in connection with the acquisition of two companies. The Company's principal executive offices are located at 10260 Sorrento Valley Road, San Diego, California 92121, and its telephone number is (619) 646-4800.

                            ------------------------

     Phase Metrics is a trademark of the Company. This Prospectus includes other trademarks of the Company and trademarks of other companies.

                               THE NOTE OFFERING


THE NOTES......................    The Notes were sold by the Company at the
                                   Note Closing on January 30, 1998 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons in transactions outside the United States in reliance on Regulation S under the Securities
                                   Act. According to information received from the Trustee, there were approximately 30 purchasers of the Notes from the Initial
                                   Purchaser.


REGISTRATION RIGHTS
AGREEMENT......................    In connection with the Note Offering, the
                                   Company entered into the Registration Rights
                                   Agreement, which grants holders of the Notes certain exchange and registration rights, which generally terminate upon the consummation of this Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.............    $110.0 million in aggregate principal amount
                                   of the Company's new 10 3/4% Senior Notes due
                                   2005.

THE EXCHANGE OFFER.............    $1,000 principal amount of New Notes in
                                   exchange for each $1,000 principal amount of the Notes issued in the Note Offering. As of the date hereof, $110.0 million aggregate principal amount of Notes are outstanding.

EXPIRATION DATE................    12:00 midnight, New York City time on
                                               , 1998, unless the Exchange Offer
                                   is extended (which in no event shall be more
                                   than   days from such date), in which case
                                   the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE NEW NOTES AND
THE NOTES......................    The New Notes will bear interest from January
                                   30, 1997, the date of issuance of the Notes that may be tendered in exchange for the New
                                   Notes. Accordingly, holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date on the New Notes after the Expiration Date.

CONDITIONS TO THE EXCHANGE
OFFER..........................    The Exchange Offer is subject to certain
                                   customary conditions, which may be waived by the Company.

PROCEDURES FOR TENDERING
NOTES..........................    Each holder of Notes wishing to accept the
                                   Exchange Offer must complete, sign and date the relevant accompanying Letter of
                                   Transmittal, or a facsimile thereof, in
                                   accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange
                                   Agent at the address set forth in the Letter of Transmittal. The enclosed Letter of Transmittal should be used to tender Notes.
                                   By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such New Notes, whether or not such person is the holder, is acquiring the New
                                   Notes in the ordinary course of business and that neither the holder nor any such other person has any intention or arrangement or other understanding with any person to participate in a distribution of such New
                                   Notes. In lieu of physical delivery of the certificates representing Notes, tendering holders may transfer Notes pursu-ant to the procedure for book-entry transfer as set forth under "The Exchange
                                   Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..............    Any beneficial owner whose Notes are
                                   registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.....................    Holders of Notes who wish to tender their
                                   Notes and whose Notes are not immediately available or who cannot deliver their Notes
                                   (or, in the alternative, comply with the procedures for book-entry transfer), the
                                   Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                   Procedures."

WITHDRAWAL RIGHTS..............    Tenders may be withdrawn at any time prior to
                                   12:00 midnight, New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Terms of the Exchange Offer."

ACCEPTANCE OF NOTES AND
DELIVERY OF NEW NOTES..........    The Company will accept for exchange any and
                                   all Notes that are properly tendered in the Exchange Offer prior to 12:00 midnight, New
                                   York City time, on the Expiration Date. The
                                   New Notes issued pursuant to the Exchange
                                   Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                   Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
CONSEQUENCES...................    The issuance of the New Notes to holders of
                                   the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes.
                                   Consequently, no gain or loss would be
                                   recognized by holders of the Notes upon
                                   receipt of the New Notes. See "Certain
                                   Federal Income Tax Consequences of the
                                   Exchange Offer."


USE OF PROCEEDS................    There will be no proceeds to the Company from
                                   the exchange of Notes pursuant to the
                                   Exchange Offer. The net proceeds to the
                                   Company from the sale of the Notes were
                                   approximately $105.9 million (after deducting discounts and commissions and Note Offering expenses payable by the Company). The Company used all of such net proceeds, together with the Initial Draw of approximately $1.6 million under the New Credit Facility, to repay in full its then-existing term loan and revolving credit indebtedness under the
                                   Former Credit Facility, including all accrued interest thereunder to the date of repayment, and all expenses related to the Refinancing.


EFFECT ON HOLDERS OF NOTES.....    As a result of the making of this Exchange
                                   Offer, the Company will have fulfilled its principal obligations under the Registration
                                   Rights Agreement, and holders of Notes who do not tender their

                                   Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures and Registration Rights Agreement, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Notes could be adversely affected.

EXCHANGE AGENT.................    State Street Bank and Trust Company is
                                   serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange
                                   Offer -- Exchange Agent."

                         SUMMARY OF TERMS OF NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Notes (which they will replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes generally will not be entitled to further registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."

SECURITIES OFFERED.............    $110.0 million in aggregate principal amount
                                   of the Company's 10 3/4% Senior Notes due
                                   2005.

MATURITY DATE..................    February 1, 2005.

INTEREST RATE AND PAYMENT
DATES..........................    The New Notes will bear interest at the rate
                                   of 10 3/4% per annum, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998.

OPTIONAL REDEMPTION............    The New Notes will be redeemable at the
                                   option of the Company, in whole or in part, at any time on or after February 1, 2002, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to February 1, 2001, the Company may redeem up to 33% of the initially outstanding aggregate principal amount of New Notes at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of a Public Equity Offering;
                                   provided, that at least 67% of the initially outstanding aggregate principal amount of New
                                   Notes remains outstanding immediately after the occurrence of such redemption. See
                                   "Description of New Notes -- Optional
                                   Redemption."

CHANGE OF CONTROL..............    Upon the occurrence of a Change of Control,
                                   each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated
                                   Damages, if any, thereon to the date of
                                   repurchase. See "Description of New
                                   Notes -- Repurchase at the Option of
                                   Holders -- Change of Control." There can be no assurance that, in the event of a

                                   Change of Control, the Company would have sufficient funds to repurchase all New Notes tendered. See "Risk Factors -- Payment Upon a Change of Control."


RANKING........................    The New Notes will be senior unsecured
                                   obligations of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings, if any, under the New Credit Facility, to the extent of the assets securing such obligations. As of March
                                   31, 1998 the Notes and the Note Guarantees were effectively subordinated to approximately $11.2 million of secured obligations of the Company and the Subsidiary
                                   Guarantors. See "Risk Factors -- Effective
                                   Subordination; Encumbrances on Assets."


NEW NOTE GUARANTEES............    The New Notes will be fully and
                                   unconditionally guaranteed on a joint and several basis by all Subsidiary Guarantors.
                                   The New Note Guarantees will be senior
                                   unsecured obligations of the Subsidiary
                                   Guarantors and will rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors.
                                   The New Note Guarantees will be effectively subordinated to all secured obligations of the Subsidiary Guarantors, including the guarantees of such Subsidiary Guarantors in favor of the Lenders under the New Credit
                                   Facility, to the extent of the assets
                                   securing such obligations.

CERTAIN COVENANTS..............    The Indenture related to the New Notes will
                                   contain certain covenants that will limit, among other things, the ability of the Company to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets;
                                   (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of New
                                   Notes -- Certain Covenants."

FORM AND DENOMINATION..........    The New Notes will be represented by U.S.
                                   Global Notes and Regulation S Permanent
                                   Global Notes in fully registered form,
                                   deposited with a custodian for and registered in the name of a nominee of the Depositary.
                                   Beneficial interests in the U.S. Global Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its Participants. The
                                   Regulation S Permanent Global Notes will be deposited with the Trustee as custodian for the Depositary, and beneficial interests therein may be held through Euroclear, Cedel
                                   Bank or any other Depositary Participant. See
                                   "Description of New Notes -- Book-Entry;
                                   Delivery; Form and Transfer."


REGISTRATION RIGHTS............    The Company is required to file a shelf
                                   registration statement (the "Shelf
                                   Registration Statement") if the Exchange
                                   Offer is not permitted by applicable law or if any Holder of Notes or New

                                   Notes that are Transfer Restricted Securities (as defined in the Registration Rights Agreement) shall notify the Company that such Holder was prohibited from participating in the Exchange Offer or such Holder is not able to sell any New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and this Prospectus is not appropriate or available for such resales, or such Holder is a broker-dealer and holds Notes acquired directly from the Company or any of its affiliates. If any Shelf Registration Statement required to be filed is not filed on or prior to the applicable filing deadline, any such Shelf Registration Statement has not been declared effective on or prior to the applicable effectiveness deadline or any Shelf Registration Statement that is required to be filed and declared effective but thereafter ceases to be effective or usable for its intended purpose, the Company and the Subsidiary Guarantors, jointly and severally, have agreed to pay liquidated damages in an amount equal to $.05 per week per $1,000 in principal amount for each week or portion thereof that the registration default continues for the first ninety (90) day period immediately following the occurrence of such registration default. The amount of such liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount with respect to each subsequent ninety-day period until all registration defaults have been cured up to a maximum amount of liquidated damages of $.25 per week per $1,000 in principal amount.



NON-GUARANTOR SUBSIDIARIES.....    The Company's Non-Guarantor Subsidiaries have
                                   not guaranteed the Company's obligations under the Notes and will not guarantee the Company's obligations under the New Notes. As of and for the year ended December 31, 1998, and the three-month period ended March 31, 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 12 of Notes to Consolidated Financial Statements.
                                   The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income
                                   (loss) as of and for the year ended December
                                   31, 1997 were 3.1%, .4%, 1.6% and 10.1%,
                                   respectively, and as of and for the
                                   three-month period ended March 31, 1998, were 3.8%, .5%, 5.5% and 1.1%, respectively.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA


     The following table presents summary selected consolidated financial data of the Company for the periods indicated. The summary selected consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997 is derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus. The summary selected consolidated balance sheet data as of December 31, 1997 is derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus and is presented on a historical and an as adjusted basis to give effect to the Note Offering and the Initial Draw, and the application of the net proceeds therefrom as if such transactions had occurred on such date. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related Notes thereto included elsewhere herein and the other information contained in this Prospectus.



                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1995(1)     1996(1)       1997
                                                               (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

  Net sales.................................................  $116,894    $190,773    $184,660
  Gross profit..............................................    52,128      86,912      83,366
  Operating expenses........................................    40,161      98,332      81,131
  Income (loss) from operations.............................    11,967     (11,420)      2,235
  Net income (loss).........................................     4,669     (11,990)     (5,544)
OTHER DATA:
  Cash provided by (used for) operating activities..........  $ 18,300    $(21,402)   $ (6,392)
  Cash used for investing activities........................   (11,102)    (45,316)    (17,169)
  Cash provided by (used for) financing activities..........    (3,099)     64,439      23,883
  EBITDA(2).................................................    27,864      21,533      24,107
  Depreciation, amortization and write-downs of intangible
    assets..................................................    15,897      32,953      21,872
  Capital expenditures......................................     9,135      24,564      17,091
  Ratio of earnings to fixed charges(3).....................       1.2x         --          --



                                                                  DECEMBER 31, 1997
                                                              --------------------------
                                                               ACTUAL      AS ADJUSTED
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

  Cash and cash equivalents.................................  $  2,977       $  1,220
  Working capital...........................................    66,075         65,459
  Total assets..............................................   154,730        156,450
  Long-term debt, including current portion.................   121,057        124,116
  Redeemable preferred stock................................     9,237          9,237
  Stockholders' deficit.....................................   (17,873)       (18,871)


---------------
 (1) Between June 1995 and December 1996, the Company completed six acquisitions, including Helios, Incorporated ("Helios") in June 1995, Applied Robotic Technologies, Inc. ("ART") in July 1995, certain net assets of Tahoe Instruments ("Tahoe") in July 1995, Air Bearings, Incorporated ("ABI") in January 1996, Santa Barbara Metric, Inc. ("SBM") in December 1996 and a portion of the business of Kirell Development, Inc. ("Kirell") in December 1996. See Notes 1 and 3 of Notes to Consolidated Financial Statements. Each of these acquisitions was accounted for as a purchase for financial reporting purposes, and, as a result, the Company's Consolidated Statements of Operations include the operating results of Helios, ART, Tahoe, ABI, SBM and a portion of the business of Kirell from their respective acquisition dates.

 (2) EBITDA represents income (loss) from operations before depreciation and amortization and write-downs of intangibles. EBITDA is presented because management believes it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

 (3) For purposes of determining this ratio, earnings consist of income (loss) before income taxes (benefit) and extraordinary items. Fixed charges consist of interest expense, a portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense) and dividends and related accretion to redemption value on preferred stock. For the years ended December 31, 1996 and 1997, earnings were inadequate to cover fixed charges by $24.8 and $14.7 million, respectively. The pro forma ratio of earnings to fixed charges reflects an increase to interest expense of approximately $3.0 million after giving effect to the Note Offering as if the transaction had occurred as of January 1, 1997. For the year ended December 31, 1997, earnings were inadequate to cover fixed charges on a pro forma basis by $17.7 million.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following Risk Factors should be considered carefully before tendering Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


     In connection with the Note Offering, the Company incurred a significant amount of indebtedness. At March 31, 1998, the Company had indebtedness of $124.9 million. At March 31, 1998, the Company had approximately $16.7 million of borrowing availability under the New Credit Facility. Subject to certain limitations, the Company may also incur additional indebtedness in the future under the terms of the Indenture related to the New Notes and the New Credit Facility. See "Capitalization," "Description of Indebtedness -- New Credit Facility" and "Description of New Notes."



     The Company's ability to make scheduled payments of principal and interest on, or to refinance, its indebtedness (including the New Notes), and to fund its operations, including planned capital expenditures and research and development expenses, depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in the data storage industry as well as general economic, financial, competitive and other factors that are beyond its control. For the years ended December 31, 1996 and 1997, earnings were inadequate to cover fixed charges by $24.8 million and $14.7 million, respectively. On a pro forma basis, assuming the New Notes were issued on January 1, 1997, earnings were inadequate to cover fixed charges by $17.7 million for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will generate adequate cash flow or that any growth can be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and operate its business, including making necessary capital expenditures, the Company may be required to refinance all or a portion of its existing debt, including the New Notes, to sell assets or to obtain additional financing. There can be no assurance that any such action would be accomplished on terms acceptable to the Company or at all.


     The Company's high level of debt will have several important effects on its future operations, including, but not limited to, (i) making it more difficult for the Company to satisfy its obligations with respect to the New Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other operating needs and uses and (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business.

RESTRICTIVE FINANCING COVENANTS

     The New Credit Facility and the Indenture related to the New Notes contain a number of covenants that will significantly restrict the operations of the Company, such as the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and other consolidations. In addition, the Company is required to comply with specified financial ratio tests under the New Credit Facility, including maximum leverage and minimum interest coverage, net worth, cash flow and profitability. There can be no assurance that the Company will be able to comply with such conditions, covenants or restrictions in the future. The Company's ability to comply with such conditions, covenants and restrictions may be affected by events beyond its control, including prevailing economic and financial conditions and general conditions in the data storage industry. The breach of any such covenants or restrictions would result in a default under the New Credit Facility that would permit the Lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and terminate its commitments to make further extensions of credit thereunder. See "Description of Indebtedness -- New Credit Facility."

EFFECTIVE SUBORDINATION; ENCUMBRANCES ON ASSETS


     Under the New Credit Facility, the Company granted to the Lenders security interests in substantially all of its current and future assets (other than the real estate owned by the Company in San Diego, California on which its headquarters is located), including a pledge of all or a portion of the issued and outstanding shares of capital stock of the Company's material subsidiaries. In the event of a default thereunder (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the Lenders will have a prior secured claim on the capital stock of the Subsidiary Guarantors and substantially all of the assets of the Company and the Subsidiary Guarantors. As a result, the secured assets of the Company and the Subsidiary Guarantors would be available to pay obligations on the New Notes and the New Note Guarantees only after borrowings under the New Credit Facility and other secured indebtedness, if any, have been paid in full. If the Lenders under the New Credit Facility should attempt to foreclose on their collateral, the Company's financial condition and the value of the New Notes and the New Note Guarantees would be materially adversely affected. See "Description of Indebtedness -- New Credit Facility." As of March 31, 1998, all of the Company's indebtedness under its New Credit Facility was secured by the assets of the Company and the Subsidiary Guarantors, and, accordingly, the New Notes and the New Note Guarantees would have been effectively subordinated to approximately $11.2 million of obligations of the Company and the Subsidiary Guarantors as of such date, which amount is inclusive of indebtedness under the Company's capital lease obligations.


     In addition, if the Company incurs any additional senior indebtedness which would rank pari passu in right of payment with the New Notes, and even if such indebtedness were not secured, the holder of such debt would be entitled to share ratably with the holders of the New Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds available to pay to holders of the New Notes upon the occurrence of any such events.


     The Company's Non-Guarantor Subsidiaries have not guaranteed the Company's obligations under the Notes and will not guarantee the Company's obligations under the New Notes. As of and for the year ended December 31, 1998, and the three-month period ended March 31, 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 12 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, .4%, 1.6% and 10.1%, respectively, and as of and for the three-month period ended March 31, 1998, were 3.8%, .5%, 5.5% and 1.1%, respectively.


RECENT NET LOSSES; RETAINED DEFICIT; CASH USED BY OPERATING ACTIVITIES

     The Company had net losses of approximately $12.0 million and $5.5 million for 1996 and 1997, respectively. Such losses and accrual of certain preferred stock dividends and accretion for the redemption value of such preferred stock have contributed to a retained deficit of approximately $23.2 million as of December 31, 1997. In addition, the Company used cash for operating activities of approximately $21.4 million and $6.4 million for 1996 and 1997, respectively. There can be no assurance that the Company will achieve profitability or that it will generate positive cash flow from operating activities in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results have fluctuated in the past and the Company expects that its operating results will continue to fluctuate in the future from quarter to quarter and year to year. These fluctuations have resulted from a number of factors, including the size, timing and rescheduling or cancellation of orders from, and shipments to, major customers; the timing of introductions of new products and product enhancements by the Company or its competitors; the Company's ability to develop, introduce and market new, technologically advanced products; the cyclicality of the data storage industry; the rescheduling of capital expenditures by the Company's customers; variations in the Company's customer base and product mix; the level of any significant volume pricing discounts provided by the Company; the availability and cost of key production materials and components; the Company's ability to effectively manage its inventory and to control costs; the financial stability of major customers; the Company's success in expanding its operations overseas; personnel changes; expenses associated with acquisitions; fluctuations in amortization and write-downs of intangible assets; foreign currency exchange rate fluctuations and general economic factors in the United States and certain foreign countries, including Japan, South Korea, Singapore, Malaysia and other parts of Southeast Asia.


     In addition to the foregoing, the Company's period-to-period operating results may fluctuate in the future due to the rescheduling or cancellation of specific orders by its major customers. The Company expects order delays and reschedulings to occur in the future. Because the Company must incur expenses and purchase inventory based on anticipated and actual customer orders, any significant delay, rescheduling or cancellation of such orders would have a material adverse effect on the Company's operating results. For example, during the second and third quarters of 1997, the Company increased its inventory substantially in anticipation of satisfying expected demand from three of the Company's largest customers. A significant portion of this anticipated demand has not materialized to date due primarily to overcapacity of certain process and production-test equipment at these customers. This contributed to net sales for 1997 of $184.7 million compared to $190.8 million in 1996. The Company had EBITDA (as described in Footnote 2 in "Summary Selected Consolidated Financial Data") of $21.5 million in 1996 compared to $24.1 million of EBITDA in 1997. Cash used for operating activities decreased from $21.4 million in 1996 to $6.4 million in 1997 due to a smaller net loss, smaller increases year over year in deferred income taxes, inventories and income taxes receivable and a decrease in prepaid expenses and other assets offset by decreases in depreciation, amortization and writedown of intangible assets, purchased in-process research and development, an increase in accounts receivable and larger decreases year over year in accounts payable and customer deposits, accrued expenses and other liabilities. A net loss of $12.0 million in 1996 decreased to a net loss of $5.5 million in 1997 related primarily to decreases in amortization and write-downs of intangible assets and purchased in-process research and development expenses, offset by increases in research and development and interest expense. See "Summary Selected Consolidated Financial Data."


     The Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Quarterly results in the future may fluctuate due to the factors discussed above or other factors. Further, the Company's historical operating results for 1993 through 1997 are not necessarily indicative of future performance for any particular period in light of the Company's acquisition activity during those periods. There can be no assurance that any past revenue growth or past results of operations will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON AND CYCLICALITY OF DATA STORAGE INDUSTRY

     The Company's business depends almost entirely upon capital expenditures by manufacturers of disk drives and disk drive components, which in turn depend upon market demand for their products. The data storage industry is cyclical and historically has experienced varying growth rates and periods of oversupply causing higher than anticipated inventory levels and intense price competition. The disk drive industry is currently experiencing continuing weakness in demand for its products, as well as increased competition resulting in significant price decreases. This in turn causes reduced demand for and pricing pressures on capital equipment used in the disk drive and disk drive component production processes, including the type of equipment sold by the Company. In addition, since the third quarter of 1997, certain of the Company's customers delayed purchases of certain of the Company's products due to overcapacity of certain process and production-test equipment at these customers. In the event the weakness in demand for disk drives continues or customers continue to delay the purchase of the Company's products, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company's future operating results will continue to be heavily dependent on capital expenditures by manufacturers of disk drives and disk drive components. In this regard, several major manufacturers of disk drives and disk drive components have recently announced earnings that fell below expectations. These earnings announcements have been accompanied by reduced earnings expectations for future periods. There can be no assurance that these announcements do not indicate the beginning of a slowdown in the growth of the data storage industry. The Company's business, results of operations and financial condition have been adversely affected by previous downturns in the data storage industry. No assurance can be given that the Company's sales and operating results will not continue to be adversely affected by periodic downturns in world-wide capital equipment expenditures by data storage companies. Any such slowdown would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID TECHNOLOGICAL CHANGE

     The data storage industry is characterized by rapid technological changes and evolving industry standards. The Company's customers strive to introduce new products and enhancements frequently, with relatively short product life cycles, typically between nine and 18 months. In addition, the Company's customers often develop multiple products simultaneously, such that new products could be introduced as frequently as every three months. New product introductions by the Company's customers typically result in new technological challenges for the Company, both with respect to its installed base and with respect to next generation products. As a result, the Company must continue to enhance its existing products and develop and manufacture new products with improved capabilities. This has required and will continue to require substantial investments by the Company in research and development. Although the Company continually develops new products, there can be no assurance that the Company will be able to accurately anticipate technological advances in the disk drive market and develop products incorporating such advances in a timely manner or at all. The Company's failure to develop, manufacture and market new or enhanced products, would have a material adverse effect on its business, financial condition and results of operations. The Company is highly dependent on its close working relationships with certain of its key customers to advance its technologies. The termination of any one of these key relationships for any reason could have a material adverse effect on the Company's ability to anticipate and develop necessary technological changes to its products.

     The Company's customers are constantly striving to improve their production processes, including improving the manufacturing of substrates, the deposition of material on the substrate, the finish processing of magnetic media, and head fabrication. To the extent that the Company's customers can improve product quality by modifying their own design and internal production processes without the need to add process and production-test equipment, demand for the Company's equipment would likely decline. Further, unless the Company is able to effectively respond to such changes, manufacturing process changes for disk drives, disks and read/write heads could also have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that future technological innovations will not reduce demand for disk drives. Competing technologies to disk drive based data storage do exist, including solid state memory (flash memory), tape memory and re-writable optical technology (CD and DVD technology). Although the current core technology for rotating magnetic disk drive data storage has been the predominant technology in the industry for many years, it is likely that some day this technology will be replaced by an alternate technology. There can be no assurance that the Company's products will be adaptable to any successor technology. The Company's business, financial condition and results of operations could be materially adversely affected by any significant migration toward technology that would replace disk drives as a computer data storage medium.

     During 1995 and continuing through the first six months of 1997, the Company experienced significant development and design problems and delays during the attempted introduction of its MC950 series next generation disk certifier product. These development and design problems diverted significant research and development resources which could have been utilized for the development of new products and various enhancements for other products. There can be no assurance that the Company will not experience the same or similar problems with future introductions of new products or enhancements.

CUSTOMER CONCENTRATION

     There are a relatively small number of data storage manufacturers throughout the world and the Company derives a significant portion of its net sales from a relatively small number of customers. The Company expects that its dependence on relatively few key customers will continue in the future. Approximately 52.2%, 45.0% and 51.0% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from sales to the Company's three largest customers in each of those periods. Even though the Company's customer mix will likely change from period to period in the future, Seagate Technology, Inc. ("Seagate"), Komag Incorporated ("Komag"), HMT Technology ("HMT"), Iomega Corporation ("Iomega") and Trace Storage Technology USA Corporation ("Trace") have historically accounted for a significant portion of the Company's net sales. For 1995, 1996 and 1997, Seagate accounted for 25.0%, 19.0% and 18.0%, respectively, of net sales; Komag accounted for 10.7%, 14.5% and 15.9%, respectively, of net sales; HMT accounted for 4.4%, 5.2% and 17.1%, respectively, of net sales; Iomega accounted for 16.5%, 7.9% and 1.9%, respectively, of net sales and Trace accounted for 6.8%, 11.5% and 4.4%, respectively, of net sales. If net sales to these or any other significant customer of the Company were to decrease in any material amount in the future, the Company's business, results of operations and financial condition would be materially adversely affected.

     In general, the Company's customers do not enter into long-term purchase agreements with the Company. If completed orders are not replaced on a timely basis by new orders from the same or other customers, the Company's net sales would be materially adversely affected. In addition, the loss of a key customer; any reduction in orders from any key customer or the rescheduling or cancellation of a significant order from a key customer, including reductions, delays or cancellations due to customer departures from recent buying patterns; or economic or competitive conditions in the disk drive industry could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has not to date incurred significant bad debt expense as a result of the failure of any of its customers. However, there can be no assurance that the Company will not face greater difficulty in the future in collecting receivables or be required to offer more favorable payment terms, particularly in a period of reduced demand for disk drives. Any failure to collect or delay in collecting receivables could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     There has been a trend toward consolidation in the disk drive industry and the Company expects this trend to continue. Certain of the Company's customers have in the past and may in the future acquire competitors or be acquired by competitors, causing further consolidation in the disk drive industry. Previous acquisitions in the disk drive industry have often caused the purchasing departments of the combined companies to reevaluate their purchasing decisions. There can be no assurance that such acquisitions will not result in a change in a current customer's purchasing habits, including a loss of the customer, a decrease in orders from that customer or a rescheduling or cancellation of orders previously made by a customer. Moreover, acquisitions involving existing customers may cause the concentration of the Company's customer revenues to increase thereby increasing the Company's dependence on fewer customers.

COMPETITION

     The disk drive process and production-test equipment industry is highly competitive. In each of the Company's product lines, the Company faces substantial competition from established merchant suppliers of process and production-test equipment, some of which have greater financial, engineering, manufacturing, research and development and marketing resources than the Company. For example, the Company faces competition from General Disk for servowriters; Hitachi DECO and Sony Techtronics for disk certifiers; Swan Instruments for MR head testers; Zygo Corporation for flying height testers, Technastar for automation technology and Guzik Technical for spin-stands. Historically, there has also been competition from entrepreneurs with focused market knowledge and new technology. The Company also experiences intense competition world-wide from Hitachi DECO, a large, full-line manufacturer of process and production-test equipment. Hitachi DECO, a subsidiary of Hitachi Limited Japan, has substantially greater financial, technical, marketing, manufacturing, research and development and other resources than the Company. The Company also experiences competition from other full-line and partial-line manufacturers of process and production-test equipment. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products that will offer price or performance features superior to the Company's products, or that new competitors will not enter the Company's markets. Finally, as many of the Company's competitors are based in foreign countries, they have cost structures and equipment prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than its competitors' products priced in other currencies.

     Many of the Company's competitors are investing heavily in the development of new and enhanced products aimed at applications currently addressed by the Company's products. The Company expects its competitors to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to achieve the technological advances necessary to maintain its competitive position.

     The Company believes that its future success will be dependent, in part, upon its ability to compete successfully in the Japanese, South Korean and Southeast Asian markets. The Company's largest competitor, Hitachi DECO, is headquartered in Japan which gives it a competitive advantage over the Company in that market to the extent buying decisions are influenced by Hitachi DECO's local presence. In addition, the Company's ability to compete in Japan, South Korea and Southeast Asia in the future is dependent upon continuing free trade between these countries and the United States, the continuing ability of the Company to develop in a timely manner products that meet the technical requirements of its foreign customers, and the continuing ability of the Company to develop and maintain satisfactory relationships with leading companies in the data storage industry in these areas. Moreover, the Company's sales in these areas will be affected by the overall economies of Japan, South Korea and Southeast Asia.

     In addition to the competition the Company faces from other merchant manufacturers of process and production-test equipment, most of the Company's customers develop at least a portion of their own process and production-test equipment needs internally, especially servowriters and read/write head test equipment. Accordingly, the Company must compete against the internal development efforts of this captive market. Manufacturers within this captive market are often reluctant to change their production lines to incorporate merchant-supplied process and production-test technology. Moreover, it is possible that with the rapid changes in data storage technology, the development of new process and production-test equipment will be so closely linked to the Company's customers' product development cycles that certain customers and potential customers will find it more efficient to develop their own process and production-testing equipment needs internally, thereby placing the Company at a competitive disadvantage.

     Because of the foregoing competitive factors, there can be no assurance that the Company will be able to compete successfully in the future. Increased competitive pressure could cause the Company to lower prices for its products, thereby adversely affecting the Company's business, financial condition and results of operations.

PRODUCT CONCENTRATION

     The Company derives its revenues primarily from sales of its process and production-test systems and parts for such systems. The Company's products can generally be categorized into four principal areas: (i) disk (media) testing and processing, (ii) read/write head testing, (iii) disk drive testing and processing and (iv) automation. The Company derives a significant portion of its net sales from a relatively small number of products. In 1995, 1996 and 1997, the Company derived approximately 44.0%, 47.0% and 58.9% of its net sales, respectively, from sales of its media certifier products (excluding parts and service), with the MG250 series constituting a majority of the Company's media certifier sales over each of these periods. In June 1997, the Company introduced its MC950 series media certifier products. The Company expects that net sales from its media certifier products, including its MG250 series and its MC950 series, will continue to account for a substantial portion of the Company's total net sales in the foreseeable future. Any material reduction in demand for its media certifier products would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company's success is heavily dependent upon the establishment and maintenance of proprietary technologies. Although the Company attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that the steps taken by the Company to protect its proprietary technologies will be adequate to prevent misappropriation by third parties or will be adequate under the laws of some foreign countries, which may not protect the Company's proprietary rights to the same extent as do laws of the United States. In addition, others could "reverse engineer" the Company's products in order to determine their method of operation and introduce competing products or develop competing technology independently. Any such adverse circumstances could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be asserted against the Company in the future. Any such claims, with or without merit, could divert the attention of management, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. If infringement were established, the Company could be required to pay damages or be enjoined from making, using or selling the infringing product. Likewise, there can be no assurance that a third party's product, if infringing on the Company's proprietary rights, may be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

     No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. Moreover, there can be no assurance that any patent owned by the Company will not be invalidated, deemed unenforceable, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company. In addition, there can be no assurance that foreign intellectual property laws or the Company's agreements will protect the Company's intellectual property rights in any foreign country. Any failure to protect the Company's intellectual property rights could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company requires each of its employees to enter into a proprietary rights and non-disclosure agreement in which the employee agrees to maintain the confidentiality of all proprietary information of the Company and, subject to certain exceptions, to assign to the Company all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, the Company regularly enters into non-disclosure agreements with third parties, such as consultants, potential joint venture partners and customers. In spite of these precautions, it may be possible for third parties to copy, develop or otherwise obtain and use the Company's proprietary technology without authorization or to develop similar technology independently.

MANUFACTURING RISKS

     The Company's products have a large number of components and are highly complex. The Company has experienced and may in the future experience manufacturing delays due to technical difficulties. In addition, many of the Company's products must be semi-customized to meet individual product specification requirements. The customization of a customer order may require new technical capabilities not previously incorporated successfully into the Company's products. As a result, the Company may be unable to complete the customized development or technical specifications of its customers in a timely manner. Any significant failure in this regard would have a material adverse effect on the Company's business, financial condition and results of operations as well as its customer relationships. In addition, due to the semi-customized nature of many of the Company's products, the Company has in the past and may in the future incur substantial unanticipated costs in a product's development and production, such as increased cost of components due to expediting charges, other purchasing inefficiencies and greater than expected engineering, quality control, installation, upgrade, post-installation service and support and warranty costs which cannot be passed on to the customer. The occurrence of any of such events in the future could materially adversely affect the Company's business, financial condition and results of operations.

     In certain instances the Company relies on a single source or a limited group of suppliers for certain components and subassemblies used in its products. Although the Company seeks to reduce its dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary material adverse effect on the Company's results of operations and damage customer relationships due to the complexity of the products they supply and the significant amount of time required to qualify new suppliers. In addition, long lead times are often required to obtain critical components and subassemblies used in certain of the Company's products from these and other suppliers which could impede the Company's ability to quickly respond to changes in demand and product specifications.

     Shortages of critical components and subassemblies to manufacture the Company's products have occurred in the past and there can be no assurance that shortages will not occur in the future, or that materials will be available without longer lead times. In addition, the manufacture and timely delivery of products by the Company is often dependent on the ability of certain suppliers to deliver subassemblies and other components in a timely manner. The failure of such suppliers to deliver these components in a timely manner may delay the delivery of products by the Company until alternative sourcing could be developed. There can be no assurance that an alternative source could be located in time to avoid penalties or cancellation of the Company's product orders. If a significant order or orders were cancelled for this reason it could have a material adverse effect on the Company's business, financial condition and results of operations. Further, a significant increase in the price of one or more components used to produce the Company's products would increase the cost of producing the Company's products. See "Business -- Manufacturing."

     The Company conducts its manufacturing activities at its facilities in San Diego, Fremont, Concord and Hayward, California. The Company's manufacturing facilities are located in seismically active areas. A major catastrophe (such as an earthquake or other natural disaster) or other long-term disruption in the Company's manufacturing activities could result in a prolonged interruption of the Company's business. See "Business -- Manufacturing."

RISKS ASSOCIATED WITH ACQUISITIONS

     While the Company currently has no commitments, agreements or understandings with respect to any future acquisitions, its business strategy includes the expansion of its business, products lines and technology through acquisitions. The Company regularly reviews various acquisition prospects, including companies, technologies or products complementary to the Company's business and periodically engages in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including evaluating new technologies; difficulties in the assimilation of the operations, products, personnel and cultures of the acquired companies; the ability to manage geographically remote units; the diversion of management's attention from other day-to-day business concerns; risks of entering markets in which the Company has limited or no direct experience and the potential loss of key employees of the acquired companies. In addition, acquisitions may result in dilutive issuances of equity securities; the incurrence of additional debt; reduction of existing cash balances; amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect the Company's results of operations. Moreover, there can be no assurance that any equity or debt financings proposed in connection with any acquisition would be available to the Company on acceptable terms or at all, when, and if, suitable strategic acquisition opportunities arise. Although management expects to carefully analyze any opportunity before committing the Company's resources, there can be no assurance that any acquisition that is completed will result in long-term benefits to the Company or its stockholders or that Phase Metrics' management will be able to manage effectively the resulting business. See "Business -- Competition."

     The Company recorded write-downs totaling approximately $11.9 million and $2.0 million for 1996 and 1997, respectively, related to impairment losses on certain purchased technology recorded primarily in connection with the Company's acquisitions of ART and certain assets of Cambrian and ABI. Such impairment losses were generally the result of post-acquisition technological changes that were developed independent of purchased technologies, causing a decline in the carrying values of such purchased technologies. There can be no assurance that such impairments will not occur in the future or that future acquisitions will not result in similar write-downs of acquired assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 1 of Notes to Consolidated Financial Statements.

CAPITAL NEEDS

     The Company believes that, in order to achieve its long-term strategic objectives and maintain and enhance its competitive position, it will need additional financial resources over the next several years to fund acquisitions, service debt, make capital expenditures, fund working capital and pay for research and development. The Company has added significant manufacturing capacity and increased its fixed costs over the past two years while expanding its facilities in Concord, Fremont and San Diego, California, and continues to invest in new technologies and its international infrastructure. The Company's fixed costs may also increase if the Company elects to expand its infrastructure in South Korea, Japan, other parts of Asia, or other locations. Any liquidity deficiency in the future could delay or change management's plans for the Company including curtailing its acquisition strategy, capital expenditures, facilities expansion and research and development expenditures, which could materially adversely affect the ability of the Company to service its debt (including indebtedness under the New Notes) and its business, financial condition and results of operations.

     Upon completion of the Exchange Offer, the Company will continue to have limited cash resources and significant future obligations. The precise amount and timing of the Company's funding needs cannot be determined at this time and will depend upon a number of factors, including the market demand for the Company's products, the availability of strategic opportunities, the progress of the Company's product development efforts, technological challenges that must be overcome in connection with existing and future products, the Company's inventory management and the Company's management of its cash and accounts payable. The Company may not be able to obtain additional financing as needed on acceptable terms or at all. If the Company is unable to obtain sufficient capital, it could be required to curtail its acquisition strategy, capital expenditures, facilities expansion and research and development expenditures, which could materially adversely affect the Company's business, financial condition and results of operations. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Based on currently available information, the Company believes that its available cash, cash generated from operations and borrowings available under the New Credit Facility will be adequate to fund its operations for the foreseeable future, and for no less than the next 12 months.


DEPENDENCE UPON KEY PERSONNEL


     The Company's future performance depends in significant part upon the continued service of its Chief Executive Officer, other senior management personnel and its key technical personnel. The Company is dependent on its ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing developments required to develop and enhance the Company's products and introduce new and enhanced future products and applications. The industry in which the Company competes is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. The Company's employees may terminate their employment with the Company at any time. Accordingly, there can be no assurance that any of the Company's current employees will continue to work for the Company. Loss of services of key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has an employment agreement with its Chief Executive Officer, but does not maintain key-man life insurance with respect to such individual. The employment agreement is terminable at will by either party upon 30-days written notice and contains a covenant not to compete during the term of the agreement and for two years thereafter. See "Business -- Employees" and "Management -- Compensation Plans and Arrangements -- Employment Contracts and Change in Control Arrangements."


INTERNATIONAL OPERATIONS

     The Company's sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political, economic and monetary instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, although substantially all of the Company's export sales to date have been denominated in United States dollars, such sales may not be denominated in dollars in the future. As a result, currency exchange fluctuations in countries where the Company does business could have a material adverse effect on the Company's business, financial condition and results of operations. In this regard, several Asian countries including South Korea, Japan and Thailand, have recently experienced significant economic downturns and significant declines in the value of their currencies relative to the U.S. dollar. Due to these conditions, it is possible that certain of the Company's customers will delay, reschedule or cancel significant current or future orders for the Company's products. If any such orders are delayed, rescheduled or cancelled, the Company's business, financial condition and results of operations would be adversely affected.

ENVIRONMENTAL REGULATIONS


     The Company is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or other hazardous substances, chemicals, materials or waste. The Company believes that it is in compliance, in all material respects, with such regulations. Any failure to comply with current or future regulations could result in civil penalties or criminal fines being imposed on the Company, or its officers, directors or employees, suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require the Company to acquire expensive remediation or abatement equipment or to incur expenses to comply with environmental regulations. Any failure by the Company to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject the Company to significant liabilities.


CONCENTRATION OF STOCK OWNERSHIP

     The Company's directors and officers and their respective affiliates beneficially own approximately 86.6% of the Company's capital stock. As a result, these stockholders, acting together, would be able to effectively control all matters requiring approval by the stockholders of the Company, including the election of directors and approval of significant corporate transactions. These stockholders are parties to a Securityholders Agreement which, among other provisions, requires such stockholders to vote their shares of capital stock for certain nominees for directors of the Company. See "Management," "Certain Transactions" and "Principal Stockholders."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer laws, if, among other things, the Company or any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the New Notes or the New Note Guarantees, as the case may be,
(i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or
(b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and
(ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness or providing such guarantees, then the New Notes and the New Note Guarantees could be voided or claims in respect of the New Notes or the New Note Guarantees could be subordinated to all other debts of the Company or such Subsidiary Guarantor, as the case may be. In addition, the payment of interest and principal of the Company pursuant to the New Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a New Note Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the credit of the creditors of the Company or such Subsidiary Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature or
(ii) it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company and each Subsidiary Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Note Offering, it was not insolvent, did not have unreasonably small capital for the business in which it was engaged and had not incurred debts beyond its ability to pay debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's or such Subsidiary Guarantor's conclusions.

PAYMENT UPON A CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all of the New Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control." Any Change of Control under the Indenture would also constitute a default under the New Credit Facility. Therefore, upon the occurrence of a Change of Control, the Lenders under the New Credit Facility would have the right to accelerate their loans and holders of the New Notes would have the right to require the Company to repurchase their New Notes. See "Description of Indebtedness -- New Credit Facility." If a Change of Control were to occur, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility, the New Notes and any other indebtedness that may become payable in such event without refinancing its obligations thereunder. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to repurchase any of the New Notes upon a Change of Control.

ABSENCE OF TRADING MARKET; RESTRICTIONS ON TRANSFERS

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes. To the extent that a substantial portion of the Notes are exchanged in connection with this Exchange Offer, any trading market that may have existed for the Notes could be materially and adversely affected by the substantial reduction in the amount of Notes available for trading.


     The New Notes will constitute a new issue of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ has advised the Company that it currently intends to make a market in the New Notes, DLJ is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Exchange Act. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; RESTRICTIONS ON RESALES

     Issuance of the New Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to any tender of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon the Expiration Date, the principal registration rights under the Registration Rights Agreement generally will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in or otherwise intends to participate in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes to third parties. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes to third parties. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

YEAR 2000


     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results as a result of this issue. The Company is assessing the readiness of its internal computer systems, its products and its vendors for handling the Year 2000 issue. The Company does not believe that the costs of any actions required as a result of such assessment will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance, however, that the Company will successfully implement the correct solutions or that there will be no delay in or increased costs associated with the Company's Year 2000 readiness programs. The Company's inability to successfully implement such changes could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company's critical direct and indirect product and service providers, and their direct and indirect critical product and service providers, are or will become year 2000 compliant on a timely basis both individually and as a group, including information systems integrated among businesses, financial institutions, government agencies and utilities. The failure of such critical product and service providers and integrated information systems to be or become year 2000 compliant could have a material adverse effect on the Company's business, financial condition or results of operations.

                               THE EXCHANGE OFFER


     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified by reference to the full text of the documents related to the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.


PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Company on January 30, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in transactions outside the United States in reliance on Regulation S under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement on the date of the Note Closing, which requires, among other things, the Company and the Subsidiary Guarantors to (i) file with the SEC a Registration Statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Notes, (ii) use their best efforts to cause such Registration Statement to become effective under the Securities Act and (iii) upon the effectiveness of that Registration Statement, offer to the holders of the Notes the opportunity to exchange their Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the Holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" as used in this Prospectus means any person in whose name the Notes are registered on the books of the Company or Trustee, or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most Holders of Notes will elect to exchange such Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any untendered Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Notes except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes generally will not be entitled to any further rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange

Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 12:00 midnight, New York City time,
on                  , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a supplement to this Prospectus that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the New Notes within the time periods set forth in the Registration Rights Agreement, Liquidated Damages will accrue and be payable on the New Notes either temporarily or permanently. See "Description of New
Notes -- Registration Rights; Liquidated Damages."

INTEREST ON NEW NOTES

     The New Notes will bear interest from January 30, 1998, the date of the Note Closing. Accordingly, Holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the New Notes on the first interest payment date after the Expiration Date. Interest on the New Notes will be payable semiannually on each February 1 and August 1, commencing on August 1, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the enclosed Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such

Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 12:00 midnight, New York City time, on the Expiration Date. The Letter of Transmittal must be used to tender Notes. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "-- Resale of New Notes." The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the Notes by causing the Depository to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Depository's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose New Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

             (a) the tender is made through an Eligible Institution;

             (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

             (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 12:00 midnight New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn

(including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company.


     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may in its reasonable determination
(i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer that is adverse to the Holders, the Company will promptly disclose such waiver by means of a supplement to this Prospectus that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.


EXCHANGE AGENT

     State Street Bank and Trust Company will act as Exchange Agent for the Exchange Offer.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of a Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

    By Registered or Certified Mail, Overnight Mail or Courier Service or in Person by Hand:

     The Exchange Agent
     State Street Bank and Trust Company of California, N.A.
     633 West 5th Street, 12th Floor
     Los Angeles, California 90071
     Attention: Jeanie Mar

     By Facsimile:
     (213) 362-7357

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, SEC filing fees, blue sky fees, legal expenses and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes for New Notes pursuant to the Exchange Offer as provided herein, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALE OF NEW NOTES


     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of such New Notes. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the New Notes that are issued in the Exchange Offer and it is acquiring the New Notes in the Exchange Offer in its ordinary course of business. Any Holder who tenders Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any such resale transaction should be covered by an effective registration statement containing the selling securityholder's information required by Item 507 or 508 of Regulation S-K of the Securities Act, as applicable. In addition, each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of New Notes.


     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the no-action letters referenced above with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow DLJ to engage in market-making transactions with respect to the New Notes. The Company has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and SEC and the National Association of Securities Dealers, Inc. filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled its principal obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further rights under the Registration Rights Agreement. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for New Notes will continue to hold Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States. See "Risk Factors -- Absence of Trading Market; Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire any untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to assist in making resales of any untendered Notes.

                                THE REFINANCING


     The Note Offering was part of a refinancing plan of Phase Metrics' then existing term loan and revolving credit indebtedness under its Former Credit Facility to, among other things, (i) extend the maturity of those borrowings,
(ii) fix the interest rate of those borrowings at a rate believed by the Company to be attractive for long-term fixed rate financing, (iii) provide the Company with additional cash for working capital, certain capital expenditures and to fund possible future acquisitions, and (iv) increase its operating and financial flexibility. At March 31, 1998, the Company had approximately $16.7 million of borrowing availability under the New Credit Facility. Borrowings under the New Credit Facility are secured by substantially all of the existing and future assets of the Company (other than the real estate owned by the Company in San Diego, California on which its headquarters is located) and are guaranteed on a secured basis by all Subsidiary Guarantors. Accordingly, all borrowings under the New Credit Facility and the secured guarantees of the Subsidiary Guarantors in favor of the Lenders will effectively rank senior to the indebtedness evidenced by the New Notes, to the extent of the assets securing such obligations. See "Use of Proceeds" and "Business -- Growth Strategy."


                                USE OF PROCEEDS


     There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the sale of the Notes were approximately $105.9 million (after deducting discounts and commissions and Note Offering expenses payable by the Company). The Company used all of such net proceeds, together with the Initial Draw of approximately $1.6 million under the New Credit Facility, to repay in full its then-existing term loan and revolving credit indebtedness under the Former Credit Facility, including all accrued interest thereunder to the date of repayment, and all expenses related to the Refinancing. The term loan portion of the Former Credit Facility bore interest at the Company's option of prime plus 2% to 2.5% or LIBOR plus 3% to 3.5% and the revolver portion of the Former Credit Facility bore interest at the Company's option of prime plus 0.5% to 2% or LIBOR plus 1.5% to 3%, based on the Company's consolidated leverage ratio as defined in the Former Credit Agreement. The term loans and revolver matured in December 2002 and December 1999, respectively. The Company used proceeds from the term loans and revolver to refinance its then existing credit facility, fund capital expenditures, working capital and certain acquisitions.

                                 CAPITALIZATION


     The following table sets forth, as of December 31, 1997, the capitalization of the Company and the capitalization of the Company as adjusted to reflect the Refinancing and the Note Offering (and the application of the net proceeds thereof). See "The Refinancing" and "Use of Proceeds."



                                                                  December 31, 1997
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                               (dollars in thousands)
Cash and cash equivalents...................................  $  2,977       $  1,220
                                                              ========       ========
Debt (including current portion):
  Existing term loan........................................  $ 79,200       $     --
  Existing revolving credit facility........................    30,700             --
  New Credit Facility(1)....................................        --          2,959
  Senior Notes due 2005.....................................        --        110,000
  Convertible Subordinated Notes............................     8,000          8,000
  Capital lease obligations.................................     3,157          3,157
                                                              --------       --------
          Total debt (including current portion)............   121,057        124,116
Series B redeemable preferred stock, $.0001 par value,
  192,864 shares authorized, issued and outstanding
  (liquidation preference of $10,578).......................     9,237          9,237

Stockholders' deficit:
  Series A preferred stock, $.0001 par value, 412,500 shares authorized, issued and outstanding (liquidation
     preference of $9,000)..................................         3              3
  Common stock, $.0001 par value, 70,000,000 shares
     authorized;
     5,627,431 shares issued and outstanding................     6,090          6,090
  Retained deficit(2).......................................   (23,166)       (24,164)
  Accumulated translation adjustment........................      (800)          (800)
                                                              --------       --------
          Total stockholders' deficit.......................   (17,873)       (18,871)
                                                              --------       --------
               Total capitalization.........................  $112,421       $114,482
                                                              ========       ========


---------------


(1) The Company had, at March 31, 1998, approximately $16.7 million of borrowing availability under the New Credit Facility. See "Description of
    Indebtedness -- New Credit Facility." The January 30, 1998 Initial Draw under the New Credit Facility was approximately $1.6 million.


(2) The change in retained deficit results from the write off of $1.0 million of previously deferred financing fees, net of taxes, related to the Existing Credit Facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and the selected consolidated balance sheet data as of December 31, 1996 and 1997, are derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus. The selected consolidated statement of operations data for the years ended December 31, 1993 and 1994, and the selected consolidated balance sheet data as of December 31, 1993, 1994 and 1995 are derived from the Company's audited Consolidated Financial Statements not included in this Prospectus. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.


                                                                          YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------
                                                              1993    1994(1)    1995(1)    1996(1)      1997
                                                                       (IN THOUSANDS, EXCEPT RATIOS)

CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net sales................................................  $6,141   $ 20,064   $116,894   $190,773   $184,660
  Gross profit.............................................   3,172     10,099     52,128     86,912     83,366
  Operating expenses(2)....................................   2,821      8,530     40,161     98,332     81,131
  Income (loss) from operations............................     351      1,569     11,967    (11,420)     2,235
  Interest expense.........................................      --        651      5,625      8,448     11,573
  Income (loss) before income taxes and extraordinary
    items..................................................     361        943      6,193    (19,842)    (9,812)
  Income tax (benefit) expense(3)..........................      --       (611)     1,524     (8,974)    (4,268)
  Income (loss) before extraordinary items.................     361      1,554      4,669    (10,868)    (5,544)
  Extraordinary loss, net of income taxes..................      --         --         --     (1,122)        --
  Net income (loss)........................................     361      1,554      4,669    (11,990)    (5,544)
OTHER DATA:
  Cash provided by (used for) operating activities.........     387     (1,994)    18,300    (21,402)    (6,392)
  Cash used for investing activities.......................    (122)   (22,266)   (11,102)   (45,316)   (17,169)
  Cash provided by (used for) financing activities.........     (10)    24,455     (3,099)    64,439     23,883
  EBITDA(4)................................................     420      2,782     27,864     21,533     24,107
  Depreciation, amortization and write-downs of intangible
    assets.................................................      69      1,213     15,897     32,953     21,872
  Capital expenditures.....................................     122        293      9,135     24,564     17,091
  Ratio of earnings to fixed charges(5)....................   11.3x       1.0x       1.2x         --         --
                                                                                DECEMBER 31,
                                                             --------------------------------------------------
                                                              1993      1994       1995       1996       1997
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents................................  $  732   $    917   $  5,016   $  2,737   $  2,977
  Working capital..........................................     204    (15,616)    (5,774)    42,681     66,075
  Total assets.............................................   2,531     49,609    119,896    154,013    154,730
  Long-term debt, including current portion................      43     28,200     30,239     96,020    121,057
  Redeemable preferred stock...............................      --        314      3,314      6,314      9,237
  Stockholders' equity (deficit)(3)........................     395       (310)     3,592     (9,031)   (17,873)


---------------

(1) In November 1994, the Company acquired ProQuip and certain net assets of Cambrian. Between June 1995 and December 1996, the Company completed six additional acquisitions, including Helios in June 1995, ART in July 1995, certain net assets of Tahoe in July 1995, ABI in January 1996, SBM in December 1996 and a portion of the business of Kirell in December 1996. See Notes 1 and 3 of Notes to Consolidated Financial Statements. Each of these acquisitions was accounted for as a purchase for financial reporting purposes, and, as a result, the Company's consolidated statements include the operating results of ProQuip, Cambrian, Helios, ART, Tahoe, ABI, SBM and a portion of the business of Kirell from their respective acquisition dates.

(2) Includes restructuring costs in connection with the acquisitions of ProQuip and Cambrian. The Company incurred approximately $1.0 million of restructuring costs in 1994, primarily related to the elimination of duplicate facilities and information systems.

(3) Prior to the Recapitalization (as defined herein), the Company was an S Corporation for 1994 income tax purposes and, as such, taxable income and losses were passed on to the sole stockholder of the Company as cash distributions. Had the Company been a C corporation, assuming a combined statutory income tax rate of 41%, income tax expense would have been approximately $.1 million and $.4 million for 1993 and 1994, respectively. The Company has not declared or paid any cash dividends subsequent to its conversion to a C Corporation and does not anticipate paying any cash dividends in the foreseeable future. See "Certain Transactions."

(4) EBITDA represents income (loss) from operations before depreciation and amortization and write downs of intangibles. EBITDA is presented because management believes it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income
    (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.


(5) For purposes of determining this ratio, earnings consist of income (loss) before income taxes (benefit) and extraordinary items. Fixed charges consist of interest expense, a portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense) and dividends and related accretion to redemption value on preferred stock. For the years ended December 31, 1996 and 1997, earnings were inadequate to cover fixed charges by $24.8 and $14.7 million, respectively. The pro forma ratio of earnings to fixed charges reflects an increase to interest expense of approximately $3.0 million after giving effect to the Note Offering as if the transaction had occurred as of January 1, 1997. For the year ended December 31, 1997, earnings were inadequate to cover fixed charges on a pro forma basis by $17.7 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company commenced operations in 1989 as a specialized merchant supplier of production-test equipment for the data storage industry. From its inception to November 1994, the Company was primarily engaged in developing and selling its flying height tester systems to read/write head manufacturers. In order to expand its operations and capitalize on the growing demand for process and production-test equipment for the data storage industry, in November 1994 the Company completed the Recapitalization and commenced a series of acquisitions of other specialized suppliers of process and production-test equipment. In November 1994, the Company acquired ProQuip and Cambrian, suppliers of advanced process and production-test equipment for disks and read/write heads. In June 1995, the Company acquired Helios, a supplier of advanced servowriter and other related equipment used in the production of disk drives. In July 1995, the Company acquired both ART, a supplier of advanced integrated automation systems for process and production-test equipment, and Tahoe, a developer of advanced quasi-static MR head testers used for testing MR read/write heads. In January 1996, the Company acquired ABI, a supplier of advanced air bearing spindles and other related components used in the Company's products and by others. In December 1996, the Company acquired both SBM, a developer of advanced spinstands and micropositioner equipment and technology used by data storage manufacturers, and a portion of the business of Kirell, a supplier of advanced laser texturizers used in the production of disks. See "Certain Transactions -- Recapitalization."

     The Company accounted for each of its acquisitions as a purchase, and, as a result, the Company's consolidated statements of operations include the operating results of the acquired businesses from their respective dates of acquisition. In connection with certain of the acquisitions, the Company agreed to make earnout payments based on future sales of certain products acquired in the acquisitions. The combined stated maximum obligations under the material arrangements totaled $14.1 million, of which $3.3 million was considered certain and, accordingly, allocated to the original purchase price, and the remainder of which is being charged to compensation expense as incurred. Of the $14.1 million obligation, $10.2 million had been earned as of December 31, 1997. The remaining $3.9 million will be paid depending on actual sales of the defined products. Also, in connection with the acquisitions, the Company recorded capitalized intangible assets totaling $61.2 million. Capitalized intangible assets consist primarily of purchased technology and are being amortized over approximately three years from the respective acquisition dates. The net book value of such capitalized intangible assets was $5.0 million as of December 31, 1997.

     There are a relatively small number of data storage manufacturers throughout the world. The Company derives a significant portion of its net sales from a relatively small number of customers and expects such dependence on relatively few key customers to continue in the future. Approximately 52.2%, 45.0% and 51.0% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from sales to the Company's three largest customers in each of those periods. Even though the Company's customer mix will likely change from period to period in the future, Seagate, Komag, HMT, Iomega and Trace have historically accounted for a significant portion of the Company's net sales. For 1995, 1996 and 1997, Seagate accounted for 25.0%, 19.0% and 18.0%, respectively, of net sales; Komag accounted for 10.7%, 14.5% and 15.9%, respectively, of net sales; HMT accounted for 4.4%, 5.2% and 17.1%, respectively, of net sales; Iomega accounted for 16.5%, 7.9% and 1.9%, respectively, of net sales and Trace accounted for 6.8%, 11.5% and 4.4%, respectively, of net sales. If net sales to these or any other significant customer of the Company were to decrease in any material amount in the future, the Company's business, results of operations and financial condition would be materially adversely affected.

     The Company has no long-term contracts with its customers, and, in general, the Company's customers may cancel, change or reschedule their orders with limited or no penalty. The Company's customers often submit master purchase orders against which they release specific product orders from time to time, often with little lead time. Any cancellation, reduction, rescheduling or significant delay of anticipated or actual orders from significant customers could have a material adverse effect on the Company's business, results of operations and financial condition. Each of the Company's customers has some unique product specification requirements which requires the Company to provide semi-customized products. As a result, per unit sales prices for the Company's products will generally vary by customer and sales order. If production costs with respect to the customization work are underestimated, there could be an adverse impact on the Company's gross profits. In addition, the Company's products often require post-installation, on-site customization and integration in order to tailor products to customer specifications. Revenue and corresponding expenses for significant post-installation services are recognized in the period such services are provided. Inaccurate estimation of such on-site service costs could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company derives its revenues primarily from sales of its process and production-test systems and parts for such systems. The Company's products can generally be categorized into four principal areas: (i) disk (media) testing and processing, (ii) read/write head testing, (iii) disk drive testing and processing and (iv) automation. The Company derives a significant portion of its net sales from a relatively small number of products. In 1995, 1996 and 1997, the Company derived approximately 44.0%, 47.0% and 58.9% of its net sales, respectively, from sales of its media certifier products (excluding parts and service), with the MG250 series constituting a majority of the Company's media certifier sales over each of these periods. However, since its introduction in June 1997, sales of the Company's MC950 series media certifier products have become an increasingly higher percentage of its media certifier product sales. Moreover, the Company expects that net sales from its media certifier products, including its MG250 series and its MC950 series, will continue to account for a substantial portion of the Company's total net sales in the foreseeable future. Any significant reduction in demand for its media certifier products would have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's operating results have fluctuated in the past and the Company expects that its operating results will continue to fluctuate in the future from quarter to quarter and year to year. These fluctuations have resulted from a number of factors including the size and timing of orders from, and shipments to, major customers; the timing of introductions of new products and product enhancements by the Company or its competitors; the Company's ability to develop, introduce and market new, technologically advanced products; the cyclicality of the data storage industry; the rescheduling of capital expenditures by the Company's customers; variations in the Company's customer base and product mix; the level of any significant volume pricing discounts provided by the Company; the availability and cost of key production materials and components; the Company's ability to effectively manage its inventory and to control costs; the financial stability of major customers; the Company's success in expanding its operations overseas; personnel changes; expenses associated with acquisitions; fluctuations in amortization and write-downs of intangible assets; exchange rate fluctuations and general economic factors.


     In addition to the foregoing, the Company's period-to-period operating results may fluctuate in the future due to the rescheduling or cancellation of specific orders by its major customers. The Company expects order delays and reschedulings to occur in the future. Because the Company must incur expenses and purchase inventory based on anticipated and actual customer orders, any significant delay, rescheduling or cancellation of such orders would have a material adverse effect on the Company's operating results. For example, during the second and third quarters of 1997, the Company increased its inventory substantially in anticipation of satisfying expected demand from three of the Company's largest customers. A significant portion of this anticipated demand has not materialized to date due to overcapacity of certain process and production-test equipment at these customers. This contributed to net sales for 1997 of $184.7 million compared to $190.8 million for 1996. The Company had EBITDA (as defined in footnote 4 in "Selected Consolidated Financial Data") of $21.5 million in 1996 compared to $24.1 million of EBITDA in 1997. Cash used for operating activities decreased from $21.4 million in 1996 to $6.4 million in 1997 due to a smaller net loss, smaller increases year over year in deferred income taxes, inventories and income taxes receivable and a decrease in prepaid expenses and other assets, offset by decreases in depreciation, amortization and write-downs of intangible assets, purchased in-process research and development, an increase in accounts receivable and larger decreases year over year in accounts payable and customer deposits, accrued expenses and other liabilities. A net loss of $12.0 million in 1996 decreased to a net loss of $5.5 million in 1997 related primarily to decreases in amortization and write-downs of intangible assets and purchased in-process research and development expenses, offset by increases in research and development and interest expense. See "Selected Consolidated Financial Data."

     The Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Quarterly results in the future may fluctuate due to the factors discussed above or other factors. Further, the Company's historical operating results for any past period are not necessarily indicative of future performance for any particular period in light of the Company's acquisition activity during those periods.


     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results as a result of this issue. The Company is assessing the readiness of its internal computer systems, its products and its vendors for handling the Year 2000 issue. The Company does not believe that the costs of any actions required as a result of such assessment will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance, however, that the Company will successfully implement the correct solutions or that there will be no delay in or increased costs associated with the Company's Year 2000 readiness programs. The Company's inability to successfully implement such changes could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company's critical direct and indirect product and service providers, and their direct and indirect critical product and service providers, are or will become year 2000 compliant on a timely basis both individually and as a group, including information systems integrated among businesses, financial institutions, government agencies and utilities. The failure of such critical product and service providers and integrated information systems to be or become year 2000 compliant could have a material adverse effect on the Company's business, financial condition or results of operations.

RESULTS OF OPERATIONS

     The following tables set forth for the periods indicated certain consolidated statement of operations data in dollars, as well as such data expressed as a percentage of net sales:


                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1996        1997
                                                                       (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $116,894    $190,773    $184,660
Cost of sales...............................................    64,766     103,861     101,294
                                                              --------    --------    --------
  Gross profit..............................................    52,128      86,912      83,366
Operating expenses:
  Research and development..................................    11,372      31,110      43,572
  Selling, general and administrative.......................    15,695      24,631      22,968
  Amortization and write-downs of intangibles...............    13,094      28,656      14,591
  Purchased in-process research and development.............        --      13,935          --
                                                              --------    --------    --------
Income (loss) from operations...............................    11,967     (11,420)      2,235
Interest expense............................................     5,625       8,448      11,573
Other (income) expense -- net...............................       149         (26)        474
                                                              --------    --------    --------
Income (loss) before income taxes and extraordinary items...     6,193     (19,842)     (9,812)
Income tax (benefit) expense................................     1,524      (8,974)     (4,268)
                                                              --------    --------    --------
Income (loss) before extraordinary items....................     4,669     (10,868)     (5,544)
Extraordinary loss, net of income taxes.....................        --      (1,122)         --
                                                              --------    --------    --------
Net income (loss)...........................................  $  4,669    $(11,990)   $ (5,544)
                                                              ========    ========    ========
OTHER DATA:
Cash flows provided by (used for) operating activities......  $ 18,300    $(21,402)   $ (6,392)
Cash flows used for investing activities....................   (11,102)    (45,316)    (17,169)
Cash flows provided by (used for) financing activities......    (3,099)     64,439      23,883
EBITDA(1)...................................................    27,864      21,533      24,107



                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995        1996        1997
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...................................................    100.0%      100.0%      100.0%
Cost of sales...............................................     55.4        54.4        54.9
                                                              -------    --------    --------
  Gross profit..............................................     44.6        45.6        45.1
Operating expenses:
  Research and development..................................      9.7        16.3        23.6
  Selling, general and administrative.......................     13.4        12.9        12.4
  Amortization and write-downs of intangibles...............     11.2        15.0         7.9
  Purchased in-process research and development.............       --         7.3          --
                                                              -------    --------    --------
Income (loss) from operations...............................     10.2        (6.0)        1.2
Interest expense............................................      4.8         4.4         6.3
Other (income) expense -- net...............................      0.1          --          .3
                                                              -------    --------    --------
Income (loss) before income taxes and extraordinary items...      5.3       (10.4)       (5.3)
Income tax (benefit) expense................................      1.3        (4.7)       (2.3)
                                                              -------    --------    --------
Income (loss) before extraordinary items....................      4.0        (5.7)       (3.0)
Extraordinary loss, net of income taxes.....................       --        (0.6)         --
                                                              -------    --------    --------
Net income (loss)...........................................      4.0        (6.3)       (3.0)
                                                              =======    ========    ========
OTHER DATA:
Cash flows provided by (used for) operating activities......     15.7%      (11.2)%      (3.5)%
Cash flows used for investing activities....................     (9.5)      (23.8)       (9.3)
Cash flows provided by (used for) financing activities           (2.7)      (33.8)       12.9
EBITDA(1)...................................................     23.8        11.3        13.1


---------------


(1) See "Selected Consolidated Financial Data" for definition of EBITDA.

  Net Sales

     Net sales consist primarily of revenue from sales of the Company's process and production-test equipment and, to a lesser extent, related upgrades and parts. Net sales decreased 3.2% from $190.8 million for 1996 to $184.7 million for 1997. This decrease was primarily due to decreased sales of the Company's servowriter and automation systems, which was partially offset by increased sales of media certification systems over these periods.

     Net sales increased 63.2% from $116.9 million for 1995 to $190.8 million for 1996. This increase was due primarily to increased sales of the Company's media certifier systems and automation systems for 1996 compared to 1995. Approximately one-half of this increase in net sales for 1996 was attributable to the effect of the Company's 1995 acquisitions of Helios, ART and Tahoe and the inclusion of their net sales for the entire 1996 period and the Company's acquisition of ABI and the inclusion of its net sales from the date of its acquisition in January 1996.

  Gross Profit

     Cost of sales includes material costs, direct labor and overhead costs related to the production and delivery of the Company's products, in addition to warranty and other service costs. Gross profit decreased from $86.9 million for 1996 to $83.4 million for 1997. Gross profit as a percentage of net sales ("gross margin") decreased from 45.6% for 1996 to 45.1% for 1997. The Company is unable to control with any degree of certainty its product sales mix from period to period and therefore the Company's gross margin in future periods may fluctuate from those achieved in past periods. In any period when the Company experiences an unfavorable product sales mix and/or is required to provide significant volume pricing discounts, the Company's gross margin may decrease.

     Gross profit increased from $52.1 million for 1995 to $86.9 million for 1996. Gross margin increased from 44.6% for 1995 to 45.6% for 1996. The increased gross margin was primarily due to a more favorable product sales mix and certain volume production efficiencies achieved for 1996 compared to 1995. This increase was partially offset by the impact of volume pricing offered by the Company.

  Research and Development Expense

     Research and development expense consists primarily of salaries and related costs of personnel and contract labor, project materials and other costs associated with the Company's ongoing research and product development. Research and development expense increased from $31.1 million for 1996 to $43.6 million for 1997. Research and development expense as a percentage of net sales increased from 16.3% for 1996 to 23.6% for 1997. This increase was primarily the result of increased purchases and use of project materials and increased personnel related to significant design improvements for existing products, and research and development related to new and next generation products. The Company anticipates that it will continue to devote a significant amount of financial resources to research and product development for the foreseeable future.

     Research and development expense increased from $11.4 million for 1995 to $31.1 million for 1996. Research and development expense as a percentage of net sales increased from 9.7% for 1995 to 16.3% for 1996. This increase was attributable to the effect of the Company's 1995 acquisitions of Helios, ART and Tahoe and the inclusion of their research and development expenses for the entire 1996 period and the Company's acquisition of ABI and the inclusion of its research and development expense from the date of its acquisition in January 1996.


     A significant amount of the increased research and development expenses and improvements in 1996 and 1997 include relatively significant development efforts related to one of the Company's media certifier products. The Company experienced more challenges than planned in developing this product due to its unique technical designs and capabilities.

  Selling, General and Administrative Expense

     Selling, general and administrative expense primarily consists of salaries and related personnel costs, including certain acquisition related earnout costs incurred in connection with the Company's acquisitions of Helios, ART, Tahoe and ABI. See Note 9 of Notes to Consolidated Financial Statements. Selling, general and administrative expense decreased from $24.6 million for 1996 to $23.0 million for 1997. Selling, general and administrative expense as a percentage of net sales decreased from 12.9% for 1996 to 12.4% for 1997. The decrease in absolute dollars was principally due to the payment of $1.5 million in special, one-time bonuses to certain senior executive officers of the Company in December of 1996 and lower earnout costs of $2.0 million incurred for 1997 compared to $3.8 million for 1996, which were offset by increased personnel costs.

     Selling, general and administrative expense increased from $15.7 million for 1995 to $24.6 million for 1996. Selling, general and administrative expense as a percentage of net sales decreased from 13.4% for 1995 to 12.9% for 1996 due to increased net sales over these periods. The increase in absolute dollars for 1996 was primarily attributable to (i) the effect of the Company's 1995 acquisitions of Helios, ART and Tahoe and the inclusion of their selling, general and administrative expenses for the entire 1996 period and the Company's acquisition of ABI and the inclusion of its selling, general and administrative expense from the date of its acquisition in January 1996; (ii) the payment of $1.5 million in special, one-time bonuses to certain senior executive officers of the Company in December 1996 and (iii) higher earnout costs of $3.8 million incurred for 1996 compared to $1.4 million for 1995.

  Amortization and Write-Downs of Intangibles

     Amortization and write-downs of intangibles primarily consist of the amortization of intangible assets, including intangible assets acquired in connection with the acquisitions of ProQuip, Cambrian, Helios, ART and ABI (principally purchased technology and covenants not to compete) and write-downs related to the impairment of such assets. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

     Amortization and write-downs of intangibles decreased from $28.7 million for 1996 to $14.6 million for 1997. This decrease was the result of write-downs to fair value in 1996 related to impairment of certain intangible assets recorded in connection with the Company's acquisitions of ART and Cambrian, partially offset by write-downs to fair value in 1997, related to impairment of certain intangible assets recorded in connection with the Company's acquisition of ABI. Such impairments were generally the result of post-acquisition technological changes that were developed independent of purchased technologies causing a decline in the carrying values of such purchased technologies.

     Amortization and write-downs of intangibles increased from $13.1 million for 1995 to $28.7 million for 1996, reflecting the result of (i) a full year of 1996 amortization expense related to intangible assets recorded in connection with the Company's June and July 1995 acquisitions of Helios, ART and a portion of the business of Tahoe, (ii) 1996 amortization expense related to intangible assets recorded in connection with the Company's January 1996 acquisition of ABI and (iii) write-downs to fair value related to impairment of certain intangible assets recorded in connection with the Company's acquisitions of ART and Cambrian. Such impairment was generally the result of post-acquisition technological changes that were developed independent of purchased technologies causing a decline in the carrying values of such purchased technologies.

  Purchased In-Process Research and Development


     In connection with certain of the Company's acquisitions in 1996, the Company acquired research and development projects that had not reached technical feasibility and had no probable alternative future uses. The amount allocated to purchased in-process research and development for the acquisition of ABI was based on an independent third party valuation and was expensed as of the date of the acquisition. Purchased in-process research and development expense related to the Company's acquisition of ABI was $11.0 million for 1996. Purchased in-process research and development expense relating, in substantial part, to the Company's acquisition of ABI, SBM and a portion of the business of Kirell was $13.9 million for all of 1996. In 1996 and 1997, the Company incurred costs of approximately $1.9 million and $1.5 million, respectively, in connection with development of crash tolerant spindle technology which comprised the purchased in-process research and development project acquired in the ABI acquisition. In 1997, the Company incurred costs of approximately $1.6 million and $1.0 million, respectively, in connection with development of spinstand and laser texturizer technology which comprised the purchased in-process research and development projects acquired in the SBM and Kirell acquisitions. The in-process research and development projects acquired in connection with the ABI and Kirell acquisitions were completed successfully in 1997 with the Company's introduction of products for sale. The in-process research and development project acquired in connection with the SBM acquisition remains in development The Company estimates that in 1998, it will incur costs of approximately $1.0 million in connection with development of SBM in-process technology prior to the expected introduction and initiation of sales of the related product in 1998.


  Interest Expense

     Interest expense increased from $5.6 million for 1995 to $8.4 million for 1996 and to $11.6 million for 1997. These increases primarily reflect the increased debt levels outstanding during the respective periods.

  Income Taxes

     Income tax expense (benefit) was $1.5 million for 1995, $(9.0) million for 1996 and $(4.3) million for 1997, equating to effective income tax (benefit) rates of 24.6%, (45.2%) and (43.5%), respectively, for such periods. For these periods, the effective income tax rates differed from the applicable statutory rates due primarily to utilization of income tax credits available for research and development expenses and, for 1995 and 1996, to foreign sales.

  Extraordinary Items

     Extraordinary items, net of income taxes, were $1.1 million for 1996, and consisted of the write-off of unamortized debt issuance costs in connection with the refinancing of the Company's then-existing credit agreements in January and December 1996, respectively.

  Cash Flow from Operating Activities

     Cash flow from operating activities is computed based on net income (loss) plus depreciation, amortization and write-downs of intangibles assets, purchased in-process research and development costs and changes in assets and liabilities.

     Cash used for operating activities decreased from $21.4 million in 1996 to $6.4 million in 1997 due to a smaller net loss, smaller increases year over year in deferred income taxes, inventories and income taxes receivable and a decrease in prepaid expenses and other assets, offset by decreases in depreciation, amortization and writedown of intangible assets, purchased in-process research and development, an increase in accounts receivable and larger decreases year over year in accounts payable and customer deposits, accrued expenses and other liabilities.

     Cash provided by (used for) operating activities decreased from $18.3 million provided in 1995 to $21.4 million used in 1996 due to the 1996 net loss, decreases in accounts payable and customer deposits, accrued expenses and other liabilities, an increase in income tax receivable, as well as larger increases year over year in deferred income taxes, prepaid expenses and other assets offset by increases in depreciation, amortization and writedown of intangible assets and purchased in-process research and development and a decrease in accounts receivable.


  EBITDA





     EBITDA represents income (loss) from operations before depreciation and amortization and write downs of intangibles. EBITDA is presented because management believes EBITDA is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income
(loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.



     EBITDA increased from $21.5 million for 1996 to $24.1 million for 1997. This increase resulted primarily from decreases in selling, general and administrative expenses and purchased in-process research and development partially offset by decreases in gross profit and increases in research and development.



     EBITDA decreased from $27.9 million for 1995 to $21.5 million for 1996. This decrease was due to increases in research and development expenses, selling, general and administrative expense and purchased in-process research and development expenses, partially offset by increased gross profit.


LIQUIDITY AND CAPITAL RESOURCES

     Since the Recapitalization in November 1994, the Company has financed its capital requirements through (i) sales of common and preferred stock, (ii) term and revolving debt under certain credit facilities and (iii) cash generated by operations in 1995.

     Following this Exchange Offer, the Company's principal sources of liquidity will be cash flow from operations and borrowing availability under the New Credit Facility. The Company's principal requirements for cash will be debt service requirements, capital expenditures and working capital.


     The New Credit Facility provides the Company with up to $25.0 million of revolving credit, subject to certain conditions, which limit could be increased to $40.0 million at the sole discretion of the Lenders. Borrowing availability under the New Credit Facility is based on a borrowing base test that includes 75% of the Company's eligible receivables. If the Company meets certain financial tests, the borrowing base test will be increased to 80% of the Company's eligible receivables and will be expanded to include 25% of the Company's eligible inventory (subject to a cap of $10.0 million). At March 31, 1998, the Company had approximately $16.7 million of borrowing availability under the New Credit Facility. Indebtedness under the New Credit Facility matures in January 2001. The Initial Draw under the New Credit Facility was approximately $1.6 million. Borrowings under the New Credit Facility bear interest, at the Company's option, based on LIBOR (as defined herein) plus 3.0% or a base rate (based on the prime rate) plus 1.0%. The Company's obligations under the New Credit Facility are secured by substantially all of the Company's current and future assets (other than the real estate owned by the Company in San Diego, California on which its headquarters is located), including a pledge of the capital stock of all of its direct and indirect subsidiaries, subject to certain limitations with respect to foreign subsidiaries. In addition, the Subsidiary Guarantors have guaranteed on a secured basis the obligations of the Company under the New Credit Facility. Accordingly, all borrowings under the New Credit Facility and the guarantees of the Subsidiary Guarantors in favor of the Lenders effectively rank senior to indebtedness under the New Notes, to the extent of the assets securing such obligations. The New Credit Facility contains: financial covenants relating to minimum interest coverage, minimum net worth, minimum cash flow and maximum leverage. In 1998 and through the facility maturity date in January 2001, the Company is required to generate minimum EBITDA, as defined, per quarter ranging from $1.0 million to $5.0 million, as well as rolling annual minimum EBITDA, computed quarterly, ranging from $10.0 million to $30.0 million. Commencing in March 1999 and through the facility maturity date in January 2001, the Company is subject to minimum interest coverage ratios ranging from 1.5:1 to 2.5:1, minimum net worth to be determined based on 1998 operating results, and maximum leverage ratios ranging from 5:1 to 3.5:1. The New Credit Facility also includes substantial restrictions on the Company's ability to incur additional indebtedness. See "The Refinancing" and "Description of Indebtedness -- New Credit Facility."



     As of December 31, 1997, the Company's outstanding indebtedness included $109.9 million under the Former Credit Facility, $8.0 million under its Convertible Subordinated Notes and approximately $3.2 million of capital lease obligations. The $109.9 million of indebtedness was refinanced with the New Notes, which bear interest at 10.75%, and the Initial Draw. Such New Notes and the related Indenture do not contain ongoing quarterly or annual financial covenant requirements but do contain customary covenants restricting the Company's ability to, among other things, incur additional indebtedness, create liens or other encumbrances, pay dividends or make other restricted payments, make investments, loans and guarantees or sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. At December 31, 1997, the Company had $6.1 million of accrued interest on indebtedness outstanding on the Convertible Subordinated Notes. The Convertible Subordinated Notes (including all accrued interest thereon) are convertible into 5,142,720 shares of Common Stock at the option of the holders thereof and will automatically convert upon the consummation of an initial public offering of the Company's Common Stock. See "Description of New Notes" and "Description of Indebtedness -- Convertible Subordinated Notes."


     Cash used for investing activities was $45.3 million in 1996 and consisted of cash used in connection with the acquisitions of ABI, SBM and a portion of the business of Kirell as well as investments in property and equipment. Cash used for investing activities was $17.2 million in 1997 and consisted of purchases of property and equipment. Cash provided by financing activities was $64.4 million in 1996 and consisted of the net proceeds from the Company's January 1996 and December 1996 refinancings of its then-existing credit facilities, as well as the sale-lease back of the Company's information and telecommunications systems. Cash provided by financing activities was $23.9 million in 1997 and consisted of the net proceeds from the Company's existing revolving credit facility.

     The Company plans approximately $6.0 million in capital expenditures during the next 12 months. The Company has no material outstanding commitments with respect to such planned expenditures.


  Foreign Subsidiaries (Non-Guarantor Subsidiaries)



     The Company's foreign subsidiaries, who represent the Non-Guarantor Subsidiaries, have not guaranteed the Company's obligations under the Notes and will not guarantee the Company's obligations under the New Notes. As of and for the year ended December 31, 1998, and the three-month period ended March 31, 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 12 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, .4%, 1.6% and 10.1%, respectively, and as of and for the three-month period ended March 31, 1998, were 3.6%, .5%, 5.5% and 1.1%, respectively. The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency. The Company has not historically experienced material gains or losses resulting from currency fluctuations.



     Based on currently available information, the Company believes that its available cash, cash generated from operations and borrowings available under the New Credit Facility will be adequate to fund its operations for the foreseeable future, and for no less than the next 12 months. While operating activities may provide cash in certain periods, continued expansion of the Company's operations may require additional sources of financing. The Company may also from time to time consider additional acquisitions of complementary businesses, products or technologies, which may require additional financing. Additional sources of funding could include additional debt and/or equity financings. Upon completion of this Exchange Offer, the Company will continue to have limited capital resources and significant future obligations and expects that it will require additional capital to support future growth, if any. The existence of certain restrictive covenants in the New Credit Facility and the Indenture for the New Notes may inhibit the Company's ability to raise additional financing. There can be no assurance that the Company will be able to obtain alternative sources of financing on favorable terms, if at all, at such time or times as the Company may require such capital. See "Risk
Factors -- Substantial Leverage; Ability to Service Indebtedness."

                                    BUSINESS

     The Company is the world's leading supplier of technologically advanced process and production-test equipment for the data storage industry. The Company's systems are used primarily by manufacturers of disk drives and disk drive components (disks and read/write heads) at critical stages of their production processes. The Company's systems, substantially all of which incorporate significant amounts of proprietary technology and are software intensive, include (i) media certifiers, burnishers, glide height testers, optical scanners and laser texturizers which are used in the production of thin-film disks (media), (ii) servowriters and electronic testers used in the production of disk drives and high capacity disk cartridges, (iii) flying height testers and quasi-static magnetoresistive ("MR") head testers used in the production of read/write heads and (iv) integrated automation systems for the disk drive, disk and read/write head test and manufacturing processes. The Company's production-test systems (e.g., media certifiers, glide testers, flying height testers and quasi-static MR head testers) are designed to provide in-line testing, measurement and analysis throughout the manufacturing process, enabling manufacturers to detect defects, sort products by performance grade and make real-time process improvement decisions that can significantly impact product yields, time-to-market, profitability and return on investment. The Company's process systems (e.g., servowriters, disk burnishers and disk laser texturizers) perform precise manufacturing process functions. Phase Metrics' customers include substantially all of the world's leading data storage companies.

INDUSTRY BACKGROUND

     The increasing demand for process and production-test equipment for the data storage industry is driven by three primary factors: (i) the overall demand for disk drives and disk drive components; (ii) rapid advances in data storage technology and (iii) yield management challenges and margin pressure facing data storage manufacturers.

  Demand for Disk Drives and Disk Drive Components

     Demand for PCs and workstations and the growing use of network servers is stimulating strong demand for disk drives and disk drive components. According to International Data Corporation ("IDC"), combined world-wide shipments of PCs, workstations and servers are expected to reach approximately 91 million units in 1998, growing to approximately 116 million units by 2000. Moreover, unit growth rates for disk drives and disk drive components are expected to exceed unit growth rates for PCs, workstations and servers, due to a variety of factors, including the rapidly increasing demand for high performance replacement disk drives and high-capacity, removable-disk storage devices.

     Increasing demand for greater data storage capacity is further stimulating unit sales growth in disk drives and disk drive components. Factors contributing to this increasing demand for greater storage capacity include:

     - The development of more storage intensive operating systems and larger software "suites"

     - The continuing migration to networked architectures with greater storage requirements

     - Demand for more storage intensive software applications such as data warehousing, digital image storing, enhanced graphics, multimedia and video on demand

     - Rapidly increasing Internet usage, including the ready availability of data-intensive files which can be downloaded to a user's disk drive

     Stimulated by these underlying market drivers, unit shipments of disk drives and disk drive components have been growing rapidly over the past ten years. According to IDC, world-wide shipments of hard disk drives are expected to reach approximately 150 million units in 1998, growing to approximately 209 million units by 2000. In addition, according to DISK/TREND, Inc., world-wide shipments of high-capacity, removable-disk drives are expected to reach approximately 18 million units in 1998, growing to approximately 32 million units by 2000. Strong world-wide demand for disk drives has resulted in a growing demand for disks and read/write heads. According to TrendFOCUS, Inc. ("TrendFOCUS"), the number of disks and read/write heads produced is expected to reach approximately 449 million and 868 million units, respectively, in 1998, growing to approximately 602 million and 1,204 million units, respectively, in 2000. The increasing demand for disk drives, disks and read/write heads requires manufacturers to expand their production capacity. Based on industry data, the Company believes that major disk drive and disk drive component manufacturers spent approximately $2.2 billion in 1997 on expanding their facilities and purchasing capital equipment to increase production capacity.

  Disk Drive Technology

     The principal components of a hard disk drive are disks (media), read/write heads, spindle, actuator mechanics and electronics. Today, each disk drive typically contains from one to ten disks that are attached to a spindle/motor assembly. The read/write head is a small magnetic transducer that, when the disk is spinning, "flies" just above the disk surface. Data are written on data storing tracks on the disk when the disk drive's electronics send current pulses to the head. These pulses cause the magnetic layer within the disk and under the recording head to become magnetized, resulting in the storage of data on the disk. During the read-back process, as the read/write head scans over the disk, magnetic flux from the disk is picked up by the head and induces an electrical current which is converted into voltage. The voltage is then transformed into digital data by the disk drive's electronics. Recently introduced, high-capacity, removable-disk storage devices operate under substantially the same principals with the added benefit of disk removability and portability. The following diagram illustrates the principal components of a disk drive:

                               Disk Drive Diagram

  Technological Change

     The performance characteristics of disk drives are continually advancing which in turn are requiring concurrent advancements in process and production-test equipment technology. The critical performance characteristics of a disk drive are: (i) capacity -- the amount of data stored, measured in megabytes or gigabytes; (ii) transfer rate -- the speed with which data can be transferred between the disk drive and computer, measured in megabits per second and (iii) access speed -- the time it takes to locate data on the disk, measured in milliseconds. Demand for greater storage capacity, faster transfer rates and faster access speeds, all within the same or smaller form factors, has resulted in rapid and constant advances in disk drive technology. In general, disk drive capacity can be improved by increasing the areal density of data on a disk. According to the International Disk Drive Equipment and Materials Association ("IDEMA"), areal density has been growing at an average compound rate of approximately 60% per year since 1991. Areal density is the amount of data
(bits) that can be stored in a square inch on the disk and is determined by multiplying track density (tracks per inch) by average bit density on each inch of track (bits per inch). Therefore, the capacity of a disk drive can be increased by increasing the number of tracks on the disk and/or increasing the number of bits of data in an inch of track. Lower head flying heights over the disk surface area are necessary to achieve the small bit sizes required by increasing areal density. The lower the head flies above the disk surface, the more accurately the head can read the magnetic signal, allowing a smaller magnetized region on the track to store each bit of data. Accordingly, the flying height of read/write heads on very high areal density capacity disk drives has been reduced to less than one microinch in some cases. In addition to increasing the capacity of a disk by increasing areal density, the transfer rate and access time performance characteristics of a disk drive can be improved by rotating the disk at a faster rate. In disk drives today, the spindle/motor assembly rotates the disk at 4,500 to 10,000 revolutions per minute, compared to 3,600 to 7,200 revolutions per minute less than three years ago.

     Although increases in areal density and improved disk drive performance characteristics have resulted in significant advancements for disk drives, demand for even greater performance enhancements is continually stimulating development and introduction of entirely new disk drive technologies. This is evidenced by the recent introduction of MR heads. MR heads are significantly more sensitive than inductive heads in reading data from disks with higher areal densities. As a result, disk drive, disk and read/write head manufacturers are rapidly transitioning to MR technologies. According to TrendFOCUS, MR heads represented only 12% of the overall head market in 1995, but are expected to grow to approximately 55% of the overall head market in 1997 and over 90% by 1999.

     While technological advancements are enabling manufacturers to produce significantly higher capacity disk drives with greater transfer rates and faster access times, they are also presenting significant technological challenges and increasing the complexity of manufacturing processes. For example, the ability of disk manufacturers to produce disks capable of higher areal densities is directly related to manufacturers' ability to control critical disk attributes such as (i) increasing the magnetic strength or "coercivity" of a disk by providing higher quality magnetic domains and thereby reducing the potential for "noise"; (ii) limiting surface imperfections to reduce the amount of unusable space on a disk and (iii) controlling smoothness and flatness to allow for lower head flying heights without head/disk contact. In addition, even though smaller read/write heads facilitate increasing areal densities, they are more easily damaged and are more difficult to manufacture. MR heads in particular are difficult to manufacture because of their small size and the presence of the delicate MR element which is highly sensitive to electro-static discharge. Faster access speeds and greater transfer rates require both advanced channel technology to improve data communications and increasing disk rotation speeds. As a result of these complexities, disk drive and disk drive component manufacturers are installing increasingly sophisticated manufacturing processes. The growing complexity of disk drive manufacturing is in turn increasing test and production times per product and creating pressure on manufacturing costs. These trends have resulted in greater demand for sophisticated process and production-test equipment.

  Yield Management

     As data storage technology advances and manufacturing processes become more complex, maximizing yield is increasingly critical to the data storage industry. The ability to rapidly achieve and maintain high product yield is one of the most important determinants of profitability in this highly competitive industry. However, as disk drives and disk drive components are designed within more precise tolerances, product yield becomes more sensitive to increasingly smaller irregularities in the manufacturing process. Manufacturers must therefore rely on yield management and process monitoring equipment to improve their product yields and remain competitive. Process and production-test equipment enables manufacturers to increase yield more quickly when a product is new and improve a product's time to volume. In addition, early detection of defects in the manufacturing process with the use of production-test equipment allows manufacturers to improve yield through the availability of test data and on-line analysis capabilities that enable real-time process improvements. Moreover, production processes in the data storage industry involve numerous sequential costly process steps. Production-test equipment enables manufacturers to identify non-conforming products early in the manufacturing process, thus avoiding additional costly manufacturing steps and/or the addition of expensive componentry which is later scrapped. These pressures have also resulted in increased demand for process and production-test equipment.

  Market for Process and Production-Test Equipment

     Major manufacturers of disk drives and disk drive components require a variety of high precision process and production-test equipment. These technologically advanced products combine significant amounts of software with high precision electro-mechanical componentry to provide real-time, high throughput processing and production management capabilities. Process equipment is used by manufacturers to perform manufacturing processes within increasingly precise tolerances enabling the production of higher performance data storage devices. Such process equipment includes servowriters for writing servo tracks on nearly completed disk drives, burnishers for removing bumps from the surface of a disk and laser texturizers for providing required bumps on a portion of a disk's surface to prevent "stiction," namely the head sticking to the surface of a disk. Production-test equipment is used by manufacturers to perform precise inline testing, measurement and analysis throughout the manufacturing process enabling manufacturers to detect defects and make real-time production improvement decisions that can significantly impact customers' product yield and profitability. Production-test equipment is also used in research and development laboratories. Production-test equipment includes media certifiers to verify the magnetic integrity of a disk and an optical media scanner to verify the physical integrity of the disk surface, flying height testers to determine the height a head flies above a disk and quasi-static MR head testers to measure MR head characteristics.


     The process and production-test equipment market for the data storage industry is served by both merchant suppliers as well as the "captive" or internal departments of data storage companies that develop and manufacture process and production-test equipment for their own use. Historically, disk drive and disk drive component manufacturers developed much of their own process and production-test equipment internally and purchased a lesser amount of such equipment from merchant suppliers. As the production process becomes more complex and production capacity becomes more expensive to build and maintain, however, data storage manufacturers are focusing more on their own core competencies -- product design and production -- to remain competitive. This in turn has caused increasing reliance on merchant suppliers of process and production-test equipment. The enabling tools developed by such merchant suppliers allow disk drive and disk drive component manufacturers to incorporate more advanced production techniques into their manufacturing processes and more accurately measure the conformity of component parts of the disk drive to their specifications. The growing demand for digital data storage capacity and the increasing complexity of data storage technology and related manufacturing challenges have caused demand for process and production-test equipment to grow rapidly in recent years. According to Peripheral Research Corporation, merchant suppliers are expected to sell approximately $468 million of process and production-test equipment to the data storage industry in 1998, growing to approximately $549 million in 1999.


     The process and production-test equipment industry was characterized by a relatively fragmented group of specialized independent equipment suppliers. These suppliers often had limited technological competence and narrow product offerings. In addition, most of these specialized suppliers lacked the critical mass to support extensive research and development programs and world-wide customer service and support. As data storage manufacturers focus more on their own core competencies in an increasingly global marketplace they are increasingly seeking process and production-test capital equipment suppliers that can play a strategic role in their ongoing product development and manufacturing processes and at the same time provide world-wide service and support.

COMPETITIVE STRENGTHS

     The Company believes that it possesses key competitive strengths that have enabled it to become the leading supplier of technologically advanced process and production-test equipment for the data storage industry. These competitive strengths include:

     Broad Product Line and Extensive Technology Base. The Company believes that it is a technological leader in designing, manufacturing and servicing process and production-test systems that perform critical applications throughout the disk drive and disk drive component production processes. These systems contain a significant amount of proprietary software, sophisticated electronics, and high precision mechanics. As evidence of its technological leadership, the Company believes it was the first to market with systems incorporating numerous important new technologies, including (i) in 1993, the first testing system capable of accurately measuring the flying height of a read/write head below one microinch; (ii) in 1995, the first disk (media) certifier with integrated optical defect scanning and also the first certifier with digital glide certification; (iii) in 1996, the first family of MR head testers to address each stage of the manufacturing process for the rapidly growing MR head market and (iv) in 1997, the first disk drive servowriter to incorporate non-contact, laser positioning technology. The Company currently holds 27 patents in the United States, with an additional 72 patent applications pending in the United States. The Company also holds a number of foreign patents and has filed a number of foreign patent applications.

     Largest World-Wide Installed Base of Systems. Based in part on published industry data, the Company believes it has the largest world-wide installed base of process and production-test systems serving the data storage industry. The Company is able to leverage this installed base by selling these customers additional systems, as well as upgrades to existing systems to address rapidly changing industry requirements. The Company believes that such upgrades are becoming an increasingly important source of revenue for the Company.

     Focused Research and Development. In response to rapidly changing technical requirements in the data storage industry and to maintain its technological leadership, the Company is continually engaged in efforts to improve its systems and introduce innovative products and technologies. With approximately 200 engineers focused on research and development, the Company believes that it maintains the largest engineering group in the world focusing on technological solutions for data storage manufacturers. Moreover, in 1996, the Company formed an advanced research department focused exclusively on developing and procuring critical technologies for next-generation systems. In 1997, the Company invested approximately $43.6 million in its research and development efforts and expects to continue to devote significant resources toward maintaining its technological leadership.

     Extensive Global Infrastructure. In addition to its extensive sales and customer service and support infrastructure in the United States, since the beginning of 1996 the Company has established sales and customer service and support offices in Japan, South Korea, Singapore, Thailand and Taiwan. The Company believes that substantial growth opportunities exist for sales of its systems to domestic and foreign-based customers for use in their manufacturing facilities located in Southeast Asia. Therefore, the Company currently has 40 dedicated customer service and support engineers and technicians in Southeast Asia, which the Company believes is the largest foreign-based group of customer service and support personnel of any domestic supplier of process and production-test equipment to the data storage industry.

     Experienced Management Team With Significant Ownership. The Company's Chairman and Chief Executive Officer, John F. Schaefer, and its Vice President, Finance and Chief Financial Officer, R. Joseph Saunders, joined the Company in November 1994. Working with Arthur J. Cormier, the founder and previous President of the Company, the Company assembled a group of experienced officers, middle managers and senior technologists. Mr. Cormier is currently serving as a director of and consultant to the Company. This senior management team has grown the Company's sales, both internally and through acquisitions, from approximately $20.1 million in 1994 to approximately $184.7 million for 1997. The Company's directors and officers and their respective affiliates beneficially own approximately 86.6% of the Company's capital stock.

     Demonstrated Ability to Integrate Acquisitions. In order to expand its operations and capitalize on the growing demand for process and production-test equipment for the data storage industry, since November 1994, the Company's management team has acquired seven specialized suppliers of process and production-test systems or technologies. The Company believes that it has successfully integrated each of these acquisitions into its operations.

GROWTH STRATEGY

     The Company believes that it is well-positioned to grow future revenue and cash flow. The key elements of the Company's growth strategy are as follows:

     Maintain Leadership in Core Technologies. The Company intends to remain a technological leader in its markets by continuing to work with customers, academic institutions and independent third parties to identify emerging data storage technology trends early in the development process and contribute to the development of standards related to process and production-test for the data storage industry. Because the Company's systems are integral to its customers' manufacturing processes, the Company believes that it is well-positioned to utilize its research and development resources to partner with its customers in the development of next-generation products.

     Leverage Installed Base of Systems. The Company intends to leverage its installed base of systems by selling new systems to existing customers and by continuing to develop and aggressively market system upgrade solutions in response to rapidly changing industry requirements. In addition, because data storage manufacturers are required to focus increasingly on their own core competencies, the Company believes that there is a significant opportunity to increase its sales by supplying certain process and production-test equipment to data storage manufacturers that currently develop such systems internally.

     Leverage and Expand Global Infrastructure. Due to its extensive global service and support infrastructure, the Company believes it is well-positioned to increase productivity and profitability. In particular, the Company believes that it will be able to leverage the significant investment it has made in establishing a sales and customer service and support infrastructure in Southeast Asia to capitalize on the increasing activity in the data storage industry in that region. As data storage manufacturers require equipment suppliers to support their increasingly global operations, the Company intends to continue to expand its world-wide service and support network.

     Pursue Complementary Acquisitions. As with many other industries, data storage manufacturers are increasingly attempting to rationalize their vendor bases. As a result, there has been an increasing trend toward consolidation of data storage equipment suppliers. The Company intends to continue to capitalize on this trend by completing complementary acquisitions of additional product lines, technologies and related businesses. The Company believes that its market leadership position and demonstrated ability to successfully integrate strategic acquisitions will continue to attract additional strategic opportunities.

PRODUCTS

     The Company's process and production-test products are an integral part of the process of manufacturing disk drives, disks and read/write heads. The Company's products address the increasingly complex disk drive and disk drive component production processes and the constant pressure to improve manufacturing yields. The Company's products combine substantial proprietary technology, including extensive software, custom electronic componentry, micro-positioning systems, high-performance air bearing spindles, optical detectors, and various other internally designed probes required for detection and measurement, together with commercially available components such as high performance lasers, DC motors and optical encoders. The proprietary software incorporated into each of the Company's products enable real-time process and production-test capabilities without off-line processing. The Company believes that its proprietary software offers a competitive advantage due to its powerful signal processing and analysis capabilities, flexible user-interface, and adaptability to specific customer applications.

     The Company's products are categorized into four principal areas: (i) disk (media) process and production-test equipment; (ii) read/write head production-test equipment; (iii) disk drive process and production-test equipment and (iv) production automation equipment. The Company's products are predominantly used in an in-line production mode by the Company's customers. As such, the customers integrate the Company's products into their processes, using multiple variations of test protocols available on the systems. The Company's software facilitates this adaptation process and, accordingly, substantially all of the Company's products are semi-customized to satisfy each customer's unique product specifications and test requirements. The Company anticipates more extensive customization of its products in the future due to the increasing complexity of the technology and production processes for data storage devices. Therefore, the Company continually endeavors to enhance its products with new features and functionality. The Company has demonstrated the ability to provide required customizations and product upgrades in response to changes in data storage technology. With its substantial product development and research capability and commitment to maintaining close relationships with its customers, the Company believes it is well positioned to continue to provide cost-effective solutions to the rapidly changing data storage industry.

     The following tables include the Company's principal current products and products expected to be introduced during the first nine months of 1998.

               DISK (MEDIA) PROCESS AND PRODUCTION-TEST EQUIPMENT

---------------------------------------------------------------------------------------------------------------
              PRODUCT               INTRODUCTION DATE                       APPLICATIONS
    ----------------------------  ----------------------  -------------------------------------------------
    MEDIA CERTIFIERS
---------------------------------------------------------------------------------------------------------------
    MG250                             February 1995       Burnishing (removes bumps and particles from the
    MC950                               June 1997         surface
    MG250APS                           January 1996       of a finished disk)
    MG250EPS                           January 1998
    MC950EPS                      Second Quarter of 1998  Optical Scanning ("EPS" Option optically scans
    MSA950                        Second Quarter of 1998  the
                                                          surface of a finished disk for defects that could
                                                          damage the
                                                          glide head)
                                                          Glide Certification (verifies that the surface of
                                                          a finished
                                                          disk does not have protrusions in excess of
                                                          certain specified
                                                          limits)
                                                          Media Certification (verifies that data can be
                                                          written and
                                                          read from a finished disk within certain
                                                          specifications)
    OPTICAL INSPECTION SYSTEMS
---------------------------------------------------------------------------------------------------------------
    PS5000                            September 1997      Optical Scanning (scans for defects on disk
                                                          substrates and/or finished disks)
    LASER TEXTURIZER
---------------------------------------------------------------------------------------------------------------
    LT1000                              April 1997        Laser Texturizing (creates precise surface bumps
                                                          on disks for head landing zones)
    MEDIA BALANCE TESTER
---------------------------------------------------------------------------------------------------------------
    MB1000                            November 1996       Media Balancing (verifies that disk substrates or
                                                          finished disks are in balance within required
                                                          specifications)
---------------------------------------------------------------------------------------------------------------

                         HEAD PRODUCTION-TEST EQUIPMENT


---------------------------------------------------------------------------------------------------------------
              PRODUCT               INTRODUCTION DATE                       APPLICATIONS
    ----------------------------  ----------------------  -------------------------------------------------
    MR QUASI-STATIC HEAD
    TESTERS
---------------------------------------------------------------------------------------------------------------
    MRH(HGA-level Tester)             September 1995      MR Quasi-static Testing (conducts critical tests
    MRW(Wafer-level Tester)           September 1996      at the wafer, bar, slider or HGA level of MR head
    MRS(Slider-level Tester)            June 1997         production, including resistance, amplitude,
    MRB(Bar-level Tester)             September 1997      asymmetry and stability tests)
    HGA RESONANCE TESTER
---------------------------------------------------------------------------------------------------------------
    HRT                                 June 1994         Mechanical Resonance Testing (tests HGA for
                                                          mechanical resonance characteristics within
                                                          required specifications)
    FLYING HEIGHT TESTERS
---------------------------------------------------------------------------------------------------------------
    DFHT II                           September 1995      Flying Height Testing (measures head to disk
    DFHT III                           January 1998       spacing ("flying height") under various dynamic
    FH3000                              June 1996         test conditions)
    FH4000                            September 1996
    SPINSTAND
---------------------------------------------------------------------------------------------------------------
    Metric 133                    Third Quarter of 1998   Mechanics platform for head and disk testing
                                                          (used for multiple testing tasks, includes a
                                                          precision air bearing spindle, X, Y, and Z stages
                                                          and a micropositioner)
---------------------------------------------------------------------------------------------------------------


                DISK DRIVE PROCESS AND PRODUCTION-TEST EQUIPMENT

---------------------------------------------------------------------------------------------------------------
              PRODUCT               INTRODUCTION DATE                       APPLICATIONS
    ----------------------------  ----------------------  -------------------------------------------------
    SERVOWRITERS
---------------------------------------------------------------------------------------------------------------
    HS5100                              March 1997        Servowriting Drives (establishes reference tracks
    HS6100                            September 1997      on hard disk drives to provide track/head
    HS7000                            September 1997      position information essential to operation)
                                                          Servowriting Media (establishes reference tracks
                                                          on high capacity removable storage devices
                                                          (cartridges), both floppy and hard disk, to
                                                          provide track/head position information essential
                                                          to operation)
    DISK DRIVE SIMULATOR
---------------------------------------------------------------------------------------------------------------
    Proteus                             July 1991         Electronic Disk Drive Simulator (tests disk drive
                                                          electronics)
---------------------------------------------------------------------------------------------------------------

                        PRODUCTION AUTOMATION EQUIPMENT

---------------------------------------------------------------------------------------------------------------
              PRODUCT               INTRODUCTION DATE                       APPLICATIONS
    ----------------------------  ----------------------  -------------------------------------------------
    AUTOMATION
---------------------------------------------------------------------------------------------------------------
    Media Certifier Workcell           August 1995        Production Media Handling (provides automated
    Optical Inspection Workcell        October 1997       handling of disks with certifiers, and sorts
                                                          disks into grades according to test results)
---------------------------------------------------------------------------------------------------------------

  Disk (Media) Process and Production-Test Equipment

     The Company's disk-related test and certification products are used in-line to test, certify and sort disks. The Company believes that its disk-related products were used to test over half of the approximately

449 million disks produced worldwide in 1997. The Company's customers also use these products to provide quality control and to develop new products. The Company's two media certifier product series and its optical inspection product perform one or more of the following functions: (i) burnishing -- removing bumps and particles from the surface of a finished disk; (ii) optical scanning -- optically scanning the surface of a finished disk for defects that could damage the glide head; (iii) glide certification -- verifying that the surface of a finished disk does not have protrusions in excess of certain specified limits; and (iv) media certification -- verifying that data can be written and read from a finished disk within certain specifications. The Company's disk-related automation products provide automated handling of disks with certifiers, and sort disks into grades according to test results. The Company's laser texturizer creates precise surface bumps on disks for head landing zones, i.e., the area of the disk where the head rests when the disk drive is not in operation. This process reduces the potential for stiction (head sticking to the disk). The Company's media balance tester verifies that disk substrates or finished disks are in balance within required specifications.

     Designed to provide maximum throughput in high-volume, tightly controlled disk manufacturing environments, the Company's disk-related products are selected by Phase Metrics' customers to improve product yield, quality, and production throughput. Based in part on published industry data, the Company believes it has the largest installed base worldwide of disk production-test equipment with approximately 4,000 stations.

     MG250 and MG250EPS Media Certifiers. The MG250 product series certifies disks to ensure that their magnetic integrity and physical properties meet the stringent requirements of disk drive manufacturers. The single spindle, spiral-type MG250 certifier incorporates the following functions: burnishing, optical scanning (optional), glide testing, and certifying finished disks. The MG250 offers an innovative MR-capable spiral certification approach, which provides high process throughput. This MR-capable product is designed to perform over a wide range of disk test conditions while operating at test frequencies up to 50 MHz with low-glide technology to accommodate high areal density media. The MG250 features a user-friendly interface, a fully programmable analog channel, and automatic internal calibration algorithm. The MG250EPS incorporates pre-glide optical scanning of the disk, which reduces operating costs by increasing the useful life of the glide head used in the test process.

     MC950 and MC950EPS Media Certifiers. The recently introduced MC950 product series also certifies disks to ensure that their magnetic integrity and physical properties meet the stringent requirements of disk drive manufacturers. The MC950 incorporates two spindles and provides the functionality provided by the MG250. However, the MC950 uses the classic step-and-repeat technology for media certification favored by certain major customers, as opposed to the spiral certification approach employed by the MG250. The MC950EPS will incorporate pre-glide optical scanning of the disk, which will reduce operating costs by increasing the useful life of the glide head used in the test process. The "EPS" optical scanning option is expected to be available in the second quarter of 1998.

     PS5000 Disk Inspection System. The PS5000 is an optical scanning system that scans for defects on disk substrates and/or finished disks. The PS5000 stand-alone system is used by hard disk drive, substrate and media manufacturers for failure analysis in both engineering and production environments. An automated workcell configuration provides in-line inspection to allow substrate or finished disk manufacturers to control and improve key process steps producing up to 500 disks per hour and resulting in higher production yields, output and product quality. The PS5000 has industry leading submicron-level defect detection capability and features a spiral scanning technique for high throughput.

     LT1000 Laser Texturizer. The LT1000 is used to create precise surface bumps on disks for head landing zones. The LT1000 also provides texture verification to ensure that all disks are properly textured before moving to the next process step.

     MB1000 Media Balance Tester. The MB1000 verifies that disk substrates or finished disks are in balance within required specifications. Increasing rotation speeds used in high-end disk drives combined with more disks per drive has tended to cause an increased sensitivity to media balance. The MB1000, which incorporates an advanced air bearing spindle and a design that facilitates fast disk loading and alignment, provides rapid pass/fail testing for adjustable balance criteria. Testing may be performed at both substrate as well as finished disk levels.

  Head Production-Test Equipment


     The Company's head testing products are used by leading disk drive head manufacturers in the development, design and testing of their products to improve manufacturing yields, product performance and reliability. The Company estimates, based on industry sources, approximately 870 million HGAs (head gimbal assemblies) will be shipped in 1997, all of which required multiple tests for critical performance characteristics. The majority of head tests are completed "in-line," or during the head manufacturing process, and are completed on 100% of the heads produced. The Company believes that it is well positioned to benefit from this high growth market by providing the following head production-test equipment: (i) flying height testers -- which measure head flying heights under various dynamic test conditions; (ii) MR quasi-static testers -- which conduct critical tests at the wafer, bar, slider or HGA level of MR head production, including resistance, amplitude, asymmetry and stability tests; (iii) spinstands for use with dynamic electrical head tester electronics -- which verify the actual working performance capabilities of HGAs while being tested on a real disk and (iv) HGA resonance testers -- which test HGAs for mechanical resonance characteristics within required specifications.


     The maximum possible hard disk drive storage capacity is a function of the signal to noise ratio provided by the read/write head and media combination. Since head output increases exponentially as a function of the spacing between the disk and head, head to disk spacing, i.e., flying height, is the most critical head/disk interface parameter related to higher drive capacity. Lower flying heads provide greater areal density by permitting higher tracks per inch
(tpi) on the disk and greater bit per inch (bpi) on each track. In 1993, the Company established market leadership in measuring flying height by providing the first flying height tester to accurately measure below one microinch. The Company's flying height testers have maintained their market leadership position and become the industry standard by providing the best gauge repeatability and accuracy available.

     MR Quasi-static Head Testers. The Company's MR quasi-static head testers include MRW (wafer-level tester), MRB (bar-level tester), MRS (slider-level tester), and MRH (HGA-level tester). They are designed to provide fast, accurate and repeatable testing of MR heads at multiple locations in the manufacturing process from the wafer to HGA levels. With production yields often below 50% in the MR head manufacturing process, the ability to test MR elements early in the manufacturing process to identify nonconforming products can result in significant cost savings. In product development, MR quasi-static head testers also assist in the design improvement process.

     HRT Resonance Tester. The HRT is a tester used by read/write head and suspension manufacturers and disk drive manufacturers to check and analyze the mechanical resonance characteristics of HGAs within required specifications. The HRT is designed for testing resonant frequencies of the head suspension to facilitate improved access times, and is capable of measuring mechanical resonance in a wide range of suspension types and heads. The HRT's removable HGA mounting blocks simplify setup and facilitate high throughput operation.

     DFHT III and FH3000 Flying Height Testers. The DFHT III flying height tester is the recognized disk drive industry standard for flying height testing with what the Company believes is the largest installed base in the industry. Flying height requirements continue to be reduced which requires constant improvements in flying height measurement technology. Featuring the Company's patented dynamic interferometry technology, the DFHT III provides accurate, repeatable and correlatable flying height test measurements of both MR and inductive heads below one microinch in both engineering and production applications. The FH3000 Flying Height Tester utilizes the same detector technology, electronics and software as the DFHT III with a high speed loading capability, thus increasing throughput. The DFHT III product is used by read/write head manufacturers in HGA production and product development; hard disk drive manufacturers for research, product development and incoming quality assurance; media manufacturers to check glide head performance and special head manufacturers for product development and in-line testing in manufacturing.

     FH4000 Flying Height Tester. The FH4000 flying height tester utilizes the same technology as the DFHT III with the addition of altitude chamber technology, which addresses the difficult task of measuring flying height at different atmospheric pressures to simulate altitude changes. Since altitude can have a significant effect on flying height, this critical product provides the Company's customers with a method of analyzing altitude effects on flying height.


     Metric 133 Spinstand. The Metric 133 Spinstand will offer the micropositioning control and mechanics required for advanced MR and GMR read/write head development and production testing. Micropositioning is required for critical off-track testing as TPI (tracks per inch) continues to increase in new disk drive designs. The Metric 133 will use an advanced micropositioner embedded into the linear-motor X-Y stages to accurately locate the head gap to the track position with a resolution of 0.04 microinches and a repeatability of better than one microinch. This product is expected to be available in the third quarter of 1998.


  Disk Drive Process and Production-Test Equipment

     The Company's disk drive processing equipment consists of servowriters and an electronic disk drive simulator. All hard disk drives and high capacity removable cartridges require servowriting, a process whereby precision servowriting equipment establishes reference tracks on disk drives to provide track/head position information essential to operation. Until servo tracks are written, hard disks drives and high capacity removable cartridges are not functional. Therefore, the servowriter is a critical in-line process tool for completing drives and cartridges. Historically, larger disk drive manufacturers produced their own servowriters due to the critical nature of this equipment and the lack of adequate outside sources for servowriting systems.

     As disk drive capacities continue to increase, the track density on disk drives also continues to increase. The Company's research and development efforts are designed to keep pace with this trend. Since servowriters represent a sizable capital investment for disk drive manufacturers, there is significant value placed on flexibility (ability to support multiple drive programs), and upgradeability (ability to change the core positioning technology to keep pace with increasing TPI requirements). The Company's family of hard disk drive servowriters provide industry leading capabilities in both of these areas. Servowriting is also a critical function in the manufacture of high-capacity floppy disks and high-capacity removable storage cartridges. The Company is the leading supplier of servowriters to manufacturers in this rapidly growing segment of the data storage market.

     HS5100 Servowriter. The HS5100 servowriter is designed for conventional hard disk drives. The HS5100 incorporates optical encoder based positioning to 15,000 tracks per inch for higher accuracy and increased reliability. The HS5100 is fully compatible with MR technology, utilizes a small footprint, minimizing cleanroom capital costs, and has been designed for high throughput and yield.

     HS6100 Servowriter. The HS6100 servowriter is designed for high capacity, removable-disk storage devices and single disk servowriting. The HS6100 combines the features of the HS5100 with an advanced air bearing spindle with rotating speeds up to 13,000 r.p.m. for high precision spinning of the disk during the servowriting operation. The HS6100 also employs customized fixturing for cartridges and disks to accommodate the various emerging standards in this rapidly growing segment of the data storage market.

     HS7000 Servowriter. The HS7000 servowriter is designed for conventional hard disk drives and is suited for very high track density servowriting up to 20,000 tracks per inch and servo operating frequencies up to 100 MHz. The HS7000 utilizes advanced laser diode detection and positioning technology with optical encoders. Incorporating recently introduced, non-contact, dual servo positioning systems to eliminate contact with the drive arm, this product has been designed for high throughput and product yield and, with the March 1998 introduction of the HS7500, the option to utilize the system outside the cleanroom environment. The HS7000 and HS7500 are fully compatible with MR head technology.

     Proteus. The Proteus electronically simulates the mechanical head and disk assembly (HDA) drive and provides completely programmable simulation of head signals. This facilitates disk drive electronics testing and development. This engineering development tool is used to test the servo electronics of a disk drive to facilitate rapid development of servo patterns thereby decreasing the time to market for new disk drive designs.

  Production Automation Equipment

     The Company's automation workcells are sold with the disk production-test equipment. Disk manufacturers demand automated handling of disks to meet requirements for throughput, quality control, cleanliness, and process feedback. The Company's workcells provide the disk manufacturers with the ability to automatically sort product (disks) by different performance criteria for their different customers. High throughput, flexibility, and statistical process control features combine to provide low overall costs and high quality control.

     Media Certifier Workcell. These automated disk handling systems offer seamless workcell integration of the Company's MG250 and MC950 disk test products. With advanced disk handling tools and process management and control software, the Company's media test workcells have the highest manufacturing throughput available. Although workcell output is a function of the product being tested and the test set-up file being used, typical MC950 and MG250 workcells can test and sort between 3,500 and 5,000 disks per day.

     Optical Inspection Workcell. The Optical Inspection Workcell incorporates most of the certifier workcell technology, but involves different mechanical interfaces (end effectors) and software to facilitate optical testing versus certification. Throughput levels of up to 500 disks per hour are achievable.

CUSTOMERS, MARKETING AND SALES

     The Company sells its products to virtually every major disk drive, disk and read/write head manufacturer in the world. The following table sets forth certain of the Company's customers during the past two years:

  DISK DRIVE SYSTEMS         DISK SYSTEMS       READ/WRITE HEAD SYSTEMS        AUTOMATION
----------------------  ----------------------  -----------------------  ----------------------
Avatar Systems          HMT Technology          Applied Magnetics        HMT Technology
Corporation             Corporation               Corporation              Corporation
Fuji Photo Film         HOYA Corporation        Fujitsu Limited          HOYA Corporation
Company,   Ltd.         Komag, Incorporated     International Business   Seagate Technology,
Iomega Corporation      MaxMedia Division,        Machines Corporation   Inc.
JTS Corporation         Hyundai Electronics     Mitsumi Electric Co.,    StorMedia,
Samsung Electronics       America               Ltd.                     Incorporated
  Company, Ltd.         Seagate Technology,     Quantum Corporation      Trace Storage
                        Inc.                    Read-Rite Corporation    Technology
                        StorMedia,              SAE Magnetics (H.K.)     Corporation
                        Incorporated              Ltd.                   Western Digital
                        Trace Storage                                      Corporation
                        Technology
                        Corporation
                        Western Digital
                          Corporation

     There are a relatively small number of data storage manufacturers throughout the world and the Company derives a significant portion of its net sales from a relatively small number of customers. The Company expects that its dependence on relatively few key customers will continue in the future. Approximately 52.2%, 45.0% and 51.0% of the Company's net sales in 1995, 1996 and 1997, respectively, were derived from sales to the Company's three largest customers in each of those periods. Even though the Company's customer mix will likely change from period to period in the future, Seagate, Komag, HMT, Iomega and Trace have historically accounted for a significant portion of the Company's net sales. For 1995, 1996 and 1997, Seagate accounted for 25.0%, 19.0% and 18.0%, respectively, of net sales; Komag accounted for 10.7%, 14.5% and 15.9%, respectively, of net sales; HMT accounted for 4.4%, 5.2% and 17.1%, respectively, of net sales; Iomega accounted for 16.5%, 7.9% and 1.9%, respectively, of net sales and Trace accounted for 6.8%, 11.5% and 4.4%, respectively, of net sales during these periods. If net sales to these or any other significant customer of the Company were to decrease in any material amount in the future, the Company's business, results of operations and financial condition would be materially adversely effected.

     A substantial majority of the Company's sales are repeat sales to long-standing customers in the data storage industry. Usually, multiple units are purchased with automation as a customer either completes a major fabrication facility or upgrades an existing installed base of the Company's products. In most instances, the decision to purchase the Company's products is based on the customers' comparisons of multiple performance measures, including specifications, throughput, product yield, compatibility to the existing installed base and overall cost of the Company's product in the process. The purchases often involve large purchase orders, against which the customers authorize shipment releases. The substantial majority of the Company's machines sell for between $100,000 and $200,000 per unit, with an average per unit price of approximately $130,000. Products are often purchased in multiple units with automation, known as work cells.

The Company has no long-term contracts with its customers. The Company's customers often submit master purchase orders against which they "release" specific product orders from time to time, often with little lead time. Any cancellation, reduction, rescheduling or significant delay of orders from significant customers could have a material adverse effect on the Company's business, results of operations and financial condition. Each of the Company's customers has some unique product specification requirements which requires the Company to provide semi-customized products. As a result, per unit sales prices for the Company's products will generally vary by customer and sales order. If development or service costs with respect to the customization work are underestimated, there could be an adverse impact on the Company's gross profits. In addition, the Company's products often require post-installation, on-site customization and integration in order to tailor products to customer specifications. Revenue and corresponding expenses for such post-installation services is recognized in the period such services are provided. Inaccurate estimation of such on-site service costs could have a material adverse impact on the Company's business, results of operations and financial condition.

     The Company sells its products primarily through its direct sales force. The sales process for the Company's systems focuses on responding to each customer's specific needs. As a result, the selling process for the Company's products is often a multi-level, long-term process involving individuals from marketing, engineering, operations, customer service and senior management. The Company's other sales and marketing activities include participating in trade shows, publishing articles in trade journals, presenting at technical meetings and conferences, participating in industry trade groups and consortiums and distributing promotional literature.

     In 1995, 1996 and 1997, the Company's export sales to unaffiliated customers constituted approximately 23.0%, 57.0% and 49.0%, respectively, of net sales for such periods. The export sales were primarily to domestic data storage companies with major production facilities located in Singapore, Malaysia and other parts of Asia. Even though the Company exports a majority of its products, the purchasing decision for such sales is usually made by purchasing personnel located in the United States. The Company's direct sales staff focuses on these types of sales as well as all of the Company's sales in the United States. In Japan, the Company sells its products both through its wholly-owned subsidiary and Nissho Iwai, a leading distributor in Japan. In Southeast Asia and South Korea, the Company sells its products directly through its wholly-owned subsidiaries. The Company's own direct sales force and a third party distributer cover markets in Hong Kong and China. The Company expects that export sales will continue to represent a significant portion of its net sales in the foreseeable future. See "Risk Factors -- International Operations."

CUSTOMER SERVICE AND SUPPORT

     As of February 28, 1998, the Company had a world-wide customer service and support staff of 99 persons, consisting of applications engineers, service engineers and technicians. The Company believes that providing highly responsive, uninterrupted, world-wide customer service and support is essential to providing value-added solutions for its customers. The Company's commitment to world-wide customer support and service is evidenced by its sales and customer support offices in South Korea, Japan, Singapore, Malaysia, Thailand and Taiwan. To supplement its direct service and support efforts, the Company's distributors and sales representatives in Hong Kong and Japan offer a range of other customer service and support using personnel trained by Phase Metrics.

     The Company has structured its direct service and support operations into distinct service units based on its product lines. Each of these units offers product installation, on-going process support, emergency system repair, internal training programs, external customer training, documentation and formation of customer user groups. In general, the Company provides a 90-day to one-year warranty on all equipment it sells, depending on the sales contract and geographic location of the sale.

BACKLOG

     The Company's sales have historically been made pursuant to purchase orders rather than long-term contracts. These purchase orders are generally subject to cancellation, modification, quantity reductions or rescheduling on short notice and with little or no penalty. Certain of the Company's customers have recently begun to submit master purchase orders to the Company against which they "release" specific product orders from time to time, often with little lead time between the order date and the expected shipment date. The Company's backlog of purchase orders requesting delivery in the following quarter was approximately $12.1 million as of December 31, 1997, compared to $19.0 million as of December 31, 1996. The Company does not believe its backlog as of any particular date is indicative of sales or operating results for any future period.

COMPETITION

     The disk drive process and production-test equipment industry is highly competitive. The Company believes that the most important competitive factors in its industry are technological innovation; equipment reliability, throughput and uptime; customer service and support and cost of ownership. The Company believes it competes favorably with respect to each of these factors. In each of the Company's product lines, the Company faces substantial competition from established merchant suppliers of process and production-test equipment, some of which have greater financial, engineering, manufacturing, research and development and marketing resources than the Company. For example, the Company faces competition from General Disk for servowriters; Hitachi DECO and Sony Techtronics for disk certifiers; Swan Instruments for MR head testers; Zygo Corporation for flying height testers; Technastar for automation technology and Guzik Technical for spin-stands. Historically, there has also been competition from entrepreneurs with focused market knowledge and new technology. The Company also experiences competition world-wide from Hitachi DECO, a large, full-line manufacturer of process and production-test equipment. Hitachi DECO, a subsidiary of Hitachi, Limited, has substantially greater financial, technical, marketing, manufacturing, research and development and other resources than the Company. The Company also experiences competition from other full-line and partial-line manufacturers of process and production-test equipment. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products that will offer price or performance features superior to the Company's products or that new competitors will not enter the Company's markets.

     Many of the Company's competitors are investing heavily in the development of new and enhanced products aimed at applications currently addressed by the Company's products. The Company expects its competitors to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures often necessitate price reductions which can adversely affect operating results. The Company will be required to make a continued high level of investment in product development and research, sales and marketing and ongoing customer service and support to remain competitive. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to achieve the technological advances necessary to maintain its competitive position.

     The Company believes that its future success will be dependent, in part, upon its ability to compete successfully in the Japanese, South Korean and Southeast Asian markets. The Company's largest competitor, Hitachi DECO, is headquartered in Japan which gives it a competitive advantage over the Company in that market to the extent buying decisions are influenced by its local presence. In addition, the Company's ability to compete in Japan, South Korea and Southeast Asia in the future is dependent upon continuing free trade between these countries and the United States, the continuing ability of the Company to develop in a timely manner products that meet the technical requirements of its foreign customers and the continuing ability of the Company to develop and maintain satisfactory relationships with leading companies in the data storage industry in these areas. Moreover, the Company's sales in these areas will be affected by the overall economies of Japan, South Korea and Southeast Asia.

     In addition to the competition the Company faces from other merchant manufacturers of process and production-test equipment, most of the Company's customers develop at least a portion of their own process and production-test equipment needs internally, especially servowriters and read/write head test equipment. Accordingly, the Company must compete against the internal development efforts of this captive market. Manufacturers within this captive market are often reluctant to change their production lines to incorporate merchant supplied process and production-test technology. Moreover, it is possible that with the rapid changes in data storage technology, the development of new process and production-test equipment will be so closely linked to the Company's customers' product development cycles that certain customers and potential customers will find it more efficient to fulfill their own process and production-testing equipment needs internally, thereby placing the Company at a competitive disadvantage.

RESEARCH AND DEVELOPMENT

     The market for process and production-test equipment is characterized by rapid technological changes and product innovation. The Company continually endeavors to understand how changing data storage technology will impact its customers' requirements for process and production-test equipment in the future. The Company encourages its customers to work closely with its product development and research personnel during the development cycle of new and enhanced data storage products. In 1996, the Company formed an advanced research department which is responsible for working with the Company's customers, academic institutions and independent third parties to (i) identify emerging data storage technology trends early in the development process, (ii) identify and develop new core technologies for the Company's systems and (iii) contribute to the development of process and production-test standards for the data storage industry. The Company believes that continued and timely development of new products and enhancements to its existing products are necessary to maintain its competitive position. As of February 28, 1998, the Company employed a total of approximately 200 degreed engineers focused on product development and research. Research and development expenses were approximately $11.4 million, $31.1 million and $43.6 million for 1995, 1996 and 1997, respectively. The Company anticipates that it will continue to devote a significant amount of financial resources to product development and research for the foreseeable future.

MANUFACTURING

     The Company conducts its manufacturing activities at its facilities in San Diego, Fremont, Concord and Hayward, California. The Company's principal manufacturing activities consist of quality assurance and assembling of components designed and developed by the Company as well as other components and subassemblies which are acquired from third party suppliers and then integrated into the Company's finished products. Most of these components, including substantially all of the electronic circuit boards and optical componentry incorporated into the Company's systems, are made to the Company's exacting specifications.

     The Company's manufacturing strategy is to produce high precision, technologically advanced, reliable products and replacement parts. To achieve these goals, the Company must continually adjust to changes in technology. As a result, the Company focuses on the engineering/manufacturing interface in its product development efforts. The Company also continuously seeks to improve its materials procurement and control processes to increase throughput and reduce inventory levels. The Company enhanced its fully integrated computer system for all materials procurement and control functions. The Company also continues to consolidate its supplier base and increase its utilization of third-party outsourcing arrangements for certain subassembly and performance test functions. Such outsourcing arrangements provide for just-in-time delivery when possible.

     In order to meet customer delivery requirements, the Company is working to reduce the time required to manufacture its products. However, due to periodic increases in the Company's backlog, technological advances that must be incorporated into the Company's products, customization issues and other reasons, the average time between order and shipment of the Company's products may increase in the future. The Company's ability to quickly increase its manufacturing capacity could be limited given (i) the complexity of the manufacturing process, especially if the Company is partially customizing its products to its customers' specifications; (ii) the lengthy lead times necessary to obtain critical components and (iii) the need for highly skilled personnel.

     In certain instances the Company relies on a single source or a limited group of suppliers for certain components and subassemblies used in its products. Although the Company seeks to reduce its dependence on sole and limited source suppliers, the partial or complete loss of these sources could have a material adverse effect on the Company's results of operations and damage customer relationships due to the complexity of the products they supply and the significant amount of time required to qualify new suppliers. In addition, long lead times are often required to obtain critical components and subassemblies used in certain of the Company's products from these and other suppliers which could impede the Company's ability to quickly respond to changes in demand and product specifications.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company believes that due to the rapid pace of innovation within the data storage industry in general, the Company's protection of patent and other intellectual property rights is less important than factors such as its technological expertise, product innovation, the Company's installed base, the marketing ability of its sales force and the ability to provide world-wide support and service to its customers. The Company does attempt, however, to protect its intellectual property rights through patents, copyrights, trade secrets and other measures.

     The Company currently holds 27 United States patents and has applied for 72 additional patents in the United States. The Company also holds a number of foreign patents and has filed a number of foreign patent applications. No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. Moreover, there can be no assurance that any patent owned by the Company will not be invalidated, deemed unenforceable, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company. In addition, there can be no assurance that foreign intellectual property laws or the Company's agreements will protect the Company's intellectual property rights in any foreign country. Any failure to protect the Company's intellectual property rights could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be asserted against the Company in the future. Any such claims, with or without merit, could divert the attention of management, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. If infringement were established, the Company could be required to pay damages or be enjoined from making, using or selling the infringing product. Likewise, there can be no assurance that a third party's product, if infringing on the Company's proprietary rights, may be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect upon the Company's business, financial condition and results of operations.

     The Company requires each of its employees to enter into a proprietary rights and non-disclosure agreement in which the employee agrees to maintain the confidentiality of all proprietary information of the Company and, subject to certain exceptions, to assign to the Company all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, the Company regularly enters into non-disclosure agreements with third parties, such as consultants, potential joint venture partners and customers. In spite of these precautions, it may be possible for third parties to copy, develop or otherwise obtain and use the Company's proprietary technology without authorization or to develop similar technology independently.

EMPLOYEES

     As of February 28, 1998, the Company had 668 full-time employees, including 207 in product development and research, 236 in manufacturing, 37 in sales and marketing, 99 in service and support, and 89 in finance and administration activities. Many of the Company's employees have specialized skills of significant value to the Company, and the Company's future success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, financial and marketing personnel, who are in great demand. The Company believes that attracting and motivating skilled technical personnel is vital to its success and there can be no assurance that the Company will be successful in retaining or recruiting these and other key personnel. No employee is represented by a union or covered by a collective bargaining agreement, and the Company has not had a work stoppage or strike. The Company considers its employee relations to be good.

PROPERTIES

     The Company owns three buildings with a total of approximately 123,000 square feet on approximately nine acres of land in San Diego, California; leases three buildings with a total of 175,000 square feet under leases expiring in November and December 2000 and August 2003 in Fremont, California; leases two buildings with a total of 38,000 square feet under leases expiring in September 1998 and May 1999 in Concord, California; and leases a 12,000 square foot building under a month-to-month lease in Hayward, California. The Company conducts manufacturing and research and development at all of these sites and also has service and support capabilities at each of these locations, except Hayward. The Company's domestic sales and marketing functions are headquartered in its Fremont facility. For its Pacific Rim operations, the Company also leases 1,900 square feet in Tokyo, Japan; 2,700 square feet in AnSen City, South Korea; 3,300 square feet in Singapore; 800 square feet in Thailand and 1,000 square feet in Taiwan. These facilities are primarily used as technical, applications, and sales and service support centers for the Company's Pacific Rim customers. The Company believes that its facilities are adequate for its current level of business and does not anticipate any material difficulty in renewing any of its leases as they expire or securing replacement facilities, in each case on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Company is not currently involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Set forth below is certain information regarding the directors and executive officers of the Company as of February 28, 1998.

                   NAME                      AGE                    POSITION
John F. Schaefer...........................  55    Chairman of the Board, President and Chief
                                                   Executive Officer
David L. Bultman...........................  50    Vice President, Product Development, Disk
                                                   Drive and Media Products
Neil A. Brumberger.........................  50    Vice President and President, Phase Metrics
                                                   Automation
Wayne G. Erickson..........................  40    Vice President, Sales and Marketing
Dennis J. Geurts...........................  48    Vice President, Fremont Operations
Dr. Michael R. Madden......................  55    Vice President, San Diego Operations
Ronald Y. Miyahara.........................  48    Vice President and General Manager, Japan
                                                   and Korea Operations
Michael G. Rogowski........................  43    Vice President, Customer Engineering
R. Joseph Saunders.........................  60    Vice President, Finance, Chief Financial
                                                   Officer and Assistant Secretary
Dr. Heiner Sussner.........................  49    Vice President, Research and Development
                                                   and Chief Technical Officer
Arthur J. Cormier(1).......................  41    Director
Thompson Dean(1)(2)........................  39    Director
Robert Finzi(1)(2).........................  44    Director
Dr. Gilbert F. Amelio(1)...................  54    Director
William E. Terry(2)........................  64    Director

---------------

(1) Member of Audit Committee
(2) Member of Compensation Committee

     John F. Schaefer has been Chairman of the Board and Chief Executive Officer since November 1994 and President since February 1997. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and Director of McGaw Incorporated, a provider of intravenous products and devices. From 1989 to 1991, Mr. Schaefer was President, Chief Executive Officer and Director of Levolor Corporation ("Levolor"), a manufacturer of window blinds and similar products. Prior to joining Levolor in 1989, Mr. Schaefer was employed by Baker Hughes, Inc., where he was President of the Process Equipment Group, Executive Vice President of the Corporation, and a Director.

     David L. Bultman has been Vice President, Product Development, Disk Drive and Media Products since July 1996. From December 1994 to July 1996, Mr. Bultman was employed by Storage Dimensions, Inc., serving as Senior Vice President, Engineering. From November 1993 to October 1994, Mr. Bultman was Vice President, Engineering at DKI. Prior to joining DKI, Mr. Bultman was Vice President, Engineering at Ministor Peripherals.

     Neil A. Brumberger has been a Vice President of the Company and President of the Company's Automation Division since the Company's acquisition of ART in July 1995. Mr. Brumberger founded ART, a manufacturer of integrated automation systems for process and production-test equipment, in 1984 and, prior to that time, he was a Project Manager and Director of Engineering for the Bay Area Rapid Transit District for nine years.

     Wayne G. Erickson has been Vice President Sales and Marketing since November 1992. From January 1985 to November 1992, Mr. Erickson was employed by Quantum/Plus Development Corporation ("Quantum"), a leading supplier of read/write head systems, serving as OEM Marketing Manager, Product

Line Manager and National Sales Manager, Retail Channels. Prior to joining Quantum, Mr. Erickson was Engineer and Program Manager at Shugart Corporation.

     Dennis J. Geurts has been Director of Fremont Operations since October 1995 and was promoted in March 1996 to Vice President of Fremont Operations. Prior to October 1995, Mr. Geurts held various senior management positions in the operations, manufacturing and materials divisions of Applied Materials Inc., an equipment supplier to the semiconductor industry, over a thirteen-year period. Before joining Applied Materials, Mr. Geurts was Senior Manager at General Electric -- Nuclear Division.

     Dr. Michael R. Madden has been Director of Operations, San Diego since February 1995 and was promoted to Vice President, Technology Transfer in June 1995. Prior to February 1995, Dr. Madden managed the High Reliability Products Division of UDT Sensors, Inc. He also served as Vice President, Research Development, for Advanced Photonix, Inc. From 1977 to 1987, Dr. Madden was the Chief Executive Officer of Centronics Electro-Optics, Inc. and Silicon Detector Corporation.

     Ronald Y. Miyahara has been Vice President, Japan and Korea Operations for the Company since November 1995, having previously served as Vice President, Operations from November 1994 through October 1995. Mr. Miyahara previously served as President of ProQuip, Inc., a supplier of advanced process and production-test equipment for disk manufacturers, which the Company acquired in November 1994. Prior to the acquisition, Mr. Miyahara served in various positions at ProQuip, Inc., including President and General Manager from 1991 to 1994, Vice President of Operations from 1989 to 1991, and Chief Financial Officer from 1984 to 1991.

     Michael G. Rogowski has been Director of Customer Engineering since November 1994 and was promoted in March 1996 to Vice President of Customer Engineering. Prior to joining the Company, Mr. Rogowski was Vice President of Manufacturing/Test Engineering for Cambrian Systems, Inc., a supplier of advanced process and production-test equipment for disk and read/write head manufacturers, which the Company acquired in November 1994. From 1992 to 1994, Mr. Rogowski was the Director of Test Engineering at Akashic Memories. Between 1979 and 1992, Mr. Rogowski held various positions in engineering and management in the Mechanical Integration, Test Equipment Development, and Manufacturing Test Engineering organizations within IBM Corporation.

     R. Joseph Saunders has been Vice President, Chief Financial Officer and Assistant Secretary of the Company since November 1994. Mr. Saunders joined the Company from Southwest Water Company, owner of two regulated public water suppliers, where he served as Vice President-Finance, Chief Financial Officer and Secretary between 1992 and November 1994. From 1975 to 1992, Mr. Saunders served in a series of senior financial management positions with Baker Hughes, Inc., including Group Vice President of Finance.

     Dr. Heiner Sussner has been Vice President, Research and Development and Chief Technical Officer since October 1996. From 1992 until October 1996, Dr. Sussner served IBM Corporation as an executive consultant for technology investments in Europe, as director of IBM's Almaden research facility for data storage technology and as a manager/senior research scientist. Prior to 1992, Dr. Sussner served in various capacities for IBM over a period of 16 years. Dr. Sussner was awarded the IEEE Medal for Engineering Excellence for Leadership in 1994.

     Arthur J. Cormier has been a consultant to the Company since February 1997. Mr. Cormier founded the Company and has served as a Director since the Company's inception in 1989. He has served as President and Chief Operating Officer of the Company since its inception until February 1997. He held the position of Chief Executive Officer until the Company's recapitalization in November 1994. From 1987 to 1989, Mr. Cormier was Applications Engineer for National Micronetics Incorporated. Prior to joining National Micronetics, Mr. Cormier was employed by Eastman Kodak Company from 1985 to 1987, where he was an Engineering Program Manager.

     Thompson Dean has been a Director of the Company since November 1994. Since January 1997, Mr. Dean has been Managing Partner of DLJ Merchant Banking, Inc., an affiliate of DLJ. Prior to that Mr. Dean had been a Managing Director of DLJ Merchant Banking, Inc. since May 1992. Prior to that time,

Mr. Dean served as a Managing Director of DLJ, and was employed by that firm in various capacities from September 1988 until September 1992.

     Robert Finzi has been a Director of the Company since November 1994. Since May 1991, Mr. Finzi has been a Vice President of Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Growth II, L.P. and an affiliate of DLJ. Mr. Finzi is also a general partner of a series of investment funds managed by Sprout Group and a limited partner of the general partner of ML Ventures II, L.P. From 1984 to 1991, Mr. Finzi was a Vice President of Merrill Lynch Venture Capital. Mr. Finzi also serves on the Board of Directors of The Cerplex Group, Inc., Gentle Dental Services Co. and four privately-held companies.

     Dr. Gilbert F. Amelio has been a Director of the Company since June 1995. From 1994 until July 1997, Dr. Amelio served as a Director of Apple Computer, Inc. ("Apple") and from February 1996 until July 1997 he served as Chairman of the Board and Chief Executive Officer of Apple. Prior to joining Apple, Dr. Amelio was Chairman of the Board, President and Chief Executive Officer of National Semiconductor Corporation for five years. Dr. Amelio is an IEEE Fellow, holder of 16 patents and is the co-author of two books, "Profit from Experience:
The National Semiconductor Story of Transformation Management" and "On the Firing Line: My 500 Days at Apple." Dr. Amelio is currently Partner and Director of The Parkside Group, LLC and serves on the Board of Directors of SBC Communications.


     William E. Terry has been a Director since August 1997. From 1986 until his retirement in November 1993, Mr. Terry served as Executive Vice President and a Director of Hewlett-Packard. Prior to that, Mr. Terry served in a number of other senior executive positions with Hewlett-Packard. Mr. Terry currently serves on the Board of Directors of Keytronic Corporation and Altera Corporation.


     The Board of Directors has a Compensation Committee (the "Compensation Committee") which is responsible for making determinations regarding salaries, bonuses and other compensation matters for the Company's executive officers. The members of the Compensation Committee are Mr. Dean, Mr. Finzi and Mr. Terry. None of these individuals were at any time during 1996 an officer or employee of the Company.

     The Board of Directors also has an Audit Committee (the "Audit Committee") which supervises and makes recommendations and decisions with respect to the periodic audits of the Company's financial results. The members of the Audit Committee are Mr. Cormier, Mr. Dean, Mr. Finzi and Dr. Amelio.

DIRECTOR COMPENSATION

     Except as described below, the directors do not receive cash compensation for services on the Board of Directors or any Committee thereof.


     Dr. Amelio and Mr. Terry are each paid a retainer by the Company of $1,000 per month for their services on the Board of Directors. Dr. Amelio and Mr. Terry also each receive $1,000 for each meeting of the Board of Directors or committee thereof that they attend. In addition, the Company granted Dr. Amelio an option to purchase 100,000 shares of Common Stock under the 1995 Option Plan at an exercise price of $1.00 per share when he joined the Board in June 1995 and Mr. Terry was granted an option to purchase 50,000 shares of Common Stock under the 1995 Option Plan at an exercise price of $8.75 per share when he joined the Board in August, 1997. These options are immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company at the option exercise price paid per share if Dr. Amelio or Mr. Terry cease serving on the Board prior to vesting in their respective shares. As of February 28, 1998, Dr. Amelio had vested in 53,333 option shares and Mr. Terry had vested in no option shares. Dr. Amelio will vest in his remaining option shares, as long as he remains as a member of the Board, in a series of successive equal monthly installments upon completion of each additional month of Board service. Mr. Terry will vest in 10,000 option shares in August 1998, and will vest in the remaining option shares, as long as he remains as a member of the Board, in a series of successive equal monthly installments upon completion of each additional month of Board service. The vesting period for the options granted to Dr. Amelio and Mr. Terry is five years.

     All non-employee Board members are reimbursed for their out-of-pocket expenses in serving on the Board of Directors.


EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for 1997 exceeded $100,000, for services rendered to the Company in all capacities during that year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for 1997 has resigned or otherwise terminated employment during 1997.


                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                               ANNUAL COMPENSATION            SECURITIES
               NAME AND                  --------------------------------     UNDERLYING        ALL OTHER
         PRINCIPAL POSITION(S)            SALARY      BONUS      OTHER(1)      OPTIONS       COMPENSATION(2)

John F. Schaefer.......................  $325,000    $105,000         --          --            $  6,658
  Chairman and Chief Executive Officer

Dr. Heiner Sussner.....................   230,000      19,688      2,850          --               3,169
  Vice President, R&D and Chief
    Technical Officer

David L. Bultman.......................   230,000     190,000(3)   3,256          --               2,569
  Vice President, Product Development
    Disk Drive and Media Products

Neil A. Brumberger.....................   200,000      75,000      2,483          --               4,904
  Vice President and President, Phase
    Metrics Automation

R. Joseph Saunders.....................   200,000      21,558      3,360          --               3,678
  Vice President, Finance, Chief
    Financial Officer and Assistant
    Secretary


---------------


(1) Includes the value of personal use of Company automobiles.



(2) Includes the Company's matching contribution under its 401(k) Plan.



(3) Includes forgiven loans and signing bonuses totalling $150,000.

STOCK OPTIONS AND STOCK APPRECIATE RIGHTS

     The following table contains information concerning the stock options granted to the Named Executive Officers during 1997. All the grants were made under the Company's 1995 Plan (as defined herein). No stock appreciation rights were granted to the Named Executive Officers during 1997.


                                                     INDIVIDUAL GRANTS(1)
                              ------------------------------------------------------------------
                                                                          MARKET                    POTENTIAL REALIZATION
                                NUMBER                                   PRICE OF                     VALUE AT ASSUMED
                                  OF         PERCENT OF                 SECURITIES                  ANNUAL RATES OF STOCK
                              SECURITIES    TOTAL OPTIONS    EXERCISE   UNDERLYING                 PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO       PRICE       OPTIONS                      OPTION TERM(3)
                               OPTIONS      EMPLOYEES IN       PER        ON DATE     EXPIRATION   -----------------------
            NAME               GRANTED          1997         SHARE(2)   OF GRANT(2)      DATE          5%          10%
            ----              ----------   ---------------   --------   -----------   ----------   ----------   ----------
John F. Schaefer............        --            --             --           --            --            --           --
Dr. Heiner Sussner..........    60,000           5.5%         $8.75        $8.75       8/01/07      $330,170     $836,715
David L. Bultman............    25,000           2.3           8.75         8.75       8/01/07       137,571      348,631
Neil A. Brumberger..........        --            --             --           --            --            --           --
R. Joseph Saunders..........        --            --             --           --            --            --           --


---------------

(1) Option grants are immediately exercisable for all the option shares, but any shares purchased under such option will be subject to repurchase by the Company at the option exercise price paid per share.


(2) The exercise price is equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.



(3) There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Executive Officers with an exercise price equal to the fair market value of the option shares on the grant date.



AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END VALUES


     The following table provides information, with respect to each of the Named Executive Officers, concerning the exercise of options during 1997 and unexercised options held by them at the end of that fiscal year. None of the Named Executive Officers exercised any options during 1997.

                                                                             VALUE OF UNEXERCISED IN-THE
                                         NUMBER OF UNEXERCISED OPTIONS            MONEY OPTIONS AT
                                            AT DECEMBER 31, 1997(#)            DECEMBER 31, 1997($)(1)
                                        -------------------------------    -------------------------------
                 NAME                   EXERCISABLE(2)    UNEXERCISABLE    EXERCISABLE(2)    UNEXERCISABLE
                 ----                   --------------    -------------    --------------    -------------
John F. Schaefer......................          --                --                --               --
Dr. Heiner Sussner....................     150,000(2)             --          $112,500(2)            --
David L. Bultman......................     125,000(3)             --           125,000(3)            --
Neil A. Brumberger....................          --                --                --               --
R. Joseph Saunders....................          --                --                --               --

---------------


(1) Based upon the fair market value of $8.75 per share determined by the Board of Directors at December 31, 1997, less the option exercise price (i.e., the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors), payable per share.


(2) Although the options are fully exercisable, only 21,000 options had vested as of December 31, 1997. The option shares issuable upon exercise of such options are, prior to vesting, subject to a right of repurchase in favor of the Company.

(3) Although the options are fully exercisable, only 28,333 options had vested as of December 31, 1997. The option shares issuable upon exercise of such options are, prior to vesting, subject to a right of repurchase in favor of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee are Mr. Dean, Mr. Finzi and Mr. Terry. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.



     Mr. Dean is a Managing Director of DLJ Merchant Banking Partners, L.P., and Mr. Finzi is a General Partner of Sprout Group, both of which are affiliates of DLJ. DLJ is a principal stockholder of the Company. In each of 1995, 1996 and 1997 the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company. DLJ acted as the Initial Purchaser in the Note Offering and received an underwriting discount of $3.575 million in connection therewith. See "Principal Stockholders" "Certain Transactions."


COMPENSATION PLANS AND ARRANGEMENTS

  Employment Contracts and Change in Control Arrangements

     In November 1994, the Company entered into an employment contract with Mr. Schaefer providing for his employment as Chief Executive Officer and Chairman of the Board of the Company. The employment contract is terminable at will by either Mr. Schaefer or the Company upon 30-days' notice. The employment contract provides for an annual minimum base salary of $325,000. In addition, beginning in 1996, Mr. Schaefer became eligible to receive a bonus under the Company's bonus plan for officers. If the employment contract is terminated by the Company other than for cause or by Mr. Schaefer due to breach of the agreement or certain other actions by the Company, the Company must pay Mr. Schaefer, in addition to all accrued and unpaid salary and benefits, his salary and certain benefits for a period of 12 months from the date of such termination. If the Company terminates Mr. Schaefer's employment upon his permanent disability, subject to reduction for any insurance benefits received, Mr. Schaefer is entitled to receive his salary and benefits for 12 months from the date of such termination.

     In July 1995, in connection with the acquisition of ART, the Company entered into an employment contract with Mr. Brumberger providing for his employment as Vice President of the Company and President, Phase Metrics Automation. The employment contract is for a minimum term of three years and is terminable at will by Mr. Brumberger upon 30-days notice. The employment contract provides for an annual base salary of $200,000 and a minimum annual bonus of $75,000.

     In connection with any change of control of the Company, subject to certain limitations, outstanding options held by Dr. Sussner and Messrs. Bultman and Saunders (as well as certain other senior executive officers) will either immediately vest in full, or will subsequently vest in full upon the involuntary termination of the individual's employment within 12 months thereafter.

  Bonus Plan for Officers and Certain Key Employees

     The Company has an established bonus plan for officers and certain key employees, including the Named Executive Officers. Payment of bonuses under this plan is dependent on the Company achieving its financial goals established annually by the Compensation Committee, as well as the employee achieving certain priorities as established by Company management. Bonus targets range from a low of 10% of base salary for certain employees to a high of 50% of base salary for the Chief Executive Officer. Employees can earn up to 150% of their bonus targets, depending upon the performance of both the employee and the Company.

  1995 Stock Incentive Plan

     The Company's 1995 Stock Option Plan (the "1995 Plan") became effective when adopted by the Board of Directors (the "Board") and approved by the Company's shareholders in April 1995. A total of 6,300,000 shares of Common Stock have been authorized for issuance over the term of the 1995 Plan, subject to adjustment in the event of any stock dividends, stock splits or other similar changes affecting the Company's outstanding Common Stock.

     Employees (including officers), non-employee Board members and consultants and other advisors in the service of the Company or any parent or subsidiary company may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value per share on the grant date.

     The 1995 Plan is currently administered by the Board. However, the Board may at any time delegate such administration to the Compensation Committee. The Plan Administrator (whether the Board or such committee) has complete discretion to determine which eligible persons are to receive option grants, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of an option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting or exercise schedule in effect for the option and the maximum term for which any option will remain outstanding. No option granted under the 1995 Plan may have a term in excess of 10 years and will be subject to earlier termination following the optionee's cessation of service with the Company.

     Option grants under the 1995 Plan may either become exercisable for the option shares in a series of installments over the optionee's period of service with the Company or may be immediately exercisable for all the option shares, but any shares purchased under such an immediately exercisable option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee leave the Company's service prior to vesting in those shares. The Company will also have a right of first refusal with respect to any proposed sales or transfers of the shares of Common Stock issued under the 1995 Plan. Accordingly, the Company will have the opportunity to match any third-party offer to acquire those shares. However, all first refusal rights under the 1995 Plan will terminate in the event the Company's Common Stock is publicly held.

     The option exercise price will normally be payable in cash at the time of exercise. However, the Plan Administrator may allow the optionee to deliver a promissory note in payment of the exercise price and any withholding taxes incurred in connection with the exercise. Any such note will bear interest at the minimum rate required under the federal tax laws and will be secured by the purchased shares. Following an initial public offering of the Common Stock, the exercise price may be paid in shares of Common Stock valued at fair market value or through a cashless exercise procedure pursuant to which the purchased option shares are sold immediately and a portion of the sale proceeds equal to the option exercise price for those shares are remitted to the Company.

     Should the Company be acquired by merger or asset sale, all outstanding options will immediately vest in full, except to the extent those options are assumed by the successor entity. In the event the price payable per share of Common Stock in the acquisition (determined on a fully-diluted basis) is at least $7.00, the shares subject to the outstanding options under the 1995 Plan will, whether or not those options are to be assumed by the successor entity, vest for some option holders immediately upon such acquisition and will vest for the remaining option holders upon the subsequent termination of their service with the Company or the successor entity within 18 months following such acquisition.

     As of February 28, 1998, options for 2,150,134 shares of Common Stock were outstanding under the 1995 Plan, options for 1,453,480 shares had been exercised, and 2,696,386 shares of Common Stock were available for future option grant. To the extent any outstanding options terminate or expire unexercised, the shares of Common Stock subject to those options will be available for subsequent option grants.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the 1995 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     The Board may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on April 1, 2005, unless sooner terminated by the Board.

                              CERTAIN TRANSACTIONS

     Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than five percent of the outstanding capital stock of the Company had or will have a direct or indirect material interest other than compensation and other arrangements, which are described where required under "Management" and the transactions described below.

RECAPITALIZATION

     In November 1994, the Company completed a recapitalization (the "Recapitalization") and in connection therewith entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with DLJ Merchant Banking Partners, L.P., a Delaware limited partnership ("DLJMBP"), DLJ International Partners, C.V., a Netherlands Antilles limited partnership ("DLJIP"), DLJ Offshore Partners, C.V., a Netherlands Antilles limited partnership ("DLJOP"), DLJ Merchant Banking Funding, Inc., a Delaware corporation ("DLJMBF"), DLJ Capital Corporation, a Delaware corporation ("DLJCC"), Sprout Growth II, L.P., a Delaware limited partnership and venture capital affiliate of DLJ ("Sprout II") and Sprout Capital VI, L.P., a Delaware limited partnership and venture capital affiliate of DLJ ("Sprout VI") (collectively, "DLJ and the Sprout Entities"), Mr. Arthur J. Cormier and Mr. John T. Schaefer. In connection with the Recapitalization, the Company also (i) entered into a Securityholders Agreement with DLJ and the Sprout Entities, Mr. Cormier and Mr. Schaefer (the "Securityholders Agreement"), (ii) exchanged its existing capital stock for shares of its Series A and B Preferred Stock, (iii) issued and sold shares of its Common Stock and (iv) issued and sold $8.0 million aggregate principal amount of its Convertible Subordinated Notes. As part of the Recapitalization, Mr. Cormier sold his Series B Preferred Stock and certain shares of his Series A Preferred Stock to DLJ and the Sprout Entities and Mr. Schaefer. See "Description of Capital Stock."

     In 1995, DLJMBF transferred $671,975 in aggregate principal amount of its Convertible Subordinated Notes and 161,920 shares of its Series B Preferred Stock to DLJ First ESC, L.L.C., a Delaware limited liability corporation ("DLJ First"). As part of that transaction, DLJ First became a party to the Securities Purchase Agreement and the Securityholders Agreement and is one of the "DLJ and the Sprout Entities" as defined herein.

     The outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible into an aggregate of 12,107,280 shares of Common Stock. The Convertible Subordinated Notes issued to DLJ and the Sprout Entities are convertible into an aggregate of 5,142,720 shares of Common Stock of the Company and are subordinated in right of payment and with respect to certain other rights to all senior debt of the Company, including indebtedness evidenced by the New Notes and outstanding indebtedness under the New Credit Facility. See "Description of Capital Stock."

BRIDGE FINANCING

     In November 1994, the Company entered into a Bridge Securities Purchase Agreement (the "Bridge Financing Agreement") with PM Funding, Inc., a Delaware corporation ("PM Funding"), an affiliate of DLJ and the Sprout Entities. Under the Bridge Financing Agreement, the Company borrowed $20.0 million from PM Funding and issued warrants to PM Funding, DLJCC, Sprout II and Sprout VI, which are exercisable for an aggregate of 800,000 shares of Common Stock at an exercise price of $1.55 per share, subject to adjustment (the "Bridge Note Warrants"). The Bridge Note Warrants expire on November 23, 2004. The loan with PM Funding was repaid by the Company in March 1995.

SECURITYHOLDERS AGREEMENT

     The Securityholders Agreement, as amended, provides that each of Messrs. Schaefer and Cormier, DLJMBP and Sprout II, shall be entitled to designate one director to the Company's Board, and Messrs. Schaefer and Cormier, with the consent of DLJ and the Sprout Entities, shall have the right to designate the fifth and sixth directors to the Company's Board. The Securityholders Agreement also contains certain restrictions on the ability of the parties thereto to sell their shares of stock; registration rights; preemptive rights in connection with the issuance by the Company of additional equity securities other than upon certain defined events, including an initial public offering by the Company; certain rights of first refusal between the shareholders who are party to such agreement providing each such party the right to purchase any equity securities that any of the other parties to the agreement desire to sell to third parties and other matters customary for such agreements. The rights of the parties to the Securityholders Agreement with respect to certain restrictions on transfer and the preemptive rights under such Agreement terminate in connection with certain public offerings of Common Stock by the Company. Under the Securityholders Agreement, the Company is obligated until November 23, 1998, to use DLJ as its exclusive financial advisor and investment banker. In consideration for DLJ's services, the Company has agreed to pay DLJ an annual retainer of $200,000. In each of 1995, 1996 and 1997, the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company.


     DLJ acted as the initial purchaser in the Note Offering and received an underwriting discount of $3.575 million in connection therewith.

FORMER CREDIT FACILITY

     In connection with the refinancing of its then-outstanding indebtedness in January and December of 1996, the Company paid fees of $1.2 million for debt issuance costs to DLJ Capital Funding, Inc. ("DLJCF"), the syndicate agent. DLJCF is an affiliate of DLJ.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock as of February 28, 1998, by
(i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of any class of its capital stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each stockholder is c/o Phase Metrics, Inc., 10260 Sorrento Valley Road, San Diego, California 92121.

                                                              SERIES A              SERIES B
                                     COMMON STOCK(2)        PREFERRED(3)          PREFERRED(4)             TOTAL(5)
                                   -------------------   -------------------   -------------------   --------------------
       BENEFICIAL OWNER(1)          NUMBER     PERCENT    NUMBER     PERCENT    NUMBER     PERCENT     NUMBER     PERCENT
DLJ and the Sprout Entities
  (6)............................  5,942,720    51.5%    2,000,000    24.2%    3,857,280    100.0%   11,800,000    49.9%
Arthur J. Cormier (7)............         --      --     4,500,000    54.5            --       --     4,500,000    25.4
John F. Schaefer (8).............  2,750,000    49.0     1,750,000    21.2            --       --     4,500,000    25.4
Neil A. Brumberger(9)............    450,000     7.6            --      --            --       --       450,000     2.5
Wayne G. Erickson (10)...........    300,000     5.3            --      --            --       --       300,000     1.7
R. Joseph Saunders (11)..........    150,000     2.7            --      --            --       --       150,000       *
Dr. Heiner Sussner (12)..........    150,000     2.6            --      --            --       --       150,000       *
David L. Bultman (13)............    125,000     2.2            --      --            --       --       125,000       *
Dr. Gilbert F. Amelio (14).......    100,000     1.7            --      --            --       --       100,000       *
William E. Terry (15)............     50,000       *            --      --            --       --        50,000       *
Thompson Dean (6)................         --      --            --      --            --       --            --      --
Robert Finzi (6).................         --      --            --      --            --       --            --      --
All directors and executive
  officers as a group (15
  persons) (16)..................  4,384,567    72.0     6,250,000    75.8            --       --    10,634,567    58.4

---------------

  *  Less than one percent.

 (1) Except as indicated by footnote, the Company understands that the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Reflects the beneficial ownership of the Company's Common Stock, assuming the conversion of the Convertible Subordinated Notes and the Bridge Note Warrants. Shares of Common Stock subject to options, warrants or notes which are currently exercisable or exercisable within 60 days of February 28, 1998, are deemed outstanding for computing the percentages of the person holding such options, warrants or notes, but are not deemed outstanding for computing the percentages of any other person. Percentage ownership is based on 5,607,480 shares of Common Stock outstanding as of February 28, 1998.

 (3) The number of shares reflects the number of shares of Common Stock in the aggregate issuable upon the conversion of the Series A Preferred Stock held by each person. Each share of Series A Preferred Stock is convertible into 20 shares of Common Stock. See "Description of Capital Stock -- Series A Preferred Stock."

 (4) The number of shares reflects the number of shares of Common Stock in the aggregate issuable upon the conversion of the Series B Preferred Stock held by each person. Each share of Series B Preferred Stock is convertible into 20 shares of Common Stock. See "Description of Capital Stock -- Series B Preferred Stock."

 (5) Reflects the beneficial ownership of the Company's capital stock, assuming the conversion of the Series A Preferred Stock, Series B Preferred Stock, Convertible Subordinated Notes and the Bridge Note Warrants. Shares of Common Stock subject to options, warrants or notes which are currently exercisable or exercisable within 60 days of February 28, 1998, are deemed outstanding for computing the percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the percentage of any other person.

 (6) Consists of shares held directly by DLJMBP, DLJIP, DLJOP, DLJMBF, DLJCC, DLJ First, PM Funding, Sprout II and Sprout VI. See "Certain Transactions." The address of each of DLJMBP, DLJMBF, DLJCC, DLJ First and PM Funding is 277 Park Avenue, New York, New York 10172. The address of DLJIP and DLJOP is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of Sprout II and Sprout VI (the "Sprout Group") is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025. Mr. Dean, as a Managing Director of DLJMBP, and Mr. Finzi, as a General Partner of the Sprout Group, may be deemed to share voting and investment power over such shares. Messrs. Dean and Finzi disclaim beneficial interest in such shares, except to the extent of their respective interests in DLJ and the Sprout Entities. Includes 800,000 shares of Common Stock issuable upon the exercise of the Bridge Note Warrants at an exercise price of $1.55 per share held by DLJCC and PM Funding. Includes an aggregate of 5,142,720 shares of Common Stock issuable upon the exercise of the Convertible Subordinated Notes.

 (7) Includes 130,000 shares held by Mr. Cormier's children and other relatives for which Mr. Cormier maintains voting control.

 (8) Includes 98,700 shares of Common Stock which are held by Mr. Schaefer's children and other relatives for which Mr. Schaefer maintains voting control and 657,500 shares held by Mr. Schaefer's wife as her separate property.

 (9) Includes 43,333 shares that are subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in July 2000.

(10) Includes 8,000 shares held in trust for Mr. Erickson's children for which Mr. Erickson maintains voting control. Includes 95,000 shares that are subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in November 1999.

(11) Includes 47,500 shares that are subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in November 1999.

(12) Includes immediately exercisable options to purchase 150,000 shares. Because of limitations under the federal tax laws for Incentive Stock Options, only options to purchase 113,543 shares are currently exercisable or exercisable within 60 days of February 28, 1998. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in October 2001.

(13) Includes immediately exercisable options to purchase 125,000 shares. Because of limitations under the federal tax laws for Incentive Stock Options, only options to purchase 92,449 shares are currently exercisable or exercisable within 60 days of February 28, 1998. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in July 2001.

(14) Includes immediately exercisable options to purchase 100,000 shares. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that lapse in a series of monthly installments ending in June 2000.

(15) Includes immediately exercisable options to purchase 50,000 shares. The option shares issuable upon exercise of such option are, prior to vesting, subject to a right of repurchase in favor of the Company that will lapse in a series of annual and monthly installments ending in August 2002.

(16) See Notes 7, 8, 9, 10, 11, 12, 13, 14 and 15. Includes options exercisable for 485,559 shares of Common Stock under the 1995 Option Plan, and 730,000 shares of Common Stock of which 248,500 shares are subject to a right of repurchase in favor of the Company that lapses in a series of monthly installments ending in August 2002. Excludes shares held by DLJ and the Sprout Entities. See Note 6 above.

                          DESCRIPTION OF INDEBTEDNESS

     The following sets forth information concerning indebtedness of the Company.

NEW CREDIT FACILITY

     In connection with the Refinancing, the Company entered into the New Credit Facility with the Lenders by amending and restating its Former Credit Facility. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the amended and restated credit agreement with the Lenders and the various documents related thereto.


     The New Credit Facility provides the Company with up to $25.0 million of revolving credit, subject to certain conditions, which limit could be increased to $40.0 million at the sole discretion of the Lenders. The New Credit Facility is secured by all of the Company's current and future assets other than (i) the real estate owned by the Company in San Diego, California on which its headquarters is located (ii) certain telephone and related equipment and (iii) certain general intangibles not assignable or capable of being encumbered under the terms of a license, lease or other agreement. The New Credit Facility is guaranteed on a secured basis by the Subsidiary Guarantors. The guarantees of the Subsidiary Guarantors in favor of the Lenders are secured by substantially all of the existing and future assets of the Subsidiary Guarantors. The Company's obligations under the New Credit Facility are also secured by a pledge of all of the outstanding capital stock of the Company's domestic subsidiaries, and 65% of the outstanding stock of the Company's foreign subsidiaries, who provide sales support and field service to foreign customers on behalf of the Company and the Guarantors. The Company and the Subsidiary Guarantors are prohibited from pledging any of their assets other than under the New Credit Facility. Indebtedness under the New Credit Facility and the related guarantees of the Subsidiary Guarantors in favor of the Lenders, to the extent of the assets securing such obligations, effectively rank senior to indebtedness outstanding under the New Notes and the New Note Guarantees.



     Borrowings under the New Credit Facility are available for working capital and general corporate purposes, including the issuance of letters of credit, subject to a borrowing base test and the achievement of certain financial ratios and compliance with certain conditions and covenants. As of March 31, 1998, the Company had approximately $16.7 million of borrowing availability under the New Credit Facility.


     All indebtedness outstanding under the New Credit Facility will mature in January 2001. The initial interest rate for borrowings under the New Credit Facility will be, at the option of the Company, LIBOR plus 3.0% or the Base Rate plus 1.0%. The Company may elect interest periods of one, three or six months for LIBOR borrowings. Calculation of interest will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans). The Company is obligated to pay a quarterly commitment fee on the aggregate unused amount of the New Credit Facility at an annual rate of 0.75% (which amount may be decreased to 0.50% beginning in 1999 under certain circumstances). The "Base Rate" is the higher of (i) the prime commercial lending rate of Fleet National Bank and (ii) the Federal Funds Effective Rate plus 0.5%. "LIBOR" is defined as the rate displayed for deposits in dollars for a period equal to the relevant interest period on page 3750 of the Telerate Screen (or such other page as may replace such page on such service for the purpose of displaying the London interbank offered rate of major Banks for deposits in dollars) two business days prior to the first day of the relevant interest period. LIBOR will at all times include statutory reserves to the extent actually incurred.

     Indebtedness under the New Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to interest rate breakage costs) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.

     The New Credit Facility contains customary and appropriate representations and warranties, including, without limitation, those relating to due organization and authorization, no conflicts with agreements, financial condition, no material adverse changes, litigation, compliance with laws and environmental liabilities.

     The New Credit Facility also contains, in addition to the borrowing base test, customary and appropriate conditions to all borrowings under the New Credit Facility including satisfaction of requirements relating to prior written notice of borrowing, the accuracy of representations and warranties and the absence of any default or event of default.

     The New Credit Facility also contains customary affirmative and negative covenants, including, without limitation, limitations on other indebtedness, liens, investments and guarantees, restricted payments, mergers and acquisitions, sales of assets, capital expenditures, leases and affiliate transactions. The New Credit Facility also contains financial covenants relating to minimum interest coverage, minimum net worth, minimum cash flow and profitability and maximum leverage.

     Events of default under the New Credit Facility include those relating to non-payment of interest, principal or fees payable under the New Credit Facility; non-performance of certain covenants; cross default to other material debt of the Company and its subsidiaries (including indebtedness under the New Notes); bankruptcy or insolvency; judgments in excess of specified amounts; default under certain related loan documents; materially inaccurate or false representations or warranties and change of control.

CONVERTIBLE SUBORDINATED NOTES

     In connection with the Recapitalization, the Company issued and sold $8.0 million principal amount of its Convertible Subordinated Notes (the "Convertible Subordinated Notes") to DLJ and the Sprout Entities, pursuant to the Securities Purchase Agreement.

     The Convertible Subordinated Notes mature in July 2005. Interest accrued at an annual rate of 25.0% for the three-year period between November 23, 1994 (the "Original Issue Date") and November 23, 1997, and thereafter accrues at an annual rate equal to the greater of 12.5% and the prime rate plus 2.0%. Interest is payable at maturity. In the event the Company enters into any transaction constituting a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Company is obligated to redeem the Convertible Subordinated Notes in cash at a price equal to the aggregate principal amount thereof plus accrued interest (the "Accreted Amount"). The Convertible Subordinated Notes (including all accrued interest thereon) are convertible into an aggregate of 5,142,720 shares of the Company's Common Stock at the option of the holders thereof, and, upon the Company's initial public offering, are automatically convertible into that number of shares of Common Stock.

     The Convertible Subordinated Notes also contain customary anti-dilution rights and protective voting provisions that, among other things and subject to certain qualifications, limit the Company's ability to (i) amend, alter or repeal its Certificate of Incorporation or the charter documents of its subsidiaries in any manner adverse to the preferences, privileges, voting rights and powers of the holders of the Convertible Subordinated Notes; (ii) voluntarily liquidate, dissolve or wind up the Company or any of its subsidiaries; (iii) voluntarily convey, exchange or transfer all or substantially all of the Company's assets; (iv) other than indebtedness outstanding under the New Notes and the New Credit Facility, incur, assume, refinance, renew, discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any indebtedness of the Company or any of its subsidiaries, (v) pay dividends or make distributions on capital stock of the Company and its subsidiaries and (vi) except as required under the terms of the Indenture related to the New Notes, redeem or repurchase any shares of capital stock of the Company, without the written consent of the holders of at least 75% in aggregate Accreted Amount of the Convertible Subordinated Notes.

     Events of default under the Convertible Subordinated Notes include, among other things, (i) a default continuing in payment of all or any part of the principal or interest payable thereunder when due; (ii) a default under other Material Debt (as defined in the Convertible Subordinated Notes) of the Company or any of its subsidiaries or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Material Debt of the Company or any of its subsidiaries which results in the acceleration of such indebtedness prior to its stated maturity and (iii) certain events of bankruptcy or insolvency with respect to the Company or any of its subsidiaries. Upon the occurrence of an event of default, the holders of a majority of the aggregate Accreted Amount of the Convertible Subordinated Notes may declare all outstanding amounts under the Convertible Subordinated Notes to be immediately due and payable.

     The Convertible Subordinated Notes are expressly subordinated to all senior debt of the Company, including the indebtedness outstanding under the New Notes, as well as any indebtedness outstanding under the New Credit Facility. The Convertible Subordinated Notes may be amended with the written consent of the holders of a majority in aggregate Accreted Amount of the Convertible Subordinated Notes then outstanding.

                            DESCRIPTION OF NEW NOTES

GENERAL


     The Notes were, and the New Notes will be, issued pursuant to the Indenture dated as of January 30, 1998, among the Company, the direct or indirect domestic Restricted Subsidiaries of the Company (together, the "Subsidiary Guarantors") and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The terms of the New Notes are identical in all material respects to the Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear restrictive legends with respect to such registration and will not contain certain provisions providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement, the provisions of which will terminate upon the consummation of the Exchange Offer. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Phase Metrics, Inc. and not to any of its Subsidiaries.



     The New Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. The Company's obligations under the New Notes will be fully and unconditionally guaranteed on an unsecured senior basis by, and will be joint and several obligations of, the Subsidiary Guarantors. See
"-- Note Guarantees." As of March 31, 1998, the New Notes and the New Note Guarantees are effectively subordinated to approximately $11.2 million of secured obligations of the Company and the Subsidiary Guarantors. The Indenture will permit the incurrence of additional secured Indebtedness in the future. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     The operations of the Company are conducted in part through its Subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the New Notes. All of the existing domestic Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $110.0 million and will mature on February 1, 2005. Interest on the New Notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to New Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

NEW NOTE GUARANTEES

     The Company's payment obligations under the New Notes will be fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The New Note Guarantees will be general unsecured obligations of the Subsidiary Guarantors, will rank senior in right of payment to all subordinated Indebtedness of the Subsidiary Guarantors and pari passu in right of payment to all existing and future senior Indebtedness of the Subsidiary Guarantors, if any. The obligations of any Subsidiary Guarantor under its New Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

     The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the New Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and (iv) the Company would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clauses (i), (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Subsidiary Guarantor.

     The Indenture will provide that (i) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or (ii) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its New Note Guarantee; provided, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (ii) of the covenant described under the caption
"-- Certain Covenants -- Merger, Consolidation, or Sale of Assets," such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Indenture.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to February 1, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   105.375%
2003........................................................   102.688%
2004 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time prior to February 1, 2001, the Company may redeem up to 33% of the original aggregate principal amount of New Notes at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided, that at least 67% of the original aggregate principal amount of New Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange

Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents or (b) property or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided, that the amount of (x) any liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities of the Company that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to the customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision; provided, further, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay Indebtedness outstanding under the New Credit Facility (and to correspondingly reduce commitments with respect to the revolving borrowings thereunder) or other Pari Passu Indebtedness; provided, that if the Company shall so repay other Pari Passu Indebtedness, it will equally and ratably reduce Indebtedness under the New Notes if the New Notes are then redeemable or, if the New Notes may not be then redeemed, the Company shall make an offer to all Holders to purchase at 100% of the principal amount thereof the amount of New Notes that would otherwise be redeemed or (b) to an investment in property, capital expenditures or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of an Asset Sale Offer.


CERTAIN COVENANTS

  Restricted Payments

     The Indenture will provide that from and after the date of the Indenture the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Pari Passu Indebtedness or any Indebtedness which is subordinated to the New Notes, except scheduled payments of interest or principal at Stated Maturity of such Indebtedness or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed

     Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) the assets of which are used or useful in, or which is engaged in, one or more Permitted Businesses is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The provisions of the immediately preceding paragraph will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness subordinated to the New Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); (iii) the defeasance, redemption, repurchase or other acquisition of Pari Passu Indebtedness or Indebtedness subordinated to the New Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) optional and mandatory prepayments on any revolving credit Indebtedness incurred under the New Credit Facility or (vi) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (vi) after the date of the Indenture, does not exceed $5.0 million in the aggregate (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (vi) either as a result of (A) the repayment of disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation), but, in the case of clauses (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause
(vi); provided that in the case of each of clauses (i) through (vi) no Default or Event of Default shall have occurred and be continuing after making such Restricted Payment.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default; provided, that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1 if the date on which the Indebtedness is incurred is prior to February 1, 2000, and at least 2.5 to 1 if the date on which the Indebtedness is incurred is on or after February 1, 2000, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i)the incurrence by the Company and the Subsidiary Guarantors of Indebtedness pursuant to the New Credit Facility; provided, that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the sum of $40.0 million;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the New Notes and the New Note Guarantees, respectively;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case (other than in the case of a mortgage financing secured by the real estate (and personal property associated with such real estate) owned by the Company in San Diego, California on which the Company's headquarters is located on the date of the Indenture) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided, that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided, further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between the Company and any of its Wholly Owned Restricted Subsidiaries or between one Wholly Owned Restricted Subsidiary and another Wholly Owned Restricted Subsidiary; provided, however, that (a) if the Company is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; (b) if a Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness, to the extent owing to the Company or any Subsidiary Guarantor, does not exceed $5.0 million in aggregate principal amount at any time outstanding and (c) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars; provided, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (xiii) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (xiv) the incurrence by Foreign Subsidiaries which are not Guarantors of Indebtedness in connection with the financing of accounts or notes receivable outside of the United States in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xiv) not to exceed $10.0 million; provided, that neither the Company nor any Guarantor shall have guaranteed or provided credit support of any kind (including any undertaking, agreement or instrument which would constitute Indebtedness) with respect to such Indebtedness; and

          (xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xv), not to exceed $15.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) any applicable
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

law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness; provided, that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, and (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and (v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its New Note Guarantee shall apply to such Person's obligations under the Indenture and the New Notes.

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, that the following shall not be deemed Affiliate Transactions: (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (4) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (5) transactions in accordance with the Securityholders Agreement, as amended; provided, that no such amendment contains any provisions that are materially adverse to the Holders of the New Notes, and
(6) transactions between the Company or its Restricted Subsidiaries on the one hand, and DLJ or its Affiliates, on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided, that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitations on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Note Guarantees

     The Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million
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

to any Restricted Subsidiary that is neither a Subsidiary Guarantor nor a Foreign Subsidiary, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or (iii) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Debt in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Subsidiary Guarantor) to execute a New Note Guarantee of the Obligations of the Company under the New Notes in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such New Note Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, "-- Restricted Payments."

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the New Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Notes; (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control,"
"-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 30 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with the provisions described under the captions "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company for 60 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Subsidiaries all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. If any Event of Default occurs and is continuing, subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to February 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to February 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the New Notes, the Indenture, the New Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes, by accepting a New Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes and all obligations of the Subsidiary Guarantors under the New Note Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the

Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the New Notes or the New Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the New Notes or the New Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any New Note; (iv) waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration); (v) make any New Note payable in money other than that stated in the New Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the New Notes; (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the New Notes or the New Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's and the Subsidiary Guarantors' obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the New Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Phase Metrics, Inc., 10260 Sorrento Valley Road, San Diego, California 92121; Attention: Chief Financial Officer.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The New Notes exchanged by QIBs initially will be in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The New Notes exchanged for Notes that were offered and sold in offshore transactions in reliance on Regulation S, if any, will be in the form of one or more permanent global notes (the "Regulation S Global Notes") and deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at Euroclear and Cedel Bank. Beneficial interests in the Regulation S Permanent Global Notes may be transferred to a Person that takes delivery in the form of an interest in the U.S. Global Notes and beneficial interests in the U.S. Global Notes may be transferred to a Person that takes delivery in the form of an interest in the Regulation S Permanent Global Notes; provided, that in each case, that the certification requirements described below are complied with. See "Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

     In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Cedel Bank), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for New Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including DLJ), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel Bank. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other Persons only through the Direct Participants or Indirect Participants and such other Persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised the Company that, pursuant to DTC's procedures, DTC will maintain records of the ownership interests of each Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Regulation S Global Notes may hold their interests therein directly through Euroclear or Cedel Bank or through organizations other than Euroclear and Cedel Bank that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Cedel Bank (each a "Nominee" of Euroclear and Cedel Bank, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Cedel Bank, respectively. Euroclear and Cedel Bank will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or Cedel Bank. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Cedel Bank, may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain Persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such Persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, See "-- Regulation S Permanent Global Notes" and "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the Persons in whose names the New Notes are registered (including New Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Subsidiary Guarantors, the Trustee nor any agent of the Company, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the New Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the New Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the New Notes through Euroclear or Cedel Bank) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the New Notes through Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the New Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the New Notes through Euroclear or Cedel Bank, on the other hand, will be effected by Euroclear or Cedel Bank's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel Bank; provided, that delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Cedel Bank, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedel Bank and within their established deadlines (Brussels time for Euroclear and UK time for Cedel Bank). Indirect Participants who hold interest in the New Notes through Euroclear and Cedel Bank may not deliver instructions directly to Euroclear's or Cedel Bank's Nominee. Euroclear or Cedel Bank will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Cedel Bank's behalf in the relevant Global
Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the New Notes through Euroclear or Cedel Bank purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedel Bank during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedel Bank customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Regulation S Global Note to a DTC Participant until the European business day for Euroclear or Cedel Bank immediately following DTC's settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for New Notes in certificated form, and to distribute such certificated forms of New Notes to its Direct Participants. See "-- Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and Cedel Bank have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and Cedel Bank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors, DLJ or the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and Cedel Bank and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one
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

executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

  Transfers of Interests in One Global Note for Interests in Another Global Note

     An Indirect Participant who holds an interest in Regulation S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of any necessary written certification from the transferor.

     A Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a Person who takes delivery in the form of an interest in Regulation S Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Regulation S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a Person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

  Transfers of Interests in Global Notes for Certificated Notes

     An entire Global Note may be exchanged for definitive New Notes in registered, certificated form without interest coupons ("Certificated Notes") if
(i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or
(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each Person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the New Related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of New Notes, and the Company, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Transfers of Certificated Notes

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "Notice to Investors."

  Same Day Settlement and Payment

     The Indenture will require that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Subsidiary Guarantors and DLJ entered into the Registration Rights Agreement on the date of the Note Closing. In the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed to file an Exchange Offer Registration Statement with the Commission within 60 days of the date of the Note Closing, and use their respective best efforts to have it declared effective at the earliest possible time. The Company and the Subsidiary Guarantors also agreed to use their best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. Pursuant to the Exchange Offer, the Company is offering to the Holders of Transfer Restricted Securities who are able to make certain representations, the opportunity to exchange their Transfer Restricted Securities for New Notes. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the New Notes that are issued in the Exchange Offer and it is acquiring the New Notes in the Exchange Offer in its ordinary course of business.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it or (c) it is a broker-dealer and holds New Notes acquired directly from the Company or any of the Company's affiliates, the Company and the Subsidiary Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provide the Company with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Note until the earliest of the date of which (i) such
Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) if the Company or the Subsidiary Guarantors fail to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the date of the Note Closing,
(ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 120th day after the date of the Note Closing,
(iii) the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective (iv) if obligated to file the Shelf Registration Statement and the Company or the Subsidiary Guarantors fail to file the Shelf Registration Statement with the Commission on or prior to the 30th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 60th day after the obligation to file a Shelf Registration Statement arises or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, such time of non-effectiveness or non-usability (each, a "Registration Default"), the Company and the Subsidiary Guarantors agree to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 in principal amount of Transfer Restricted Securities. The Company and the Subsidiary Guarantors shall not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Company or the Subsidiary Guarantors to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,
(iii) a sale and leaseback of the real estate (and personal property associated with such real estate) owned by the Company in San Diego, California on which the Company's headquarters is located on the date of the Indenture and (iv) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolida-

tion) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income,
(i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Fixed Charges of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents (A) an accrual of or reserve for cash charges in any future period, or (B) amortization of a prepaid cash expense that was paid in a prior period), (iv) any gain realized in connection with any Asset Sale and any extraordinary or non-recurring gain, in each case, on a consolidated basis determined in accordance with GAAP and (v) the amount of any non-cash compensation expense incurred in connection with issuances of securities under stock option, stock purchase and other equity-based incentive plans. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of a Restricted Subsidiary of, a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of: (i) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations; provided, that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) and (ii) consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is guaranteed by the referent Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iii) the product of
(A) all cash dividend payments of the Company and any Subsidiary Guarantor on any series of preferred stock of the Company or such Guarantor times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its

Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause
(iii) of the proviso set forth in the definition of Consolidated Net Income, and
(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, or operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means a Subsidiary that is formed under the laws of the United States of America or of a state or territory thereof, but shall exclude any Subsidiary which is treated as a partnership or branch for United States federal income tax purposes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Global Notes" means the U.S. Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current

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

payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to the creditors of the Company, as such, or to the assets of the Company, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary, and involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Amended and Restated Credit Agreement, dated as of January 30, 1998, by and among the Company, certain financial institutions and Fleet National Bank, as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or

(c) constitutes the lender, (ii) as to which no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pari Passu Indebtedness" means Indebtedness of the Company that ranks pari passu in right of payment to the New Notes.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (i) any Investment in the Company or in a Subsidiary Guarantor and Investments in Wholly-Owned Restricted Subsidiaries which are not Subsidiary Guarantors permitted under clauses (vii) or (ix) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) any Investment in Cash Equivalents, (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor, (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales", (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and (vi) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not in excess of $5.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred or other Indebtedness allowed to be incurred under clause (i) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (vi) Liens existing on the date of the Indenture, (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor,
(viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary, (ix) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness, together with any additions and accessions thereto and replacements, substitutions and proceeds

(including insurance proceed(s) thereof), (x) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 30 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, that any reserve or other appropriate provisions as shall be required to conform with GAAP shall have been made therefor, (xi) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, (xii) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, (xiii) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture, (xiv) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and (xv) Liens on inventory or cash to secure cash advances made by customers for the purchase price of inventory.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith and the amount of any market-based premium paid in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Principals" means DLJ Merchant Banking, Inc. and its Affiliates, the Sprout Group and its Affiliates, John F. Schaefer and Arthur J. Cormier.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of the Company that results in the net proceeds to the Company of at least $25.0 million.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the permanent global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Securityholders Agreement" means the Securityholders Agreement, dated as of November 23, 1994, among the Company, John F. Schaefer, Arthur J. Cormier, and DLJ and the Sprout Entities.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means each of (i) Helios Incorporated, Applied Robotic Technologies, Inc., Air Bearings Incorporated and Santa Barbara Metric, Inc. and (ii) any other Subsidiary that executes a New Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by a resolution of the Board of Directors of the Company as an Unrestricted Subsidiary; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "U.S. Global Note" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of New Notes sold in reliance on Rule 144A.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means a Subsidiary that is both a Wholly Owned Subsidiary and a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of New Notes by the original holders of the New Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring or holding the Notes or the New Notes.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, certain holders (including insurance companies, tax exempt organizations, financial institutions, subsequent purchasers of New Notes and broker-dealers) may be subject to special rules not discussed below. In addition, this discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, the discussion assumes that a holder acquired a Note at original issuance and holds such Note and the New Notes as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of New Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a New Note that is, for United States federal income tax purposes, a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is included in gross income for United States federal income tax purposes, regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

UNITED STATES HOLDERS


       Exchange of Notes for New Notes The exchange of a Note, by a United States Holder, for a New Note will not constitute a taxable exchange of the Note. As a result, a United States Holder will not recognize taxable gain or loss upon receipt of a New Note. A United States Holder's holding period for a New Note will generally include the holding period for the Note so exchanged and such holder's adjusted tax basis in a New Note will generally be the same as such holder's adjusted tax basis in the Note so exchanged.


     Stated Interest. Stated interest on a New Note will be taxable to a United States Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes. The Company expects that the New Notes will not be considered to be issued with original issue discount for federal income tax purposes.


     Bond Premium on the New Notes. If a United States Holder of a New Note purchased a Note for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the Notes, the United States Holder may deduct such excess as amortizable bond premium over the aggregate terms of the Notes and the New Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula. The deduction is available only if an election is made by the United States Holder or is in effect. This election is revocable only with the consent of the IRS. The election applies to all obligations owned or subsequently acquired by the United States Holder. The United States Holder's adjusted tax basis in the Notes and the New Notes will be reduced to the extent of the deduction of amortizable bond premium. Except as may otherwise be provided in future regulations, under the Code the amortizable bond premium is treated as an offset to interest income on the Notes and the New Notes rather than as a separate deduction item.

     Market Discount on the New Notes. The tax consequences of a disposition of the New Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a United States Holder acquired the Notes (other than in an original issue) or the New Notes at a market discount which equals or exceeds 1/4 of 1% of the stated redemption price of the Notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition (or makes a gift) of the New Notes, the lesser of (i) such gain (or appreciation, in the case of a gift) or
(ii) the portion of the market discount which accrued while the Notes or New Notes were held by such United States Holder will be treated as ordinary income at the time of the disposition (or gift). For these purposes, market discount means the excess (if any) of the stated redemption price at maturity over the basis of such Notes immediately after their acquisition by the United States Holder. A United States Holder of the New Notes may elect to include any market discount (whether accrued under the Notes or the New Notes) in income currently rather than upon disposition of the New Notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

     A United States Holder of any New Note who acquired a Note or a New Note at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Note or New Note until the market discount is recognized upon a subsequent disposition of the New Note. Such a deferral is not required, however, if the United States Holder elects to include accrued market discount in income currently.


     Sale, Exchange or Retirement of the New Notes. Upon the sale, exchange, redemption, retirement, maturity or other disposition of a New Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest which will be taxable as ordinary income) and such holder's adjusted tax basis in the New Note. Gain or loss recognized on the disposition of a New Note generally will be capital gain or loss (except to the extent of any accrued market discount). Long-term capital gains tax rates will apply to dispositions by individuals of New Notes held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of New Notes held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket).


     Backup Withholding and Information Reporting. In general, a United States Holder of a New Note will be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, paid on a New Note, unless the holder (a) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the Company with its Taxpayer Identification Number ("TIN") (which, for an individual, would be the holder's Social Security number), certifying that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of interest, principal and premium to United States Holders that are not corporations, tax-exempt organizations or qualified nominees will generally be subject to information reporting requirements.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     Stated Interest. Interest paid by the Company to any beneficial owner of a New Note that is not a United States Holder ("Non-United States Holder") will generally not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (a) such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the

Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) satisfies certain certification requirements or (b) such Non-United States Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax, and such Non-United States Holder provides a properly executed IRS Form 1001 claiming the exemption (or, after December 31, 1998, a properly executed IRS Form W-8, which may require obtaining a Taxpayer Identification Number and making certain certifications). Interest effectively connected with the conduct of a United States trade or business by a Non-United States Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, may also be subject to the branch profits tax).

     Sale, Exchange or Retirement of the New Notes. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, retirement at maturity or other disposition of a New Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) the Non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates.

     Federal Estate Taxes. If interest on the New Notes is exempt from withholding of United States federal income tax under clause (a) of the rules described under "Stated Interest," the New Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

     Backup Withholding and Information Reporting. The Company will, where required, report to the holders of New Notes and the IRS the amount of any interest paid on the New Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.

     Information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-United States Holder on the disposition of the New Notes by or through a United States office of a United States or foreign broker, unless certain certification requirements are met or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the New Notes by or through a foreign office of a broker that is either a U.S. person or a U.S. related person, unless the holder is an exempt recipient (as demonstrated through appropriate certification) or such broker has documentary evidence in its file that the holder of the New Notes is not a United States person and has no actual knowledge to the contrary and certain other conditions are met. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the New Notes by or through a foreign office of a foreign broker that is not a United States related person. For purposes of this paragraph, a United States related person is (i) a "controlled foreign corporation" for United States federal income tax purposes,
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS. Non-United States Holders are urged to consult their tax advisors with respect to the application of the backup withholding rules, as revised under the recently adopted Treasury Regulations that will generally be effective with respect to payments made beginning January 1, 1999, to their particular situations.

                              NOTICE TO INVESTORS

          Unless and until a New Note is exchanged for a Note pursuant to the Exchange Offer, each Note will bear a legend to the following effect unless otherwise agreed by the Company and the holder thereof.

          "THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE SECOND SENTENCE HEREOF. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (B) IT IS ACQUIRING THIS
     NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI")); (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES,
     (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION" AND "UNITED STATES" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2,
1993), K-III Communications Corporation (available May 14, 1993), and similar no-action or interpretive letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of such New Notes. Accordingly, any Holder using the Exchange Offer or intending to participate in a distribution of the New Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial sales of such New Notes to third parties. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with such sales of New Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will under certain circumstances make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding one year after the Expiration Date. In addition, until 90 days after the date of this Prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company and the Subsidiary Guarantors will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer or the purchasers of the New Notes. Any Participating Broker-Dealer that acquired Notes as a result of market making activities or other trading activities and who resells New Notes that were received by it pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. By acceptance of the Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using this Prospectus in connection with the sale or transfer of New Notes and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

     There is no existing market for the New Notes and there can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of Holders of the New Notes to sell their New Notes or the price at which Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the market for similar securities and general economic conditions. The Company has been advised by DLJ that it intends to make a market in the New Notes, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement; however, DLJ is not obligated to do so, and may discontinue such market-making at any time without notice. The Company does not currently intend to list the New Notes on any securities exchange or the National Association of Securities Dealers Automated Quotation System. Therefore, no assurance can be given as to the liquidity of any trading market for the New Notes. In addition, such market-making activities may be limited during the Exchange Offer. See "Risk Factors -- Absence of Trading Market; Restrictions on Transfer."

     Entities affiliated with DLJ (i) hold 11,800,000 shares of Common Stock of the Company, including shares of the Company's Series A Preferred Stock and Series B Preferred Stock which are convertible into an aggregate of 2,000,000 shares and 3,857,280 shares of the Company's Common Stock, respectively, Convertible Subordinated Notes which are convertible into an aggregate of 5,142,720 shares of the Company's Common Stock, and Bridge Financing Warrants which are exercisable for an aggregate of 800,000 shares of the Company's Common Stock and (ii) pursuant to the Securityholders Agreement, are entitled to elect two member to the Company's Board of Directors.

     Under the Securityholders Agreement, the Company is obligated until November 23, 1998, to use DLJ as its exclusive financial advisor and investment banker. In consideration for DLJ's services, the Company has agreed to pay DLJ an annual retainer of $200,000. In each of 1996 and 1997, the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company.

     In connection with the refinancing of its then-outstanding indebtedness in January and December of 1996, the Company paid fees of $1.2 million in the aggregate for debt issuance costs to DLJCF. DLJCF is an affiliate of DLJ.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, $.0001 par value per share, of which 5,607,480 shares were outstanding as of February 28, 1998, and 605,364 shares of Preferred Stock, $.0001 par value per share, 412,500 of which have been designated Series A Preferred Stock and 192,864 of which have been designated Series B Preferred Stock, all of which shares of Series A and B Preferred Stock are outstanding.

SERIES A PREFERRED STOCK

     Each share of Series A Preferred Stock is entitled to receive dividends to the same extent as the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive, subsequent to any distributions required to be made to the holders of the Series B Preferred Stock, but prior and in preference to any distribution of assets of the Company to the holders of Common Stock, the amount of $21.82 per share. Each share of Series A Preferred Stock is convertible at any time into Common Stock on a 20-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the shares of Series A Preferred Stock will be converted automatically into Common Stock upon the occurrence of (i) the initial public offering of the Company's Common Stock at a minimum price per share of $4.67 and net proceeds to the Company of at least $15.0 million or (ii) the conversion into Common Stock of the Convertible Subordinated Notes and/or shares of Series B Preferred Stock representing at least 30% of the aggregate number of shares of Common Stock into which all Convertible Subordinated Notes and shares of Series B Preferred Stock could be converted as of the closing of the transactions contemplated by the Securities Purchase Agreement. The holders of Series A Preferred Stock are entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder vote. In addition, the Series A Preferred Stock contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, limit the Company's ability to, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, (i) create, authorize or issue any senior class or series of stock other than the Series B Preferred Stock or any securities on parity with the Series A Preferred Stock, or increase the authorized number of shares of any such class or series of stock, or reclassify any authorized stock of the Company into any such class or series of stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of stock; (ii) issue additional shares of Series A Preferred Stock; (iii) amend, alter or repeal the Certificate of Incorporation of the Company or those of its subsidiaries in any manner adverse to the preferences, privileges, voting rights and powers of the holders of Series A Preferred Stock and (iv) voluntarily liquidate, dissolve or wind up the Company or any of its subsidiaries unless payments of liquidation preferences are paid in accordance with the Company's Certificate of Incorporation.

SERIES B PREFERRED STOCK

     Each share of Series B Preferred Stock is entitled to receive cumulative dividends at (i) a rate of 25% of $31.11 per share per annum from the date of issuance of such shares until November 23, 1997 and (ii) the greater of (A) 12.5% of $31.11 per share per annum and (B) $31.11 multiplied by the prime rate plus 2%, thereafter. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in preference to the holders of Series A Preferred Stock and Common Stock an amount equal to the greater of (A) $31.11 per share plus all accrued and unpaid dividends and (B) the amount that would have been received by a holder of one share of Series B Preferred Stock had such share been converted into Common Stock. As amended, the Company's Certificate of Incorporation requires the Company to redeem the Series B Preferred Stock on or after July 15, 2005, to the extent the Company has funds legally available for such payment, at a redemption price of $31.11 per share in cash, together with accrued and unpaid dividends. Each share of Series B Preferred Stock is convertible into Common Stock at any time on a 20-for-one basis, subject to adjustment with respect to certain dilutive issuances by the Company. In addition, all of the shares of Series B Preferred Stock shall be converted automatically into Common Stock upon the occurrence of the initial public offering of the Company's Common Stock at a minimum price per share of $4.67 and net proceeds to the Company of at least $15.0 million. The holders of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder vote. In addition, the Series B Preferred Stock contains customary antidilution rights in the event of certain dilutive issuances by the Company of shares or rights to acquire shares of its capital stock and protective voting provisions that, among other things, limit the Company's ability to, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock (so long as at least 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Convertible Subordinated Notes originally issued remain outstanding), (i) amend, alter or repeal the Certificate of Incorporation of the Company or its subsidiaries in any manner adverse to the preferences, privileges, voting rights and powers of the holders of the Series B Preferred Stock, (ii) voluntarily liquidate, dissolve or wind up the Company or any of its subsidiaries, (iii) voluntarily convey, exchange or transfer all or substantially all of the Company's assets,
(iv) other than indebtedness under the New Notes and the New Credit Facility, incur, assume, refinance, renew, discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any indebtedness of the Company or any of its subsidiaries,(v) pay dividends or distributions on capital stock of the Company and its subsidiaries and (vi) except as required under the terms of the Indenture related to the New Notes, redeem or repurchase any shares of capital stock of the Company.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock, including the Series A and B Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security.

REGISTRATION RIGHTS

     Pursuant to the Securityholders Agreement, holders (the "Registration Rights Holders") of approximately 16.3 million shares of Common Stock (including Common Stock issuable upon the conversion of the Series A and B Preferred Stock), 5.1 million shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes and 800,000 shares of Common Stock issuable upon the exercise of the Bridge Note Warrants are entitled to certain demand and piggy-back registration rights with respect to such shares. Pursuant to the Securityholders Agreement, certain of the Registration Rights Holders may currently and certain other Registration Rights Holders may, commencing six months after a public offering by the Company of its Common Stock, request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain conditions and restrictions, the Company generally will be required to use its best efforts to effect each such registration up to a maximum of three such registrations (requests for registration on Form S-3 do not count towards the number of permitted requests for registration). In addition, if the Company proposes to register any of its Common Stock either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Registration Rights Holders and, subject to certain limitations, including in any underwritten registration the ability to limit the number of shares included in any such registration, to include in such registration all of the shares of Common Stock requested to be included by the Registration Rights Holders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations.

WARRANTS

     The Company has Bridge Note Warrants outstanding exercisable for an aggregate of 800,000 shares of Common Stock at an exercise price of $1.55 per share. Such warrants expire on November 23, 2004. See "Certain
Transactions -- Bridge Financing."

TRANSFER AGENT

     The Company acts as the transfer agent and registrar for its Common and Preferred Stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the New Notes offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California. Richard A. Fink, a member of Brobeck, Phleger & Harrison LLP, is Secretary of the Company and owns 40,000 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company and the financial statements of Air Bearings, Incorporated included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     Access Speed: The time it takes to locate data on a disk, measured in milliseconds.

     Actuator Mechanics: The mechanism within the disk drive that controls movement of a head stack assembly.

     Areal Density: A measure of recording density calculated by multiplying bits per inch (bpi) by tracks per inch (tpi).

     Asperity: A bump or protrusion on the surface of a disk.

     Bit: The basic unit of storage of information in a computer system. Bits are represented by the presence or absence of changes in orientation of the magnetic domains along a track on the storage media.

     Bits Per Inch (BPI): A measure of how densely information is packed on a storage medium.

     Burnish: To remove asperities or particles from the surface of a disk.

     Byte: Eight bits. A megabyte (MB) equals one million bytes. A gigabyte (GB) equals one billion bytes. One byte is sufficient to define all the alphanumeric characters. Storage capacity of a disk drive is commonly measured in megabytes which is the total number of storable bits, divided by eight million.

     Disk: A magnetically coated disk substrate which spins inside a disk drive and is used as the storage medium for digital data.

     Disk Drive: The primary data storage device used by computers. Disk drives are used to record, store and retrieve digital information in a computer system.

     Flying Height: The distance between the read/write head and the disk surface, created by the cushion of air that results from the velocity of the disk rotation, which keeps the two objects from touching. Closer flying heights permit denser data storage but require more precise mechanical designs.

     Gigabyte: Equal to one billion bytes or one thousand megabytes.

     Glide Height: The minimum allowable distance between the read/write head and the surface of a disk. Glide height is measured in millionths of an inch (or microinches). Flying the read/write head closer to the surface of the spinning disk enhances performance in a disk drive.

     Head Disk Assembly (HDA): The combination of the HSA and disk(s) as part of the final assembly of a hard disk drive.

     Head Gimbal Assembly (HGA): A magnetic recording head attached to a flexure, or suspension arm, and a wire/tubing assembly.

     Head Stack Assembly (HSA): Multiple head gimbal assemblies (HGAs).

     Read/Write Head: A small magnetic transducer that flies above the surface of the disk and performs the functions of reading and writing data onto the disk.

     MR (magnetoresistive) Head: Recording head that uses an inductive thin-film element to write data onto the media and a separate MR element to read the data. The use of a separate but more sensitive read element permits data to be recorded and, subsequently, read at much higher track densities than inductive thin-film head technology. MR head technology is regarded by many in the industry as a means to significantly increase areal densities.

     Media Certification: The process of testing the magnetic qualities of a disk's surface.

     Megabyte: Equal to one million bytes.

     Microinch: One millionth of an inch. There are approximately 3000 microinches in a human hair and 200 microinches in a fingerprint.

     Quasi-Static Test: A static test (not involving a spinning disk) utilizing comparably low frequencies.

     Server: A computer generally configured for the support of concurrent multi-user applications. The server is generally a storage repository of software and data.

     Servowrite: To write magnetic servo tracks on a disk surface which provide track location and positioning information.

     Spindle: The drive's center shaft, on which the disks are mounted. A synchronized spindle is a shaft that allows two disks to spin simultaneously as a mirror image of each other, permitting redundant storage of data.

     Storage Capacity: The amount of information, expressed in bytes, that can be stored on a hard drive.

     Thin Films: For magnetic disks, films thickness measured in Angstroms (250 Angstroms = one microinch).

     Throughput: The number of units (disk drives, disks or read/write heads) processed through a given manufacturing step or on a given machine per unit.

     Track: One of the many concentric magnetic circle patterns written on a disk surface as a guide for storing and reading data.

     Tracks Per Inch (TPI): The number of tracks per inch of media.

     Transfer Rate: The rate at which the disk sends and receives data from the controller.

     Yield: A measure of manufacturing efficiency; the percent of acceptable product obtained from a specific manufacturing process(es).

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
PHASE METRICS, INC.:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997.......................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the years ended December 31, 1995, 1996 and 1997...   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996
     and 1997...............................................   F-6
  Notes to Consolidated Financial Statements................   F-7
AIR BEARINGS, INCORPORATED:
  Independent Auditors' Report..............................  F-25
  Consolidated Statement of Income and Retained Earnings for
     the year ended December 31, 1995.......................  F-26
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1995......................................  F-27
  Notes to Consolidated Financial Statements................  F-28

                          INDEPENDENT AUDITORS' REPORT

Phase Metrics, Inc.:

     We have audited the accompanying consolidated balance sheets of Phase Metrics, Inc. and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Phase Metrics, Inc. and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
January 30, 1998

                              PHASE METRICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    ASSETS:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $  2,737    $  2,977
  Accounts receivable -- net................................    25,042      28,730
  Inventories...............................................    51,795      55,585
  Prepaid expenses and other................................     5,734       1,975
  Income taxes receivable...................................     5,000       5,156
  Deferred tax assets.......................................    10,026       8,952
                                                              --------    --------
     Total current assets...................................   100,334     103,375
Property, plant and equipment, net..........................    28,078      38,023
Intangible assets, net......................................    19,477       4,966
Deferred tax assets.........................................     2,842       5,269
Other.......................................................     3,282       3,097
                                                              --------    --------
Total assets................................................  $154,013    $154,730
                                                              ========    ========
        LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 18,188    $ 10,419
  Accrued expenses and other liabilities....................    21,117      16,058
  Customer deposits.........................................    15,885       9,038
  Current portion of debt...................................     2,463       1,785
                                                              --------    --------
     Total current liabilities..............................    57,653      37,300

Long-term liabilities:
  Long-term debt............................................    85,557     111,272
  Convertible subordinated notes............................     8,000       8,000
  Accrued expenses and interest.............................     5,520       6,794
Series B redeemable preferred stock, $.0001 par value,
  192,864 shares authorized, issued and outstanding
  (liquidation preference of $10,578).......................     6,314       9,237
Commitments (Notes 6 and 9)
Stockholders' deficit:
  Series A preferred stock, $.0001 par value, 412,500 shares authorized, issued and outstanding (liquidation
     preference of $9,000)..................................         3           3
  Common stock, $.0001 par value, 70,000,000 shares
     authorized; 5,632,500 and 5,627,431 shares issued and
     outstanding at December 31, 1996 and 1997,
     respectively...........................................     5,665       6,090
  Retained deficit..........................................   (14,699)    (23,166)
  Accumulated translation adjustments.......................        --        (800)
                                                              --------    --------
     Total stockholders' deficit............................    (9,031)    (17,873)
                                                              --------    --------
Total liabilities, redeemable preferred stock and
  stockholders' deficit ....................................  $154,013    $154,730
                                                              ========    ========

                See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Net sales..................................................  $116,894    $190,773    $184,660
Cost of sales..............................................    64,766     103,861     101,294
                                                             --------    --------    --------
  Gross profit.............................................    52,128      86,912      83,366
Operating expenses:
  Research and development.................................    11,372      31,110      43,572
  Selling, general and administrative......................    15,695      24,631      22,968
  Amortization and write-downs of intangibles..............    13,094      28,656      14,591
  Purchased in-process research and development............        --      13,935          --
                                                             --------    --------    --------
     Total operating expenses..............................    40,161      98,332      81,131
                                                             --------    --------    --------
Income (loss) from operations..............................    11,967     (11,420)      2,235
Interest expense...........................................     5,625       8,448      11,573
Other (income) expense -- net..............................       149         (26)        474
                                                             --------    --------    --------
Income (loss) before income taxes and extraordinary
  items....................................................     6,193     (19,842)     (9,812)
Income tax expense (benefit)...............................     1,524      (8,974)     (4,268)
                                                             --------    --------    --------
Income (loss) before extraordinary items...................     4,669     (10,868)     (5,544)
Extraordinary loss, net of income taxes....................        --      (1,122)         --
                                                             --------    --------    --------
Net income (loss)..........................................     4,669     (11,990)     (5,544)
Accretion for redemption value and dividends on Series B
  redeemable preferred stock...............................    (3,000)     (3,000)     (2,923)
                                                             --------    --------    --------
Net income (loss) attributable to common stockholders......  $  1,669    $(14,990)   $ (8,467)
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                              PHASE METRICS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                      SERIES A
                                  PREFERRED STOCK       COMMON STOCK      RETAINED    ACCUMULATED
                                  ----------------   ------------------   EARNINGS    TRANSLATION
                                  SHARES    AMOUNT    SHARES     AMOUNT   (DEFICIT)   ADJUSTMENTS    TOTAL
                                  -------   ------   ---------   ------   ---------   -----------   --------
Balance, January 1, 1995........  412,500     $3     2,750,000   $1,065   $ (1,378)      $  --      $   (310)
Issuance of common stock to
  effect acquisitions...........       --     --     1,150,000    1,150         --          --         1,150
Exercise of options.............       --     --     1,519,600      733         --          --           733
Accrued dividends on Series B
  redeemable preferred stock....       --     --            --       --     (1,500)         --        (1,500)
Accretion for redemption value
  on Series B redeemable
  preferred stock...............       --     --            --       --     (1,500)         --        (1,500)
Compensation expense on option
  grants........................       --     --            --      350         --          --           350
Net income......................       --     --            --       --      4,669          --         4,669
                                  -------     --     ---------   ------   --------       -----      --------
Balance, December 31, 1995......  412,500      3     5,419,600    3,298        291          --         3,592
Issuance of common stock to
  effect acquisitions...........       --     --       254,000    1,905         --          --         1,905
Exercise of options, net of
  repurchases...................       --     --       (41,100)      62         --          --            62
Accrued dividends on Series B
  redeemable preferred stock....       --     --            --       --     (1,500)         --        (1,500)
Accretion for redemption value
  on Series B redeemable
  preferred stock...............       --     --            --       --     (1,500)         --        (1,500)
Compensation expense on option
  grants........................       --     --            --      400         --          --           400
Net loss........................       --     --            --       --    (11,990)         --       (11,990)
                                  -------     --     ---------   ------   --------       -----      --------
Balance, December 31, 1996......  412,500      3     5,632,500    5,665    (14,699)         --        (9,031)
Exercise of options, net of
  repurchases...................       --     --        (5,069)      25         --          --            25
Accrued dividends on Series B
  redeemable preferred stock....       --     --            --       --     (1,423)         --        (1,423)
Accretion for redemption value
  on Series B redeemable
  preferred stock...............       --     --            --       --     (1,500)         --        (1,500)
Compensation expense on option
  grants........................       --     --            --      400         --          --           400
Net loss........................       --     --            --       --     (5,544)         --        (5,544)
Accumulated translation
  adjustments...................       --     --            --       --         --        (800)         (800)
                                  -------     --     ---------   ------   --------       -----      --------
Balance, December 31, 1997......  412,500     $3     5,627,431   $6,090   $(23,166)      $(800)     $(17,873)
                                  =======     ==     =========   ======   ========       =====      ========

                See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Operating activities:
  Net income (loss)........................................  $  4,669    $(11,990)   $ (5,544)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
     Depreciation, amortization and write-downs of
       intangible assets...................................    15,897      32,953      21,872
     Amortization of deferred financing costs..............     1,395         644         540
     Loss on disposal of property, plant and equipment.....        --          --         714
     Compensation expense on option grants.................       350         400         400
     Deferred income taxes.................................   (10,196)    (16,333)     (1,353)
     Interest on convertible subordinated notes............     2,000       2,000       1,894
     Purchased in-process research and development.........        --      13,935          --
     Extraordinary loss net of income taxes................        --       1,122          --
     Changes in assets and liabilities:
       Accounts receivable.................................   (11,339)      2,442      (3,688)
       Inventories.........................................   (20,107)    (20,019)     (4,508)
       Prepaid expenses and other assets...................    (1,415)     (5,796)      3,732
       Income taxes receivable.............................        --      (5,000)       (156)
       Accounts payable....................................    19,535      (5,189)     (7,769)
       Customer deposits, accrued expenses and other
          liabilities......................................    17,511     (10,571)    (12,526)
                                                             --------    --------    --------
          Net cash provided by (used for) operating
            activities.....................................    18,300     (21,402)     (6,392)
                                                             --------    --------    --------
Investing activities:
  Acquisition of property, plant and equipment.............    (9,135)    (24,564)    (17,091)
  Acquisitions, net of cash acquired of $6,755 and $1,595,
     respectively..........................................    (1,967)    (20,752)         --
  Increase in patent costs.................................        --          --         (78)
                                                             --------    --------    --------
          Net cash used for investing activities...........   (11,102)    (45,316)    (17,169)
                                                             --------    --------    --------
Financing activities:
  Proceeds from term notes.................................    18,000     145,000          --
  Repayment of term and subordinated notes.................    (4,850)    (80,446)     (1,800)
  Revolving loans -- net...................................     4,100        (300)     26,900
  Repayment of bridge notes................................   (20,000)         --          --
  Payment of debt issuance costs...........................      (765)     (3,872)       (330)
  Proceeds from sale/leaseback of equipment................        --       4,431          --
  Payments on capital lease obligations....................      (317)       (436)       (912)
  Proceeds from issuance of common stock, net of
     repurchases...........................................       733          62          25
                                                             --------    --------    --------
          Net cash provided by (used for) financing
            activities.....................................    (3,099)     64,439      23,883
                                                             --------    --------    --------
Effect of exchange rate changes on cash....................        --          --         (82)
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     4,099      (2,279)        240
Cash and cash equivalents, beginning of period.............       917       5,016       2,737
                                                             --------    --------    --------
Cash and cash equivalents, end of period...................  $  5,016    $  2,737    $  2,977
                                                             ========    ========    ========
Supplemental disclosure of cash flow information:
  Interest paid............................................  $  2,789    $  5,277    $  9,393
                                                             ========    ========    ========
  Income taxes paid, (net refunds).........................  $  5,055    $ 21,857    $ (5,357)
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                              PHASE METRICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Phase Metrics, Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture and sell process and production test equipment for the data storage industry. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of the Consolidated Financial Statements -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     Risks and Uncertainties -- The Company is subject to certain risks and uncertainties and believes that changes in any of the following areas could have a material effect on the Company's future financial position or results of operations: size and timing of orders from, and shipments to, major customers; the timing of introductions of new products and product enhancements by the Company or its competitors; the Company's ability to develop, introduce and market new, technologically advanced products; the cyclicality of the data storage industry; the rescheduling of capital expenditures by the Company's customers; variations in the Company's customer base and product mix; the availability and cost of key production materials and components; the Company's ability to effectively manage its inventory and to control costs; the financial stability of major customers; the Company's success in expanding its operations overseas; personnel changes; expenses associated with acquisitions; fluctuations in amortization and write-downs of intangible assets; foreign currency exchange rate fluctuations and general economic factors.

     Cash and Cash Equivalents -- The Company invests its excess cash in money market accounts and highly liquid government securities. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out) or market.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over 39 years and equipment and furniture are generally depreciated over three to five years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the remaining lease term or the life of the assets. Depreciation and amortization expense related to property, plant and equipment totaled $2.8 million, $4.3 million, and $7.3 million for the years ended December 31, 1995, 1996 and 1997, respectively.

     Intangible Assets -- Intangible assets consist primarily of purchased technology, goodwill and covenants not to compete recorded in connection with the Company's acquisitions (see Note 3). Purchased technology and goodwill are amortized using the straight-line method over their expected useful lives, generally three years. Covenants not to compete are amortized using the straight-line method over the terms of the agreements of five to seven years.

     Impairment of Long-Lived Assets -- The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the underlying assets and business environment. If the Company identifies events or circumstances which indicate that an impairment might exist, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to the assets in question is less than their carrying amounts. If impairment exists, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair values determined by the estimated discounted future cash flows. In 1996, the Company recorded write-downs totaling $11.9 million related to impairment losses primarily for Cambrian Systems, Inc. ("Cambrian") and Applied Robotic

                              PHASE METRICS, INC.

Technologies, Inc. ("ART") purchased technology. In 1997, the Company recorded a write-down of $2.0 million related to an impairment loss for Air Bearings, Inc. ("ABI") purchased technology (See Note 3).

     Stock-Based Compensation -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock-based awards to employees.

     Revenue Recognition -- Sales are generally recognized upon shipment. A provision for estimated warranty and installation costs is recorded upon product shipment.

     Research and Development -- Research and development costs are expensed as incurred. The Company's products include certain software applications that are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company invests its excess cash in money market accounts and highly liquid government securities.

The Company sells its products without collateral primarily to companies located throughout the United States and Asia. Historically, a significant portion of the Company's sales in any particular period have been attributable to sales to a limited number of customers. Credit is extended based on an evaluation of the customer's financial condition. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the sales are recognized.

Sales to customers outside the United States (primarily Asia) totaled 23%, 57%, and 49% of net sales for the years ended December 31, 1995, 1996 and 1997, respectively. As of December 31, 1996 and 1997, balances due from foreign customers (primarily located in Asia) were $10.2 million and $12.0 million, respectively.

     The Company had sales to individual customers in excess of 10% of net sales, as follows:

                                                      DECEMBER 31,
                                                  --------------------
                                                  1995    1996    1997
                                                  ----    ----    ----
Customer:
  A.............................................   25%     19%     18%
  B.............................................   --      --      17%
  C.............................................   11%     15%     16%
  D.............................................   --      12%     --
  E.............................................   17%     --      --

     As of December 31, 1996 and 1997, accounts receivable from individual customers with balances due in excess of 10% of total accounts receivable totaled $16.9 million and $17.6 million, respectively.

     Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.


     Fair Value of Financial Instruments -- As of December 31, 1996 and 1997, the carrying amounts of cash and cash equivalents and borrowings outstanding under the Company's credit agreements approximate their respective fair values. Estimation of the fair value of the convertible subordinated notes (see Note 4) is not deemed practicable due to the fact that there is no market for this debt and the related party relationship. The related party is a significant stockholder of the Company.

                              PHASE METRICS, INC.

     Foreign Currency Translation -- The financial statements of the Company's subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are presented as a separate component of stockholders' deficit.

     Recent Accounting Pronouncements -- In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," were issued. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

 2. BALANCE SHEET DETAILS

  Accounts Receivable

     Accounts receivable consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Trade receivables........................................  $25,788    $30,393
Allowance for doubtful accounts..........................     (746)    (1,663)
                                                           -------    -------
                                                           $25,042    $28,730
                                                           =======    =======

  Inventories

     Inventories consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Raw materials and components.............................  $32,012    $30,915
Work-in-process..........................................   11,466      9,796
Finished goods...........................................    8,317     14,874
                                                           -------    -------
                                                           $51,795    $55,585
                                                           =======    =======

  Property, Plant and Equipment

     Property, plant and equipment consist of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                           1996        1997
                                                          -------    --------
Land....................................................  $ 2,400    $  2,400
Buildings and improvements..............................    4,118       9,147
Equipment and furniture.................................   22,000      30,944
Leasehold improvements..................................    3,900       5,514
Construction in progress................................      661       1,098
                                                          -------    --------
                                                           33,079      49,103
Accumulated depreciation and amortization...............   (5,001)    (11,080)
                                                          -------    --------
                                                          $28,078    $ 38,023
                                                          =======    ========

                              PHASE METRICS, INC.

  Intangible Assets

     Intangible assets consist of the following (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Purchased technology...................................  $ 44,822    $ 17,598
Goodwill...............................................     4,410          --
Covenants not to compete...............................     2,175       2,175
Patents................................................        53         131
                                                         --------    --------
                                                           51,460      19,904
Accumulated amortization and write-downs...............   (31,983)    (14,938)
                                                         --------    --------
                                                         $ 19,477    $  4,966
                                                         ========    ========

  Accrued Expenses and Other Liabilities

     Accrued expenses and other liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Accrued warranty.........................................  $ 7,727    $ 5,461
Accrued compensation.....................................    6,992      6,271
Other....................................................    6,398      4,326
                                                           -------    -------
                                                           $21,117    $16,058
                                                           =======    =======

  Accrued Expenses and Interest

     Accrued expenses and interest consist of the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
Accrued interest on convertible subordinated notes.........  $4,208    $6,102
Other accrued expenses.....................................   1,312       692
                                                             ------    ------
                                                             $5,520    $6,794
                                                             ======    ======

 3. ACQUISITIONS

     In November 1994, the Company acquired all of the outstanding common stock of ProQuip, Inc. ("ProQuip") and certain net assets of Cambrian. Concurrent with such acquisitions, the Company restructured its combined operations.

     In June 1995, the Company acquired all of the outstanding stock of Helios, Incorporated ("Helios") and in July 1995, the Company acquired all of the outstanding stock of ART and acquired certain net assets of Tahoe Instruments, Inc. ("Tahoe").

     In January 1996, the Company acquired all of the outstanding stock of ABI and in December 1996, the Company acquired all of the outstanding stock of Santa Barbara Metric ("SBM") and a portion of the business of Kirell Development, Inc. ("KDI").

     The acquired companies discussed above design, manufacture and sell process and production test equipment for the data storage industry. The acquisitions have been accounted for in accordance with the purchase method of accounting and the accompanying consolidated financial statements reflect the purchase

                              PHASE METRICS, INC.

price allocated to assets acquired and liabilities assumed based upon their fair values as of the acquisition date. The Company's results of operations include those of the acquired companies from their respective dates of acquisition.

     The fair value of significant assets acquired, liabilities assumed and purchased in-process research and development is summarized as follows (in millions):

                                            1994                1995                  1996
                                     ------------------    ---------------    --------------------
                                     PROQUIP   CAMBRIAN    HELIOS     ART      ABI      KDI & SBM
                                     -------   --------    ------    -----    -----    -----------
Current assets.....................  $ 10.3     $ 3.5      $  9.1    $ 5.6    $ 4.5       $ 0.5
Property and other assets..........     1.2       0.5          --      0.1      0.7          --
Covenant not to compete............     1.5       0.2          --       --       --         1.8
Purchased technology and
  goodwill.........................    10.8      14.7        11.6      7.5      4.9          --
Liabilities........................   (10.2)     (7.7)      (13.6)    (7.8)    (0.1)       (1.4)
Purchased in-process research and
  development......................      --        --          --       --     11.0         2.4
                                     ------     -----      ------    -----    -----       -----
Total purchase price...............  $ 13.6     $11.2      $  7.1    $ 5.4    $21.0       $ 3.3
                                     ======     =====      ======    =====    =====       =====

     In connection with the Company's acquisitions of ABI, SBM and a portion of the business of KDI in 1996, the Company acquired certain research and development projects that had not reached technological feasibility and had no alternative future uses. Accordingly, $13.4 million of purchased in-process research and development was expensed in 1996.


     The following summarizes the cash and noncash components of the Company's acquisitions (in millions):


                                                              1994     1995     1996
                                                              -----    -----    -----
Total purchase price........................................  $24.8    $13.0    $24.3
Common stock issued.........................................     --     (1.1)    (1.9)
Notes payable issued........................................     --     (3.1)      --
Cash acquired...............................................   (2.8)    (6.8)    (1.6)
                                                              -----    -----    -----
Cash used for acquisitions..................................  $22.0    $ 2.0    $20.8
                                                              =====    =====    =====

     The following unaudited information presents the pro forma results of operations of the Company, after giving effect to certain adjustments including amortization of intangible assets acquired, as if each acquisition had taken place on January 1 of the year preceding its acquisition, with the exception of Tahoe, KDI and SBM for which the operations were deemed immaterial. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made on such date, nor are they necessarily indicative of future results to be expected (in thousands):

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Net sales...................................................  $130,044    $190,773
                                                              ========    ========
Income (loss) before extraordinary item.....................  $ (2,005)   $  1,320
                                                              ========    ========
Net income (loss)...........................................  $ (2,005)   $    198
                                                              ========    ========

                              PHASE METRICS, INC.

 4. DEBT

     Debt Summary -- Debt is summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
Credit agreements...........................................  $83,800    $109,900
Convertible subordinated notes..............................    8,000       8,000
Subordinated notes, interest at 6%, paid in 1997............    1,000          --
Capital lease obligations with weighted average annual
  interest rates
  of 9%.....................................................    3,220       3,157
                                                              -------    --------
Total.......................................................   96,020     121,057
Less current portion........................................   (2,463)     (1,785)
                                                              -------    --------
Long-term debt..............................................  $93,557    $119,272
                                                              =======    ========

     Credit Agreements -- At December 31, 1997, the Company had a $120.0 million credit agreement, amended in September of 1997, (the "Credit Agreement") with a group of financial institutions (the "Lenders") which provides for (i) five-year term loans (the "Term Loans") in the principal amount of $80.0 million, and (ii) a three-year revolving credit facility (the "Revolver") up to $40.0 million. The Credit Agreement was terminated and repaid in full subsequent to December 31, 1997 (See Note 11).

     The Term Loans bear interest at the Company's option of (i) prime plus 2% to 2.5% or (ii) LIBOR plus 3% to 3.5%. The Revolver bears interest at the Company's option of (i) prime plus 0.5% to 2%, or (ii) LIBOR plus 1.5% to 3%. The spreads depend on the Company's consolidated leverage ratio as defined in the Credit Agreement. As of December 31, 1997, the Term Loans bore interest at prime (8.5%) plus 2.5% and outstanding borrowings under the Revolver totaling $3.2 million. Substantially all assets of the Company are pledged as collateral for the Credit Agreement.

     The Company pays a commitment fee on the unused portion of its Revolver. The Credit Agreement contains certain affirmative and negative covenants customary for this type of agreement. The Credit Agreement is guaranteed by all of the Company's domestic subsidiaries and all such guarantees are collateralized by first priority pledges of all outstanding capital stock of each guarantor.

     In connection with the refinancing of certain credit agreements in January and December 1996, the related unamortized debt issuance costs were written off. These write-offs, net of related tax benefit of $.7 million, have been reported as extraordinary items in the accompanying consolidated statements of operations. In connection with the Credit Agreement, the Company paid fees of $1.2 million, for debt issuance costs to the syndication agent, a stockholder of the Company.

     Through a foreign subsidiary, the Company has entered into an accounts receivable based credit agreement. The agreement has no fixed expiration, does not contain any covenant compliance requirements, and the interest rate is negotiated on a customer by customer basis. The borrowings outstanding at December 31, 1996 totaled $0.2 million and bore interest at 1.2%. There were no borrowings outstanding as of December 31, 1997.

     Convertible Subordinated Notes -- In November 1994, the Company issued and sold $8.0 million principal amount of its convertible subordinated notes (the "Convertible Subordinated Notes") to certain stockholders.

     The Convertible Subordinated Notes currently will mature in December 2001. Interest accrued at an annual rate of 25.0% from the date of issuance through November 23, 1997, and thereafter accrues at an annual rate equal to the greater of 12.5% or prime (8.5% as of December 31, 1997) plus 2.0%. The Convertible Subordinated Notes bore interest at 12.5% as of December 31, 1997. Interest is payable at

                              PHASE METRICS, INC.

maturity. The Company and the holders of the Convertible Subordinated Notes agreed, effective upon the issuance of the Notes (See Note 11), to amend the Convertible Subordinated Notes to extend the maturity date to July 15, 2005 and to eliminate all rights of redemption formerly provided for. The convertible subordinated notes, including accrued interest: (i) are convertible into 5,142,720 shares of common stock at any time at the option of the holder, (ii) will automatically be converted into common stock upon effectiveness of a registration statement under the Securities Act of 1933 for the sale of common stock with a minimum per share price of $4.665 (as adjusted to take into account any subsequent subdivisions, combinations or reclassifications) and net proceeds to the Company of not less than $15.0 million, and (iii) are subject to certain anti-dilution provisions.


     Long-term debt repayments (excluding capital leases) as of December 31, 1997 are summarized as follows (in thousands):

                      YEAR ENDING
                      DECEMBER 31,
--------------------------------------------------------
  1998..................................................    $    800
  1999..................................................      55,767
  2000..................................................      26,667
  2001..................................................      34,666
  2002..................................................          --
                                                            --------
          Total.........................................    $117,900
                                                            ========

 5. INCOME TAXES

     The components of income tax expense (benefit) are summarized as follows (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1995        1996       1997
                                                      --------    --------    -------
Current income taxes:
  Federal...........................................  $  9,513    $  6,330    $(2,915)
  State.............................................     2,025         590         --
                                                      --------    --------    -------
          Total.....................................    11,538       6,920     (2,915)
Deferred income taxes:
  Federal...........................................    (7,889)    (13,610)       386
  State.............................................    (2,125)     (3,211)    (1,739)
                                                      --------    --------    -------
          Total.....................................   (10,014)    (16,821)    (1,353)
Income tax (benefit) expense before extraordinary
  items.............................................     1,524      (9,901)    (4,268)
Extraordinary items.................................        --         927         --
                                                      --------    --------    -------
Income tax expense (benefit)........................  $  1,524    $ (8,974)   $(4,268)
                                                      ========    ========    =======

                              PHASE METRICS, INC.

     The reconciliations between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----    ------    ------
Statutory tax rate -- expense (benefit).....................  35.0%    (35.0)%   (34.0)%
Federal research and development credits....................  (4.9)     (4.0)     (8.2)
State income taxes, net of federal benefit..................  (1.0)     (6.6)     (4.2)
Foreign sales corporation, net of tax.......................  (6.2)     (2.4)       --
Purchased in-process research and development...............    --       1.8        --
Compensation expense on option grants.......................    --       0.6       1.4
Other.......................................................   1.7       0.4       1.5
                                                              ----     -----     -----
Effective tax rate -- expense (benefit).....................  24.6%    (45.2)%   (43.5)%
                                                              ====     =====     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting and the amounts used for income tax purposes. The items comprising the Company's deferred tax assets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Reserves not currently deductible...........................  $ 6,023    $ 5,492
Customer deposits...........................................    1,873      1,469
Uniform capitalization adjustment...........................    1,423        707
State taxes.................................................     (919)    (1,345)
Purchased technology........................................    4,972      6,540
Tax credit carryforwards (expiring through 2002)............       --        803
Other.......................................................     (504)       555
                                                              -------    -------
          Total.............................................  $12,868    $14,221
                                                              =======    =======


     The Company believes that future taxable income will be sufficient to utilize recorded deferred tax assets recorded at December 31, 1997. Realization of the Company's deferred tax assets is dependent upon the Company generating sufficient future taxable income against which its credit carryforwards and reversing temporary differences can be offset. Although the Company expects to fully benefit from the recorded deferred tax assets, that expectation could change if near-term estimates of future taxable income during the carryforward and reversal periods are reduced.


 6. LEASES

     Capital Leases -- The Company incurred capital lease obligations of $1.9 million, $1.8 million, and $0.8 million in connection with lease agreements for equipment and furniture during the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1996 and 1997, assets under capital leases included in property, plant and equipment totaled $3.8 million and $4.4 million with accumulated amortization of $0.6 million and $1.3 million, respectively.

     Operating Leases -- The Company leases certain of its facilities and certain equipment under operating leases that expire at various dates through 2003. Certain facility leases include provisions for inflation escalation adjustments, as well as one to five year renewal options. Rent expense under operating leases totaled $0.5 million, $3.4 million and $5.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. In June 1996, the Company sold and leased back certain equipment under an operating lease for net proceeds of $4.4 million. No gain or loss was recognized in connection with this transaction.

                              PHASE METRICS, INC.

     Future minimum lease payments under capital and operating leases as of December 31, 1997 are summarized as follows (in thousands):

                                                           CAPITAL    OPERATING
                YEAR ENDING DECEMBER 31:                   LEASES      LEASES
                ------------------------                   -------    ---------
     1998................................................  $1,207      $ 4,804
     1999................................................   1,082        2,500
     2000................................................     985        2,196
     2001................................................     343          928
     2002................................................      73          847
     Thereafter..........................................      --          465
                                                           ------      -------
          Total..........................................   3,690      $11,740
                                                                       =======
Amount representing interest.............................    (533)
                                                           ------
Present value of minimum lease payments..................   3,157
Current portion..........................................    (985)
                                                           ------
Long-term portion........................................  $2,172
                                                           ======

 7. SERIES B REDEEMABLE PREFERRED STOCK


     Each share of Series B redeemable preferred stock ("Series B preferred stock"): (i) is voting, (ii) is convertible at the option of the holder into 20 shares of common stock, (iii) is entitled to preference in liquidation equal to $31.11 per share plus all cumulative and unpaid dividends, (iv) has antidilution rights, (v) has approval rights on new issuances of preferred stock, (vi) will automatically be converted into common stock upon the effectiveness of a registration statement under the Securities Act of 1933 for the sale of common stock with a minimum per share price of $4.665 (as adjusted to take into account any subsequent subdivisions, combinations or reclassifications) and net proceeds to the Company of not less than $15.0 million, (vii) is redeemable by the Company at $31.11 per share after the payment of cumulative and unpaid dividends, and (viii) is entitled to receive cumulative minimum dividends at the rate of 25% per year on the $6.0 million redemption value. This rate was reduced to the greater of 12.5% or prime (8.5% as of December 31, 1997) plus 2.0% after November 22, 1997. The dividends are cumulative at $1.5 million per year through November 1997 and thereafter at minimum rates of $0.8 million per year. At any time after November 23, 1998, a majority of the stockholders can request the Company to redeem all outstanding shares at the redemption price of $31.11 per share plus all unpaid dividends. On November 23, 2000 the Company must redeem all outstanding shares. All redemptions are subject to funds legally available. The $6.0 million redemption value is being accreted to retained earnings over the redemption period ending November 23, 1998.


 8. STOCKHOLDERS' EQUITY (DEFICIT)


     Series A Preferred Stock -- The Series A preferred stock ranks junior to the Series B preferred stock with respect to dividend and liquidation rights, including liquidation rights in connection with any merger, dissolution or winding up of operations. Each share of Series A preferred stock: (i) is voting,
(ii) is entitled to receive dividends at the same rate and time as common stockholders when declared by the board of directors, (iii) is convertible at the option of the holders into 20 shares of common stock, (iv) is entitled to receive $21.82 per share upon liquidation after payment in full to Series B preferred stockholders, (v) will automatically be converted into common stock upon the effectiveness of a registration statement under the Securities Act of 1933 for the sale of common stock with a minimum per share price of $4.665 (as adjusted to take into account any subsequent subdivisions, combinations or reclassifications) and net proceeds to the Company of not less than $15.0 million, and (vi) is subject to certain anti-dilution provisions.

                              PHASE METRICS, INC.

     Common Shares Reserved -- As of December 31, 1997, the Company has reserved the following number of shares of common stock for future issuance:

Conversion of Series A and B preferred stock................  12,107,280
Conversion of subordinated notes............................   5,142,720
Exercise and issuance of stock options......................   4,926,570
Exercise of warrants........................................     800,000
                                                              ----------
          Total.............................................  22,976,570
                                                              ==========

     Registration Rights -- Series A and B preferred stockholders, convertible subordinated debtholders and the holders of the common stock warrants (collectively "securityholders") have been granted certain registration rights. Such rights may be invoked by request of the holders of at least 25% of such securities then outstanding or to be issued upon conversion of the Series A or Series B preferred stock. The securityholders have been granted a right of first refusal to purchase any outstanding capital stock offered for sale, as defined.

     Warrants -- In connection with the issuance and repayment of certain debt, the Company has outstanding warrants to acquire 800,000 shares of common stock at $1.55 per share, subject to adjustment. The warrants expire on November 23, 2004.

     Stock Option Plan -- Under the 1995 Stock Option Plan (the "Plan"), 6.3 million shares of common stock are reserved for issuance upon exercise of options granted by the Company. Under the Plan, incentive and non-qualified stock options may be granted to employees, officers, directors and consultants to purchase shares of the Company's common stock. The exercise price for an incentive stock option and a nonqualified stock option cannot be less than 100% and 85%, respectively, of the fair market value of the Company's common stock on the grant date as determined by the board of directors. Options vest at a rate of 20% on the first anniversary of the vesting commencement date determined by the Board of Directors and then ratably over the following 48 months. Options are immediately exercisable and underlying shares are subject to the Company's repurchase rights, which lapse over a five-year period. Options expire as determined by the Board of Directors, but not more than 10 years after the grant date. In addition, the Company has outstanding options to purchase an additional 100,000 shares of common stock granted outside of the Plan.


     At December 31, 1997, 2,638,386 shares were available for future option grants. The total number of shares authorized, as well as shares subject to outstanding options, will be appropriately adjusted in the event of certain changes to the Company's capital structure, such as stock dividends, stock splits or other recapitalizations.

                              PHASE METRICS, INC.

     A summary of stock option transactions is as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                        NUMBER OF     PRICE PER
                                                          SHARES        SHARE
                                                        ----------    ----------
Balance at January 1, 1995
  Granted.............................................   2,400,000      $0.89
  Exercised...........................................  (1,519,600)     $0.49
  Canceled............................................     (56,400)     $0.55
                                                        ----------
Balance at December 31, 1995..........................     824,000      $1.66
  Granted.............................................   1,108,000      $7.50
  Exercised...........................................     (35,216)     $2.88
  Canceled............................................    (179,983)     $3.35
                                                        ----------
Balance at December 31, 1996..........................   1,716,801      $5.22
  Granted.............................................   1,093,500      $8.36
  Exercised...........................................     (52,498)     $1.69
  Canceled............................................    (469,619)     $6.72
                                                        ----------
Balance at December 31, 1997..........................   2,288,184      $6.49
                                                        ==========
Vested at December 31, 1995...........................      21,108      $0.85
                                                        ==========
Vested at December 31, 1996...........................     202,600      $1.58
                                                        ==========
Vested at December 31, 1997...........................     495,833      $4.32
                                                        ==========
Subject to repurchase at December 31, 1995............   1,221,117      $0.50
                                                        ==========
Subject to repurchase at December 31, 1996............     817,679      $0.58
                                                        ==========
Subject to repurchase at December 31, 1997............     493,063      $0.55
                                                        ==========

     The Company recognized compensation expense of $0.4 million during each of the years ended December 31, 1995, 1996 and 1997 for the amortization of the excess of the fair market value of the Company's common stock on the grant date over the exercise price of stock options granted in 1995. The remaining unamortized compensation expense related to such options is $1.1 million at December 31, 1997, which will be recognized ratably over the remaining vesting period.


     The pro forma information required by SFAS 123 and presented below has been determined as if the Company had accounted for its employee stock awards under the Plan using the fair value method of that statement. The fair value for these awards was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions for December 31, 1995, 1996 and 1997, respectively: weighted average risk-free interest rates of 6.29%, 5.84% and 6.04%; no dividend yield; and a weighted average expected life of 3.3, 3.5 and 3.5 years.



     In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock awards.

                              PHASE METRICS, INC.

     For purposes of pro forma disclosures, the estimated fair value of the awards is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        ------    --------    -------
Pro forma net income (loss)...........................  $4,383    $(12,487)   $(5,976)
                                                        ======    ========    =======

     The following table summarizes information as of December 31, 1997 concerning options outstanding:

                                                            SHARES
                             WEIGHTED AVERAGE              SUBJECT
    EXERCISE     OPTIONS        REMAINING                     TO
     PRICES    OUTSTANDING   CONTRACTUAL LIFE   VESTED    REPURCHASE
    --------   -----------   ----------------   -------   ----------
                                 (YEARS)
     $0.37        129,400          7.33          71,198    416,685
     $1.00        293,367          7.58         142,595     70,111
     $5.00        130,567          7.86          56,760         --
     $7.50      1,055,700          8.72         224,630      5,917
     $8.75        679,150          9.50             650        350
                ---------                       -------    -------
                2,288,184                       495,833    493,063
                =========                       =======    =======

     The weighted average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 was $1.01, $1.33 and $1.53, respectively.

 9. COMMITMENTS

     Related Party Transaction -- In November 1994, the Company executed a consulting services agreement with certain of its stockholders which provides for the payment of $0.2 million in November of each year through 1998. As of December 31, 1997 the present value and accrued interest related to obligations under the agreement was $0.4 million.

     Acquisition-Related Agreements -- Concurrent with the Company's acquisitions of Helios, ART, ABI, SBM, Tahoe and KDI, the Company entered into, among other things, (i) employment or consulting agreements with the former principals of each respective entity for minimum terms of three years each, (ii) non-compete agreements for periods of five to seven years, and (iii) earn-out agreements based on units produced or sold with stated combined maximum earn-out payments for the material arrangements totaling $14.1 million, of which $3.3 million was considered certain and, accordingly, allocated to the original purchase price, and the remainder of which is being charged to compensation expense as incurred. During the years ended December 31, 1995, 1996 and 1997, $1.4 million, $3.8 million and $2.0 million, respectively, of earn-outs have been charged to compensation expense.

10. EMPLOYEE SAVINGS PLAN

     Under the Company's 401(k) plan (the "Plan"), eligible employees may defer up to 15% of their pre tax earnings, subject to the Internal Revenue Service annual contribution limit. Company matching contributions to the Plan totaled $0.4 million and $0.6 million for the years ended December 31, 1996 and 1997, respectively.

11. SUBSEQUENT EVENT

     On January 30, 1998, the Company sold $110.0 million of its 10.75% Senior Notes due 2005 (the "Notes"), in a private offering. The Notes bear interest at 10.75% per annum, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998. The Notes are senior unsecured

                              PHASE METRICS, INC.

obligations of the Company, and are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2002, in cash at redemption prices as defined. In addition, at any time prior to January 15, 2001, the Company may redeem up to 40% of the Notes at a redemption price as defined, with the net proceeds of a public equity offering, as defined. The Company used the net proceeds of the Notes of $105.9 million, together with existing cash and an initial draw of $1.6 million under the New Credit Facility to repay in full its existing term loans and revolving credit facility and all accrued interest thereon, as well as to pay fees of $0.3 million for the New Credit Facility.

     Concurrently with closing the sale of the Notes, the Company entered into a $25 million revolving credit facility with a group of banks (the "New Credit Facility"). The New Credit Facility is secured by substantially all of the Company's assets. Borrowing availability under the New Credit Facility is subject to a borrowing base test and may be increased at any time at the sole discretion of the banks to up to $40 million. Borrowings under the New Credit Facility bear interest at the lead bank's prime rate plus 1%, or at LIBOR plus 3%, at the Company's election. The New Credit Facility provides for a commitment fee of three-fourths of one percent until March 31, 1999 and one-half of one percent thereafter on the unused portion of the commitment amount. The New Credit Facility will mature in January 2001.


     The Notes and the New Credit Facility contain customary affirmative and negative covenants, including limitations on other indebtedness, liens, investments and guarantees, restricted payments, mergers and acquisitions, sales of assets, capital expenditures, leases and affiliate transactions. The New Credit facility also contains financial covenants relating to minimum interest coverage, minimum net worth, minimum cash flow and maximum leverage.


12. FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES.


     The Company conducts substantially all of its business through the parent company and its domestic and foreign subsidiaries. In January 1998, the Company issued the Notes (see Note 11). The Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries").


     Presented below is condensed consolidating financial information for Phase Metrics, Inc. (the "Parent Company"), the Guarantor Subsidiaries and the wholly-owned foreign subsidiaries (the "Non-Guarantor Subsidiaries") for the years ended December 31, 1995 and 1996 and 1997. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the expected guarantee structure of the Senior Notes was in effect at the beginning of the periods presented. Separate financial statements for the Guarantor Subsidiaries are not presented based on management's determination that they would not provide additional information that is material to investors.

     The supplemental condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Net sales..................................  $107,921      $8,973           $--          $    --       $116,894
Cost of sales..............................    59,706       5,060            --               --         64,766
                                             --------      ------           ---          -------       --------
  Gross profit.............................    48,215       3,913            --               --         52,128
Research and development expense...........    10,867         505            --               --         11,372
Selling, general and administrative
  expense..................................    13,935       1,760            --               --         15,695
Amortization and write-downs of intangible
  assets...................................    13,094          --            --               --         13,094
                                             --------      ------           ---          -------       --------
  Income from operations...................    10,319       1,648            --               --         11,967
Interest expense...........................     5,624           1            --               --          5,625
Other (income) expense -- net..............       175         (26)           --               --            149
                                             --------      ------           ---          -------       --------
  Income before equity in subsidiaries and
     taxes.................................     4,520       1,673            --               --          6,193
Equity in net income of subsidiaries.......     1,261          --            --           (1,261)            --
Income tax expense.........................     1,112         412            --               --          1,524
                                             --------      ------           ---          -------       --------
Net income.................................  $  4,669      $1,261           $--          $(1,261)      $  4,669
                                             ========      ======           ===          =======       ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Net income.................................  $  4,669     $ 1,261         $   --         $(1,261)      $  4,669
  Depreciation, amortization and
     write-downs of intangible assets......    15,877          20             --              --         15,897
  Equity in net income of subsidiaries.....    (1,261)         --             --           1,261             --
  Other non-cash adjustments...............     3,745          --             --              --          3,745
  Changes in working capital...............    (5,038)       (973)            --              --         (6,011)
                                             --------     -------         ------         -------       --------
       Net cash provided by operating
          activities.......................    17,992         308             --              --         18,300
                                             --------     -------         ------         -------       --------
Investing activities:
  Acquisition of property, plant and
     equipment.............................    (8,902)       (233)            --              --         (9,135)
  Acquisitions, net of cash acquired of
     $6,755................................    (1,967)         --             --              --         (1,967)
                                             --------     -------         ------         -------       --------
       Net cash used for investing
          activities.......................   (10,869)       (233)            --              --        (11,102)
                                             --------     -------         ------         -------       --------
Financing activities:
  Revolving loans -- net...................     4,100          --             --              --          4,100
  Proceeds from term notes.................    18,000          --             --              --         18,000
  Repayment of debt........................    (4,850)         --             --              --         (4,850)
  Repayment of bridge notes................   (20,000)         --             --              --        (20,000)
  Intercompany balances and other..........      (274)        (75)            --              --           (349)
                                             --------     -------         ------         -------       --------
       Net cash used for financing
          activities.......................    (3,024)        (75)            --              --         (3,099)
                                             --------     -------         ------         -------       --------
Net increase in cash and cash
  equivalents..............................     4,099          --             --              --          4,099
Cash and cash equivalents, beginning of
  year.....................................       917          --             --              --            917
                                             --------     -------         ------         -------       --------
Cash and cash equivalents, end of year.....  $  5,016     $    --         $   --         $    --       $  5,016
                                             ========     =======         ======         =======       ========

                              PHASE METRICS, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Accounts receivable -- net.................  $ 24,224     $   629         $   189       $     --       $ 25,042
Inventories................................    48,946       2,150           1,768         (1,069)        51,795
Other current assets.......................    21,620       1,164             713             --         23,497
Property, plant and equipment, net.........    26,532       1,223             323             --         28,078
Intercompany balances......................    (4,455)      7,058          (2,603)            --             --
Investment in subsidiaries.................     7,616          --              --         (7,616)            --
Other......................................    25,097          21             483             --         25,601
                                             --------     -------         -------       --------       --------
     Total assets..........................  $149,580     $12,245         $   873       $ (8,685)      $154,013
                                             ========     =======         =======       ========       ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Other current liabilities..................  $ 50,781     $ 3,873         $   536       $     --       $ 55,190
Current portion of debt....................     2,463          --              --             --          2,463
Long-term debt.............................    93,557          --              --             --         93,557
Other......................................     5,496          --              24             --          5,520
Redeemable preferred stock.................     6,314          --              --             --          6,314
Stockholders' equity (deficit).............    (9,031)      8,372             313         (8,685)        (9,031)
                                             --------     -------         -------       --------       --------
     Total liabilities, redeemable
       preferred stock and stockholders'
       deficit.............................  $149,580     $12,245         $   873       $ (8,685)      $154,013
                                             ========     =======         =======       ========       ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Net sales..................................  $162,442     $37,654         $ 4,384       $(13,707)      $190,773
Cost of sales..............................    95,285      18,217           2,521        (12,162)       103,861
                                             --------     -------         -------       --------       --------
  Gross profit.............................    67,157      19,437           1,863         (1,545)        86,912
Research and development expense...........    29,397       1,539             174             --         31,110
Selling, general and administrative
  expense..................................    19,267       4,449           1,391           (476)        24,631
Amortization and write-downs of intangible
  assets...................................    28,656          --              --             --         28,656
Purchased research and development
  expense..................................    13,935          --              --             --         13,935
                                             --------     -------         -------       --------       --------
  Income (loss) from operations............   (24,098)     13,449             298         (1,069)       (11,420)
Interest expense...........................     8,408          38               2             --          8,448
Other (income) expense.....................       (22)         (5)              1             --            (26)
                                             --------     -------         -------       --------       --------
  Income (loss) before equity in
     subsidiaries, taxes and extraordinary
     items.................................   (32,484)     13,416             295         (1,069)       (19,842)
Equity in net income of subsidiaries.......     6,219          --              --         (6,219)            --
Income tax expense (benefit)...............   (15,397)      6,305             118             --         (8,974)
                                             --------     -------         -------       --------       --------
  Net income (loss) before extraordinary
     items.................................   (10,868)      7,111             177         (7,288)       (10,868)
Extraordinary items, net of income taxes...    (1,122)         --              --             --         (1,122)
                                             --------     -------         -------       --------       --------
Net income (loss)..........................  $(11,990)    $ 7,111         $   177       $ (7,288)      $(11,990)
                                             ========     =======         =======       ========       ========

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Net income (loss)..........................  $(11,990)    $ 7,111         $   177        $(7,288)      $(11,990)
  Depreciation, amortization and
     write-downs of intangible assets......   32,511          347              95             --         32,953
  Equity in net income of subsidiaries.....   (6,219)          --              --          6,219             --
  Other non-cash adjustments...............    3,044           --              --             --          3,044
  Purchased research and development.......   13,935           --              --             --         13,935
  Extraordinary items......................    1,122           --              --             --          1,122
  Changes in working capital...............  (60,782)       1,521          (2,274)         1,069        (60,466)
                                             --------     -------         -------        -------       --------
       Net cash provided by (used for)
          operating activities.............  (28,379)       8,979          (2,002)            --        (21,402)
                                             --------     -------         -------        -------       --------

Investing activities:
  Acquisition of property, plant and
     equipment.............................  (23,519)        (627)           (418)            --        (24,564)
  Acquisitions, net of cash acquired of
     $1,597................................  (20,752)          --              --             --        (20,752)
                                             --------     -------         -------        -------       --------
       Net cash used for investing
          activities.......................  (44,271)        (627)           (418)            --        (45,316)
                                             --------     -------         -------        -------       --------

Financing activities:
  Revolving loans -- net...................     (300)                                                      (300)
  Proceeds from term notes.................  145,000           --              --             --        145,000
  Repayment of debt........................  (80,429)         (17)             --             --        (80,446)
  Intercompany balances and other..........    4,478       (7,213)          2,920             --            185
                                             --------     -------         -------        -------       --------
       Net cash provided by (used for)
          financing activities.............   68,749       (7,230)          2,920             --         64,439
                                             --------     -------         -------        -------       --------
Net increase (decrease) in cash and cash
  equivalents..............................   (3,901)       1,122             500             --         (2,279)
Cash and cash equivalents, beginning of
  period...................................    5,016           --              --             --          5,016
                                             --------     -------         -------        -------       --------
Cash and cash equivalents, end of period...  $ 1,115      $ 1,122         $   500        $    --       $  2,737
                                             ========     =======         =======        =======       ========

                              PHASE METRICS, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997

                                     ASSETS

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Accounts receivable -- net.................  $ 27,693     $   470         $   567       $     --       $ 28,730
Inventory..................................    48,255       5,624           5,844         (4,138)        55,585
Other current assets.......................    17,672         786             602             --         19,060
Property, plant and equipment, net.........    35,510       2,194             319             --         38,023
Intercompany balances......................    (4,308)     11,589          (7,281)            --             --
Investment in subsidiaries.................    13,247          --              --        (13,247)            --
Other......................................    12,800          48             484             --         13,332
                                             --------     -------         -------       --------       --------
          Total assets.....................  $150,869     $20,711         $   535       $(17,385)      $154,730
                                             ========     =======         =======       ========       ========
                   LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Other current liabilities..................  $ 32,241     $ 3,079         $   195       $     --       $ 35,515
Current portion of debt....................     1,785          --              --             --          1,785
Long-term debt.............................   119,272          --              --             --        119,272
Redeemable preferred stock.................     9,237          --              --             --          9,237
Other......................................     6,207          --             587             --          6,794
Stockholders' equity (deficit).............   (17,873)     17,632            (247)       (17,385)       (17,873)
                                             --------     -------         -------       --------       --------
          Total liabilities, redeemable
            preferred stock and
            stockholders' deficit..........  $150,869     $20,711         $   535       $(17,385)      $154,730
                                             ========     =======         =======       ========       ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Net sales..................................  $165,724     $38,995         $12,631       $(32,690)      $184,660
Cost of sales..............................   102,461      16,098          11,069        (28,334)       101,294
                                             --------     -------         -------       --------       --------
Gross profit...............................    63,263      22,897           1,562         (4,356)        83,366
Research and development expense...........    40,412       3,004             156             --         43,572
Selling, general and administrative
  expense..................................    18,559       3,556           2,140         (1,287)        22,968
Amortization and write-downs of
  intangible assets........................    14,591          --              --             --         14,591
                                             --------     -------         -------       --------       --------
Income (loss) from operations..............   (10,299)     16,337            (734)        (3,069)         2,235
Interest expense...........................    11,566          --               7             --         11,573
Other (income) expense -- net..............       278         (53)            249             --            474
                                             --------     -------         -------       --------       --------
Income (loss) before equity in subsidiaries
  and taxes................................   (22,143)     16,390            (990)        (3,069)        (9,812)
Equity in net income of subsidiaries.......     5,631          --              --         (5,631)            --
Income tax expense (benefit)...............   (10,968)      7,130            (430)            --         (4,268)
                                             --------     -------         -------       --------       --------
Net income (loss)..........................  $ (5,544)    $ 9,260         $  (560)      $ (8,700)      $ (5,544)
                                             ========     =======         =======       ========       ========

                              PHASE METRICS, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW
                          YEAR ENDED DECEMBER 31, 1997

                                                                          FOREIGN
                                              PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                             --------   ------------   -------------   -----------   ------------
Net income (loss)..........................  $(5,544)     $ 9,321         $(1,181)       $(8,700)      $ (5,544)
  Depreciation, amortization and write-down
     of intangible assets..................   21,119          487             266             --         21,872
  Equity in net income of subsidiaries.....   (5,631)          --              --          5,631             --
  Other non-cash adjustments...............    3,548           --              --             --          3,548
  Changes in working capital...............  (21,090)      (4,154)         (4,093)         3,069        (26,268)
                                             --------     -------         -------        -------       --------
Net cash provided by (used for) operating
  activities...............................   (7,598)       5,593          (4,387)            --         (6,392)
                                             --------     -------         -------        -------       --------
Investing activities:
  Acquisition of property, plant and
     equipment.............................  (15,442)      (1,404)           (245)            --        (17,091)
  Increase in patent costs.................      (78)                                                       (78)
                                             --------     -------         -------        -------       --------
Net cash used for investing activities.....  (15,520)      (1,404)           (245)            --        (17,169)
                                             --------     -------         -------        -------       --------
Financing activities:
  Proceeds from debt.......................   26,900                                                     26,900
  Repayment of debt........................   (1,776)          --             (24)                       (1,800)
  Other....................................   (1,364)      (4,531)          4,678             --         (1,217)
                                             --------     -------         -------        -------       --------
Net cash provided by (used for) financing
  activities...............................   23,760       (4,531)          4,654             --         23,883
                                             --------     -------         -------        -------       --------
Effect of exchange rate on cash............       --           --             (82)            --            (82)
Net increase (decrease) in cash and cash
  equivalents..............................      642         (342)            (60)            --            240
Cash and cash equivalents, beginning of
  year.....................................    1,115        1,122             500                         2,737
                                             --------     -------         -------        -------       --------
Cash and cash equivalents, end of year.....  $ 1,757      $   780         $   440        $    --       $  2,977
                                             ========     =======         =======        =======       ========

                          INDEPENDENT AUDITORS' REPORT

Air Bearings, Incorporated:

     We have audited the accompanying statements of income and retained earnings and of cash flows of Air Bearings, Incorporated for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects the results of operations and cash flows of Air Bearings, Incorporated for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
September 6, 1996

                           AIR BEARINGS, INCORPORATED

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Sales.......................................................     $7,924
Cost of sales...............................................      1,621
                                                                 ------
  Gross profit..............................................      6,303
                                                                 ------
Operating expenses:
  Selling, general and administrative.......................        372
  Research and development..................................         92
                                                                 ------
          Total operating expenses..........................        464
                                                                 ------
Income from operations......................................      5,839
Other income -- net.........................................         (9)
                                                                 ------
Income before income taxes..................................      5,848
Income tax expense..........................................         88
                                                                 ------
Net income..................................................      5,760
Distributions to stockholders...............................     (1,818)
Retained earnings, beginning of year........................        718
                                                                 ------
Retained earnings, end of year..............................     $4,660
                                                                 ======

                       See notes to financial statements.

                           AIR BEARINGS, INCORPORATED

                            STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Operating activities:
  Net income................................................     $5,760
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................         72
     Changes in assets and liabilities:
       Accounts receivable..................................     (1,743)
       Inventory............................................       (494)
       Prepaid expenses and other...........................         (2)
       Accounts payable.....................................         35
       Accrued expenses and other liabilities...............        129
                                                                 ------
          Net cash provided by operating activities.........      3,757
                                                                 ------
Investing activities -- Acquisition of property.............       (536)
                                                                 ------
Financing activities:
  Distributions to stockholders.............................     (1,818)
  Repayments of notes payable...............................         --
                                                                 ------
          Net cash used for financing activities............     (1,818)
                                                                 ------
Net increase in cash and cash equivalents...................      1,403
Cash and cash equivalents, beginning of year................         --
                                                                 ------
Cash and cash equivalents, end of year......................     $1,403
                                                                 ======

                       See notes to financial statements.

                           AIR BEARINGS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- The Company develops and manufactures air bearing spindles and other components used in production test equipment for the data storage industry.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Cash equivalents consist of money market accounts. The Company has not experienced any losses on its cash accounts.

     Inventory -- Inventory is stated at the lower of cost (first-in, first-out) or market.

     Property -- Property is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property (generally 5 years).

     Revenue -- Revenue from product sales is recognized upon shipment.

     Concentrations of Credit Risk -- The Company markets and sells its products domestically and internationally without collateral. Export sales, primarily to companies in Asia, accounted for 17% of 1995 sales. Three customers individually accounted for 43%, 22% and 17% of 1995 sales and the related accounts receivable from these customers aggregated approximately $1.5 million at December 31, 1995.

 2. LEASE COMMITMENTS

     The Company has month-to-month operating leases for its facilities. Rental expense under these leases was $34,000 for the year ended December 31, 1995.

 3. INCOME TAXES

     The Company is an S Corporation for federal tax and California franchise tax reporting purposes. S Corporation status requires the pass-through of income and losses to the shareholders of the Company. The tax payable and related provision by the Company consists of a 1 1/2% statutory California franchise tax. Distributions of earnings are made periodically during the year to the stockholders in an amount estimated to cover the tax on the earnings of the S Corporation.

 4. EMPLOYEE BENEFIT PLAN

     The Company maintains a Simplified Employee Pension Plan ("SEP IRA Plan") for the benefit of all qualifying employees. The SEP IRA Plan provides for employer contributions up to 15% of each participant's compensation (as defined) with an individual yearly maximum employer contribution (as defined). Contributions of $66,000 were declared by the Company's Board of Directors in 1995.

 5. SUBSEQUENT EVENT

     On January 18, 1996, all of the Company's outstanding stock was acquired by Phase Metrics, Inc. for total consideration of approximately $21 million.

                                  * * * * * *

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR DLJ. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
Available Information.................        iv
Summary...............................         1
Risk Factors..........................        12
The Exchange Offer....................        24
The Refinancing.......................        31
Use of Proceeds.......................        31
Capitalization........................        32
Selected Consolidated Financial
  Data................................        33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................        35
Business..............................        44
Management............................        61
Certain Transactions..................        68
Principal Stockholders................        70
Description of Indebtedness...........        72
Description of New Notes..............        74
Certain United States Federal Tax
  Considerations......................       104
Notice to Investors...................       107
Plan of Distribution..................       108
Description of Capital Stock..........       110
Legal Matters.........................       112
Experts...............................       112
Glossary..............................       A-1
Index to Financial Statements.........       F-1


======================================================
======================================================

                                  $110,000,000

                                      LOGO
                       NEW 10 3/4% SENIOR NOTES DUE 2005

                              --------------------
                                   PROSPECTUS
                              --------------------
                                            , 1998

======================================================

                  ALTERNATE PAGES TO BE USED IN MARKET-MAKING
                               PROSPECTUS FOLLOW

PROSPECTUS   [ALTERNATIVE COVER PAGE FOR MARKET-MAKING PROSPECTUS]

                       NEW 10 3/4% SENIOR NOTES DUE 2005
                        ($110,000,000 PRINCIPAL AMOUNT)
                                       OF

                              [PHASE METRICS LOGO]
                            ------------------------

     Phase Metrics, Inc., a Delaware corporation (the "Company"), exchanged (the "Exchange Offer"), upon the terms and subject to the conditions set forth in a prospectus related thereto, up to an aggregate principal amount of $110,000,000 of its new 10 3/4% Senior Notes due 2005 (the "New Notes") and the guarantees related thereto for an equal principal amount of its outstanding 10 3/4% Senior Notes due 2005 (the "Notes") and the guarantees related thereto. The New Notes are senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they were exchanged pursuant to the Exchange Offer, except that (i) the offering and sale of the New Notes was registered under the Securities Act of 1933, as amended (the "Securities Act") and (ii) holders of New Notes are not entitled to certain rights under the Registration Rights Agreement of the Company and Applied Robotic Technologies, Inc., Helios, Incorporated, Air Bearings, Incorporated and Santa Barbara Metric, Inc., all of which are California corporations and wholly-owned subsidiaries of the Company (together with any future other subsidiary of the Company that executes a New Note Guarantee, the "Subsidiary Guarantors") dated as of January 30, 1998 (the "Registration Rights Agreement"). The New Notes are fully and unconditionally guaranteed on a senior unsecured basis (the "New Note Guarantees") by, and are joint and several obligations of the Subsidiary Guarantors. The New Notes are issued under an Indenture dated as of January 30, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). See "Description of New Notes."

     The New Notes will bear interest from January 30, 1998, the date of issuance of the Notes, at a rate equal to 10 3/4% per annum. Interest on the New Notes will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998. The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption.

     Prior to February 1, 2001, up to 33% of the initially outstanding aggregate principal amount of New Notes (and any Notes which remain outstanding after the Exchange Offer) will be redeemable at the option of the Company from the net proceeds of a public sale of the Company's Common Stock ("Common Stock") at a price of 110.75% of the principal amount of the New Notes (and any Notes which remain outstanding after the Exchange Offer), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided, that at least 67% of the initially outstanding aggregate principal amount of New Notes (and any Notes which remain outstanding after the Exchange Offer) remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder (as defined herein) of New Notes may require the Company to repurchase all or a portion of such Holder's New Notes at 101% of the aggregate principal amount of the New Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchase of New Notes. See "Risk Factors -- Payment Upon a Change of Control" and "Description of New
Notes -- Repurchase at the Option of Holders -- Change of Control."
                            ------------------------


          SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF

     CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES
                             IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1998.

     The New Notes are senior unsecured obligations of the Company and rank pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes are effectively subordinated, however, to all secured obligations of the Company, including any borrowings under the New Credit Facility (as defined herein) to the extent of the assets securing such obligations. The New Notes are fully and unconditionally guaranteed under the New Note Guarantees on a joint and several basis by the Subsidiary Guarantors. The New Note Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The New Note Guarantees are effectively subordinated, however, to all secured obligations of the Subsidiary Guarantors, including the guarantees of the Subsidiary Guarantors in favor of the lenders under the New Credit Facility, to the extent of the assets securing such obligations. As of March 31, 1998, all of the Company's indebtedness under its current revolving credit facility (the "New Credit Facility") was secured by the assets of the Company and the Subsidiary Guarantors, and, accordingly, the New Notes and the New Note Guarantees were effectively subordinated to approximately $11.2 million of obligations of the Company and the Subsidiary Guarantors as of such date, which amount is inclusive of indebtedness under capital lease obligations. In addition, the Notes are and the New Notes will be structurally subordinated to all indebtedness and other obligations of the Non-Guarantor Subsidiaries, including all accounts payable, and debt for borrowed money. As of March 31, 1998, the Non-Guarantor Subsidiaries had an aggregate of $0.8 million of such indebtedness and other obligations outstanding, all of which ranked or will rank effectively senior to the Notes and New Notes in right of payment. Other than the guarantees of the Subsidiary Guarantors in favor of the lenders under the New Credit Facility, the Subsidiary Guarantors did not, as of March 31, 1998, have any material amount of indebtedness outstanding.



     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a significant stockholder of the Company, in connection with its offers and sales of the New Notes (and related guarantees) from time-to-time in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJ may act as principal or agent in such transactions. The Company does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. DLJ has advised the Company that it intends to make a market in the New Notes; however, DLJ is not obligated to do so and any market-making may be discontinued at any time. DLJ may be required to discontinue its market-making activities when this Prospectus must be updated for any reason. The Company will receive no portion of the proceeds of the sale of any New Notes by DLJ and will bear expenses incident to the registration thereof. See "Plan of Distribution."



     The Company's Japanese, Korean and Singapore subsidiaries, Phase Metrics Japan Co. Ltd., Phase Metrics Korea Co. Ltd. and Phase Metrics Pacific PTE, Ltd., respectively, and Phase Metrics International Incorporated, the Company's foreign sales corporation based in Barbados (collectively, the "Non-Guarantor Subsidiaries") have not guaranteed the Company's obligations under the Notes and will not guarantee the Company's obligations under the New Notes. As of and for the year ended December 31, 1997, and the three-month period ended March 31, 1998, the operating results and assets of the Non-Guarantor Subsidiaries, individually and in the aggregate, were not material to the results of operations and assets of the Company on a consolidated basis, net of intercompany eliminations. See Note 12 of Notes to Consolidated Financial Statements. The total assets, total liabilities, net sales and net income (loss) of the Non-Guarantor Subsidiaries as a percentage of the Company's consolidated total assets, total liabilities, net sales and net income (loss) as of and for the year ended December 31, 1997 were 3.1%, .4%, 1.6% and 10.1%, respectively, and as of and for the three-month period ended March 31, 1998, were 3.8%, .5%, 5.5% and 1.1%, respectively.


     The Notes were initially sold by the Company on January 30, 1998 (the "Note Closing") in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided in
Section 4(2) thereof (the "Note Offering").

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-

                                                   [Alternative Cover Continued]

SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                                                      [End of Alternative Cover]

                                      B-2.1

ABSENCE OF ACTIVE TRADING MARKET

     The New Notes constitute a new issue of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ has advised the Company that it currently intends to make a market in the New Notes, DLJ is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by law. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

     DLJ may be deemed to be an "affiliate" of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the New Notes.

                                USE OF PROCEEDS



     There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the sale of the Notes were approximately $105.9 million (after deducting discounts and commissions and Note Offering expenses payable by the Company). The Company used all of such net proceeds, together with the Initial Draw of approximately $1.6 million under the New Credit Facility, to repay in full its then-existing term loan and revolving credit indebtedness under the Former Credit Facility, including all accrued interest thereunder to the date of repayment, and all expenses related to the Refinancing. The term loan portion of the Former Credit Facility bore interest at the Company's option of prime plus 2% to 2.5% or LIBOR plus 3% to 3.5% and the revolver portion of the Former Credit Facility bore interest at the Company's option of prime plus 0.5% to 2% or LIBOR plus 1.5% to 3%, based on the Company's consolidated leverage ratio as defined in the Former Credit Agreement. The term loans and revolver matured in December 2002 and December 1999, respectively. The Company used proceeds from the term loans and revolver to refinance its then existing credit facility, fund capital expenditures, working capital and certain acquisitions.


     This Prospectus is delivered in connection with the sale of the New Notes (and the related guarantees) by DLJ in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                              PLAN OF DISTRIBUTION

     This Prospectus has been prepared for use by DLJ in connection with offers and sales from time-to-time of the New Notes (and related guarantees) in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. DLJ may act as principal or agent in such transactions. DLJ has advised the Company that it currently intends to make a market in the New Notes, but it is not obligated to do so and may discontinue or suspend any such market-making activities at any time without notice.

     There is no existing market for the New Notes and there can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of Holders of the New Notes to sell their New Notes or the price at which Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the market for similar securities and general economic conditions. The Company does not currently intend to list the New Notes on any securities exchange or the National Association of Securities Dealers Automated Quotation System. Therefore, no assurance can be given as to the liquidity of any trading market for the New Notes. See "Risk Factors -- Absence of Active Trading Market."

     DLJ served as the initial purchaser in the Note Offering and received total underwriting discounts and commissions of $3.575 million in connection therewith.

     DLJ and the Company entered into the Registration Rights Agreement with respect to the use by DLJ of this Prospectus. Pursuant to the Registration Rights Agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify DLJ against certain liabilities, including liabilities under the Securities Act.

     Entities affiliated with DLJ (i) hold 11,800,000 shares of Common Stock of the Company, including shares of the Company's Series A Preferred Stock and Series B Preferred Stock which are convertible into an aggregate of 2,000,000 shares and 3,857,280 shares of the Company's Common Stock, respectively, Convertible Subordinated Notes which are convertible into an aggregate of 5,142,720 shares of the Company's Common Stock, and Bridge Financing Warrants which are exercisable for an aggregate of 800,000 shares of the Company's Common Stock and (ii) pursuant to the Securityholders Agreement, are entitled to elect two members to the Company's Board of Directors.

     Under the Securityholders Agreement, the Company is obligated until November 23, 1998, to use DLJ as its exclusive financial advisor and investment banker. In consideration for DLJ's services, the Company has agreed to pay DLJ an annual retainer of $200,000. In each of 1995, 1996 and 1997, the Company paid DLJ $200,000 in fees for financial advisory and certain investment banking services provided to the Company.

     In connection with the refinancing of its then-outstanding indebtedness in January and December of 1996, the Company paid fees of $1.2 million in the aggregate for debt issuance costs to DLJCF. DLJCF is an affiliate of DLJ.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws (the "Bylaws") (Exhibit 3.2 hereto) provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws authorize the Company, to the fullest extent permitted by law, to advance litigation expenses to its directors and officers in defending any proceeding.

     In addition, the Company's Certificate of Incorporation (the "Certificate") (Exhibit 3.1 hereto) provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate further provides that the Company shall indemnify (and advance expenses to) its directors and also is authorized to indemnify its officers (and any other person to which Delaware law permits) to the fullest extent permitted by law.

     The Company has entered into agreements to indemnify its directors and certain of its officers and employees in addition to the indemnification provided for in the Bylaws and under Delaware law. These agreements will, among other things, indemnify the Company's directors and certain of its officers and employees for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by that person as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company. The agreements also require the Company to advance all reasonable expenses incurred by or on behalf of the indemnified director or officer in connection with any proceeding by reason of the director or officer's corporate status subject to an undertaking by the indemnified director or officer to repay any expenses advanced that have been ultimately determined not to be indemnifiable. These indemnification agreements further provide that the conferred indemnification rights and remedies are to be nonexclusive of any other rights and remedies granted under law, the Certificate, any other agreement, or otherwise and that no change to these agreements shall limit or restrict any right under these agreements with respect to any action taken or omitted by such director or officer in his corporate status prior to such change and to the extent any such change in the law permits greater indemnification than would be currently provided under the Certificate and these agreements, the parties' intent is that these agreements provide the greater benefits so afforded by such change. The Company has also obtained directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.


     3.1     Certificate of Incorporation of the Company, as amended.
     3.2     Bylaws of the Company.
     4.1** Purchase Agreement dated as of January 23, 1998 by and among the Company, Helios, Incorporated, Applied Robotic
             Technologies, Inc., Air Bearings, Incorporated, Santa
             Barbara Metric, Inc. and Donaldson, Lufkin & Jenrette
             Securities Corporation.

        4.2**  Indenture dated as of January 30, 1998 by and among the Company, the Subsidiary Guarantors and
               State Street Bank and Trust Company of California, N.A. as Trustee.
        4.3**  Form of 10 3/4% Senior Notes Due 2005 dated as of January 30, 1998 (incorporated by reference to
               Exhibit 4.2).
        4.4**  Registration Rights Agreement dated as of January 30, 1998 by and among the Company, Helios,
               Incorporated, Applied Robotics Technologies, Inc., Air Bearings, Incorporated, Santa Barbara
               Metric, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
         5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
       10.1**  Lease Agreement dated June 5, 1995 by and between the Company and Security Capital Industrial
               Trust.
       10.2**  Sublease Agreement dated April 1, 1997 by and between the Company and Hitachi America Ltd.
       10.3**  Master Security Agreement dated as of May 5, 1995 between the Company and Komag Incorporated, a
               Delaware corporation.
       10.4**  Employment Agreement dated November 23, 1994 by and between the Company and John F. Schaefer.
       10.5**  Komag Intercreditor Agreement dated May 5, 1995.
       10.6**  Form of Indemnification Agreement.
       10.7**  1995 Stock Option/Stock Issuance Plan.
       10.8**  Form of Notice of Grant of Stock Option with respect to holders of stock options granted under the 1995 Stock Option/Stock Issuance Plan.
       10.9**  Form of Stock Option Agreement and Addendum generally used in connection with the 1995 Stock
               Option/Stock Issuance Plan.
      10.10**  Form of Stock Purchase Agreement and Addendum generally used in connection with the 1995 Stock
               Option/ Stock Issuance Plan.
      10.11**  Securityholders Agreement dated November 23, 1994, as amended, between DLJ Merchant Banking
               Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
               Banking Funding, Inc., DLJ Capital Corporation, Sprout Growth II, L.P., Sprout Capital VI, L.P.,
               DLJ First ESC L.L.C., Arthur J. Cormier, John F. Schaefer and the Company.
      10.12**  Master Capital Lease Agreement dated as of January 13, 1996 by and between the Company and NTFC
               Capital Corporation.
        10.13  Form of Convertible Subordinated Note Due 2005 dated as of November 23, 1994 including all amendments thereto.
      10.14**  Amended and Restated Credit Facility dated as of January 30, 1998 by and among the Company, as
               Borrower, Fleet National Bank, Imperial Bank and the other lenders named therein.
        12.1   Statement Regarding Computation of Ratios.
        21.1   List of Subsidiaries.
        23.1   Independent Auditors' Consent and Report on Schedule.
        23.2*  Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1).
       24.1**  Powers of Attorney (contained on signature page on page II-4, II-5, II-6, II-7 and II-8).
       25.1**  Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust Company of
               California, N.A. as Trustee.
       27.1**  Financial Data Schedule.
       99.1**  Form of Letter of Transmittal for the 10 3/4% Senior Notes due 2005.

    99.2**   Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.
    99.3**   Form of Notice of Guaranteed Delivery.


---------------
 * To be filed by amendment.


** Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts -- Phase Metrics, Inc.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS


     The undersigned Registrant hereby undertakes:



     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to tis Registration Statement:



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     (c) To respond to requests for information that is incorporated by reference into the Prospectus that is a part of this Registration Statement pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of May, 1998.


                                          PHASE METRICS, INC.

                                          By:     /s/ JOHN F. SCHAEFER
                                            ------------------------------------
                                                      John F. Schaefer
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ JOHN F. SCHAEFER                     Chairman of the Board, Chief     May 13, 1998
-----------------------------------------------------   Executive Officer and President
                  John F. Schaefer                       (Principal Executive Officer)

               /s/ R. JOSEPH SAUNDERS                   Vice President, Chief Financial   May 13, 1998
-----------------------------------------------------   Officer and Assistant Secretary
                 R. Joseph Saunders                        (Principal Accounting and
                                                              Financial Officer)

                                                                   Director               May 13, 1998
-----------------------------------------------------
                  Arthur J. Cormier

                                                                   Director               May 13, 1998
-----------------------------------------------------
                    Thompson Dean

                                                                   Director               May 13, 1998
-----------------------------------------------------
                    Robert Finzi

                                                                   Director               May 13, 1998
-----------------------------------------------------
                Dr. Gilbert F. Amelio

                                                                   Director               May 13, 1998
-----------------------------------------------------
                  William E. Terry



* By:   /s/ R. JOSEPH SAUNDERS


     -------------------------------
         R. Joseph Saunders
         (Attorney-in-fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of May, 1998.


                                          AIR BEARINGS, INCORPORATED

                                          By:     /s/ JOHN F. SCHAEFER
                                            ------------------------------------
                                                      John F. Schaefer
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ JOHN F. SCHAEFER                    Chairman of the Board and Chief   May 13, 1998
-----------------------------------------------------    Executive Officer (Principal
                  John F. Schaefer                            Executive Officer)

               /s/ R. JOSEPH SAUNDERS                      Chief Financial Officer,       May 13, 1998
-----------------------------------------------------  Assistant Secretary and Director
                 R. Joseph Saunders                        (Principal Accounting and
                                                              Financial Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of May, 1998.


                                          APPLIED ROBOTIC TECHNOLOGIES, INC.

                                          By:     /s/ JOHN F. SCHAEFER
                                            ------------------------------------
                                                      John F. Schaefer
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ JOHN F. SCHAEFER                    Chairman of the Board and Chief   May 13, 1998
-----------------------------------------------------    Executive Officer (Principal
                  John F. Schaefer                            Executive Officer)

               /s/ R. JOSEPH SAUNDERS                      Vice President, Assistant      May 13, 1998
-----------------------------------------------------  Secretary and Director (Principal
                 R. Joseph Saunders                    Accounting and Financial Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of May, 1998.


                                          HELIOS, INCORPORATED

                                          By:     /s/ JOHN F. SCHAEFER
                                            ------------------------------------
                                                      John F. Schaefer
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ JOHN F. SCHAEFER                    Chairman of the Board and Chief   May 13, 1998
-----------------------------------------------------    Executive Officer (Principal
                  John F. Schaefer                            Executive Officer)

               /s/ R. JOSEPH SAUNDERS                      Vice President, Assistant      May 13, 1998
-----------------------------------------------------  Secretary and Director (Principal
                 R. Joseph Saunders                    Accounting and Financial Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of May, 1998.


                                          SANTA BARBARA METRIC, INC.

                                          By:     /s/ JOHN F. SCHAEFER
                                            ------------------------------------
                                                      John F. Schaefer
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ JOHN F. SCHAEFER                    Chairman of the Board and Chief   May 13, 1998
-----------------------------------------------------    Executive Officer (Principal
                  John F. Schaefer                            Executive Officer)

               /s/ R. JOSEPH SAUNDERS                      Chief Financial Officer,       May 13, 1998
-----------------------------------------------------  Assistant Secretary and Director
                 R. Joseph Saunders                        (Principal Accounting and
                                                              Financial Officer)

               /s/ W. DEWEY HOCKEMEYER                             Director               May 13, 1998
-----------------------------------------------------
                 W. Dewey Hockemeyer

                                                                     SCHEDULE II

                              PHASE METRICS, INC.

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                  ADDITIONS
                                                         ---------------------------
                                            BALANCE AT   CHARGES TO                                 BALANCE AT
                                            BEGINNING    COSTS AND      CHARGES TO                    END OF
               DESCRIPTION                  OF PERIOD     EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   OF PERIOD
               -----------                  ----------   ----------   --------------   ----------   ----------
Year ended December 31, 1995
  Allowance for doubtful accounts.........     $154        $  463          $--            $ 27        $  590

Year ended December 31, 1996
  Allowance for doubtful accounts.........      590           247           --              91           746

Year ended December 31, 1997
  Allowance for doubtful accounts.........      746         1,405           --             488         1,663

                               INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                            DESCRIPTIONS
    -------                           ------------
       3.1    Certificate of Incorporation of the Company, as amended.
       3.2    Bylaws of the Company.
       4.1**  Purchase Agreement dated as of January 23, 1998 by and among the Company, Helios, Incorporated, Applied Robotic
              Technologies, Inc., Air Bearings, Incorporated, Santa
              Barbara Metric, Inc. and Donaldson, Lufkin & Jenrette
              Securities Corporation.
       4.2**  Indenture dated as of January 30, 1998 by and among the
              Company, the Subsidiary Guarantors and State Street Bank and
              Trust Company of California, N.A. as Trustee.
       4.3**  Form of 10 3/4% Senior Notes Due 2005 dated as of January
              30, 1998 (incorporated by reference to Exhibit 4.2).
       4.4**  Registration Rights Agreement dated as of January 30, 1998 by and among the Company, Helios, Incorporated, Applied
              Robotics Technologies, Inc., Air Bearings, Incorporated,
              Santa Barbara Metric, Inc. and Donaldson, Lufkin & Jenrette
              Securities Corporation.
       5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
      10.1**  Lease Agreement dated June 5, 1995 by and between the
              Company and Security Capital Industrial Trust.
      10.2**  Sublease Agreement dated April 1, 1997 by and between the
              Company and Hitachi America Ltd.
      10.3**  Master Security Agreement dated as of May 5, 1995 between the Company and Komag Incorporated, a Delaware corporation.
      10.4**  Employment Agreement dated November 23, 1994 by and between the Company and John F. Schaefer.
      10.5**  Komag Intercreditor Agreement dated May 5, 1995.
      10.6**  Form of Indemnification Agreement.
      10.7**  1995 Stock Option/Stock Issuance Plan.
      10.8**  Form of Notice of Grant of Stock Option with respect to holders of stock options granted under the 1995 Stock
              Option/Stock Issuance Plan.
      10.9**  Form of Stock Option Agreement and Addendum generally used in connection with the 1995 Stock Option/Stock Issuance
              Plan.
      10.10** Form of Stock Purchase Agreement and Addendum generally used in connection with the 1995 Stock Option/ Stock Issuance
              Plan.
      10.11** Securityholders Agreement dated November 23, 1994, as amended, between DLJ Merchant Banking Partners, L.P., DLJ
              International Partners, C.V., DLJ Offshore Partners, C.V.,
              DLJ Merchant Banking Funding, Inc., DLJ Capital Corporation,
              Sprout Growth II, L.P., Sprout Capital VI, L.P., DLJ First
              ESC L.L.C., Arthur J. Cormier, John F. Schaefer and the
              Company.
      10.12** Master Capital Lease Agreement dated as of January 13, 1996 by and between the Company and NTFC Capital Corporation.
      10.13   Form of Convertible Subordinated Note Due 2005 dated as of
              November 23, 1994 including all amendments thereto.
      10.14** Amended and Restated Credit Facility dated as of January 30,
              1998 by and among the Company, as Borrower, Fleet National
              Bank, Imperial Bank and the other lenders named therein.
      12.1    Statement Regarding Computation of Ratios.
      21.1    List of Subsidiaries.

    EXHIBIT
    NUMBER                            DESCRIPTIONS
    -------                           ------------
      23.1    Independent Auditors' Consent and Report on Schedule.
      23.2*   Consent of Brobeck, Phleger & Harrison LLP (contained in
              Exhibit 5.1).
      24.1**  Powers of Attorney (contained on signature page on page
              II-4, II-5, II-6, II-7 and II-8).
      25.1**  Form T-1 Statement of Eligibility and Qualification of State
              Street Bank and Trust Company of California, N.A. as
              Trustee.
      27.1**  Financial Data Schedule.
      99.1**  Form of Letter of Transmittal for the 10 3/4% Senior Notes
              due 2005.
      99.2**  Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.
      99.3**  Form of Notice of Guaranteed Delivery.


---------------

*  To be filed by amendment.


** Previously filed.